Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171882

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On December 22, 2010, Hancock Holding Company and Whitney Holding Corporation announced a strategic business combination in which Whitney will merge with and into Hancock. The combined company, which will retain the Hancock name but utilize the Whitney name throughout Louisiana and Texas, will have approximately $20 billion in assets and operate 305 branches across the Gulf South. We are sending you this joint proxy statement/prospectus to invite you to attend a special meeting of shareholders being held by each company to allow you to vote on the merger agreement.

If the merger is completed, holders of Whitney common stock will receive .418 of a share of Hancock common stock in exchange for each share of Whitney common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. The number of shares of Hancock common stock that Whitney shareholders will receive in the merger for each share of Whitney common stock is fixed. The implied value of the consideration Whitney shareholders will receive in the merger will change depending on changes in the market price of Hancock common stock and will not be known at the time you vote on the merger.

Based on the closing price of Hancock’s common stock on the Nasdaq Global Select Market, or Nasdaq, (trading symbol “HBHC”) on December 21, 2010, the last trading day before public announcement of the merger, the .418 exchange ratio represented approximately $15.48 in value for each share of Whitney common stock. Based on Hancock’s closing price on March 30, 2011 of $33.00, the .418 exchange ratio represented approximately $13.79 in value for each share of Whitney common stock. Based on the .418 exchange ratio and the number of shares of Whitney common stock outstanding and reserved for issuance under various plans and agreements and in connection with various convertible securities as of March 31, 2011, the maximum number of shares of Hancock common stock issuable in the merger is 41,777,010.

We urge you to obtain current market quotations for Hancock and Whitney (trading symbol “WTNY”).

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Whitney common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Whitney common stock for shares of Hancock common stock in the merger, except with respect to any cash received in lieu of fractional shares of Hancock common stock.

At the special meeting of Hancock shareholders to be held on April 29, 2011, Hancock shareholders will be asked to vote to approve the merger agreement and certain other matters. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present.

At the special meeting of Whitney shareholders to be held on April 29, 2011, holders of Whitney common stock will be asked to vote to adopt and approve the merger agreement and certain other matters. Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Whitney common stock present and entitled to vote thereon.

Holders of Whitney preferred stock are not entitled to and are not being requested to vote at the Whitney special meeting.

The Hancock board of directors recommends that Hancock shareholders vote “FOR” the approval of the merger agreement.

The Whitney board of directors recommends that Whitney common shareholders vote “FOR” the adoption and approval of the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 14 for a discussion of the risks relating to the proposed merger and owning Hancock common stock after the merger. You also can obtain information about our companies from documents that each of us has filed with the Securities and Exchange Commission.

JAMES B. ESTABROOK, JR.	JOHN C. HOPE, III
Chairman of the Board of Directors	Chairman and Chief Executive Officer
Hancock Holding Company	Whitney Holding Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Hancock common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this document is April 1, 2011, and it is first being mailed or otherwise delivered to Hancock shareholders and Whitney shareholders on or about April 1, 2011.

April 1, 2011

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on April 29, 2011

On April 29, 2011, Hancock Holding Company (Hancock) will hold a Special Meeting of Shareholders in Gulfport, Mississippi at 10:00 a.m., local time, at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, to consider and vote upon the following matters:

•

a proposal to approve the merger agreement, dated as of December 21, 2010, by and between Hancock Holding Company and Whitney Holding Corporation, as such agreement may be amended from time to time; and

•

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

The Hancock board of directors has fixed the close of business on March 25, 2011, as the record date for the special meeting. Only Hancock shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the internet site listed on the Hancock proxy card or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Hancock common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

The Hancock board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Hancock shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the Hancock special meeting if necessary or appropriate to permit further solicitation of proxies.

By Order of the Board of Directors

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President & CEO	CEO & Chief Operating Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

April 1, 2011

NOTICE OF SPECIAL MEETING OF HOLDERS OF COMMON STOCK

To our Shareholders:

We will hold a special meeting of holders of common stock of Whitney Holding Corporation, a Louisiana corporation, in the Board Room of Whitney National Bank located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana, on Friday, April 29, 2011, at 10:00 a.m., local time, to consider and vote upon the following matters:

•

a proposal to adopt and approve the merger agreement, dated as of December 21, 2010, by and between Hancock Holding Company and Whitney Holding Corporation, as such agreement may be amended from time to time; and

•

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Our board of directors is not aware of any other business to come before the special meeting.

Information relevant to these matters is set forth in the attached joint proxy statement/prospectus. Only shareholders of record at the close of business on March 25, 2011 may vote at the meeting.

The board of directors of Whitney Holding Corporation has unanimously approved the merger agreement and unanimously recommends that shareholders vote “FOR” approval of both proposals.

By Order of the Board of Directors

Joseph S. Schwertz, Jr.
Corporate Secretary

228 St. Charles Avenue, New Orleans, Louisiana 70130

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about Hancock and Whitney from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from the appropriate company at the following addresses:

Hancock Holding Company	Whitney Holding Corporation
One Hancock Plaza, 2510 14th Street Gulfport, Mississippi 39501 Attention: Paul Guichet, Investor Relations Telephone: (228) 563-6559 or (800) 522-6542 ext. 86559 Email: paul_guichet@hancockbank.com	228 St. Charles Avenue New Orleans, Louisiana 70130 Attention: Trisha Voltz Carlson, Investor Relations Telephone: (504) 299-5208 or (800) 347-7272 ext. 5208 Email: tcarlson@whitneybank.com

You will not be charged for any of these documents that you request. Whitney shareholders and Hancock shareholders requesting documents should do so by April 22, 2011, in order to receive them before their respective special meetings.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated April 1, 2011, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Whitney shareholders or Hancock shareholders nor the issuance by Hancock of shares of Hancock common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Hancock or Whitney, or any subsidiary of Hancock or Whitney, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Whitney has been provided by Whitney and information contained in this document regarding Hancock has been provided by Hancock.

See “Where You Can Find More Information” on page 108.

i

(continued)

APPENDICES

APPENDIX A	Agreement and Plan of Merger, dated as of December 21, 2010, by and between Hancock Holding Company and Whitney Holding Corporation

APPENDIX B	Opinion of J.P. Morgan Securities LLC

APPENDIX C	Opinion of Morgan Stanley & Co. Incorporated

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Whitney special meeting, the Hancock special meeting and the merger. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote, including the risk factors beginning on page 14. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What are holders of Whitney common stock being asked to vote on?

A:	Holders of Whitney common stock are being asked to vote to adopt and approve the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption and approval of the merger agreement.

Q:	What are holders of Hancock common stock being asked to vote on?

A:	Hancock shareholders are being asked to vote to approve the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Q:	What do holders of Whitney common stock need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the adoption and approval of the merger agreement and approval of the adjournment of the Whitney special meeting if necessary or appropriate to solicit additional proxies. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the internet. Submitting your proxy by internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Whitney special meeting. If you would like to attend the Whitney special meeting, see “Can I attend the Whitney special meeting and vote my shares in person?”

Q:	What do Hancock shareholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the approval of the merger agreement and approval of the adjournment of the Hancock special meeting if necessary or appropriate to solicit additional proxies. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the internet. Submitting your proxy by internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Hancock special meeting. If you would like to attend the Hancock special meeting, see “Can I attend the Hancock special meeting and vote my shares in person?”

Q:	Why is my vote as a holder of Whitney common stock important?

A:	If you do not vote by proxy, telephone or internet or vote in person at the Whitney special meeting, it will be more difficult for Whitney to obtain the necessary quorum to hold its special meeting. In addition, adoption and approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the Whitney common stock present and entitled to vote at the meeting, assuming that a quorum is present. The Whitney board of directors recommends that you vote to adopt and approve the merger agreement.

Q:	Why is my vote as a Hancock shareholder important?

A:	If you do not vote by proxy or internet or vote in person at the Hancock special meeting, it will be more difficult for Hancock to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger agreement requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present. The Hancock board of directors recommends that you vote to approve the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a holder of Whitney common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the abstention or a broker non-vote will be counted toward a quorum at the Whitney special meeting, but it will have the same effect as a vote against adoption and approval of the merger agreement. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

If you are a holder of Hancock common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the abstention or a broker non-vote will be counted toward a quorum at the Hancock special meeting, but it will have no effect on the vote to approve the merger agreement. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

Q:	Can I attend the Whitney special meeting and vote my shares in person?

A:	Yes. All holders of Whitney common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Whitney special meeting. Holders of record of Whitney common stock as of the record date can vote in person at the Whitney special meeting. If you choose to vote in person at the special meeting and if you are a registered shareholder of record or hold shares in the Whitney 401(k) plan, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity. At the appropriate time during the special meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to attend the special meeting.

Q:	Can I attend the Hancock special meeting and vote my shares in person?

A:

Yes. All holders of Hancock common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Hancock special meeting. Holders of Hancock common stock can vote in person at the Hancock special meeting. Please detach the attached admission ticket from your proxy card and bring it to the special meeting. The ticket will admit you and one other person. If you hold your Hancock shares in an account at a brokerage firm or bank, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your Hancock shareholdings. Please show this documentation at the meeting registration desk to attend the meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

Q:	Will Whitney be required to submit the proposal to adopt and approve merger agreement to its shareholders even if the Whitney board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Whitney special meeting, Whitney is required to submit the proposal to adopt and approve the merger agreement to its shareholders even if the Whitney board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Will Hancock be required to submit the proposal to approve the merger agreement to its shareholders even if the Hancock board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Hancock special meeting, Hancock is required to submit the proposal to approve the merger agreement to its shareholders even if the Hancock board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Whitney shareholders?

A:	Generally, no. The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Whitney common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Whitney common stock for shares of Hancock common stock in the merger, except with respect to cash received instead of fractional shares of Hancock common stock. You should read “United States Federal Income Tax Consequences of the Merger” beginning on page 90 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a holder of Whitney common stock, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock or hold shares through the 401(k) plan, you may change your vote and revoke your proxy by:

•	voting by telephone or the Internet at a later time;

•	submitting a properly signed proxy card with a later date;

•	voting in person at the special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to Joseph S. Schwertz, Jr., Corporate Secretary, at or before the special meeting. Mr. Schwertz’s office is located in Suite 626, 228 St. Charles Avenue, New Orleans, LA 70130. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any holder of Whitney common stock entitled to vote in person at the Whitney special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

v

Q:	If I am a Hancock shareholder, can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted in any of the following ways: (1) by personally appearing and choosing to vote at the special meeting; (2) by written notification to Hancock which is received prior to the exercise of the proxy; or (3) by a subsequent proxy executed by the person executing the prior proxy and presented at the special meeting. Hancock shareholders may send their written revocation letter to Hancock Holding Company, Attention: Dot Miller, Hancock Bank Corporate Trust Department. If you have voted your shares through the internet, you may revoke your prior internet vote by recording a different vote using internet voting, or by signing and returning a proxy card dated as of a date that is later than your last internet vote.

Any shareholder entitled to vote in person at the Hancock special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary of Hancock) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a holder of Whitney common stock with shares represented by stock certificates, should I send in my Whitney stock certificates now?

A:	No. You should not send in your Whitney stock certificates at this time. After completion of the merger, Hancock will send you instructions for exchanging Whitney stock certificates for the merger consideration. The shares of Hancock common stock that Whitney shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Whitney common stock in book-entry form?

A:	You are not required to take any specific actions if your shares of Whitney common stock are held in book-entry form. After the completion of the merger, shares of Whitney common stock held in book-entry form will automatically be exchanged for shares of Hancock common stock in book-entry form and cash to be paid instead of fractional shares of Hancock common stock.

Q:	Can I place my Whitney stock certificate(s) into book-entry form prior to merger?

A:	Yes, Whitney stock certificates can be placed into book-entry form prior to merger. For more information, please contact Whitney Shareholder Services at (504) 586-3627 or toll free at (800) 347-7272, ext. 3627.

Q:	Who can I contact if I cannot locate my Whitney stock certificate(s)?

A:	If you are unable to locate your original Whitney stock certificate(s), you should contact Whitney Shareholder Services at (504) 586-3627 or toll free at (800) 347-7272, ext. 3627.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger during the second quarter of 2011. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the approvals of Whitney shareholders and Hancock shareholders at their respective special meetings and the required regulatory approvals described below in “Regulatory Approvals Required for the Merger.”

Q:	Whom should I call with questions?

A:	Whitney shareholders should contact Shareholder Services by telephone at (504) 586-3627 or toll free at (800) 347-7272, ext. 3627 or Morrow & Co., LLC, Whitney’s proxy solicitor, toll-free at (800) 607-0088. Hancock shareholders should call Hancock Investor Relations, attention Paul D. Guichet at (228) 563-6559 or toll free at (800) 522-6542 ext. 86559 or Georgeson Inc., Hancock’s proxy solicitor, toll-free at (877) 278-4775. Banks and brokers should call (212) 440-9800.

SUMMARY

This summary highlights the material information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions, including the risk factors set forth on page 14. See “Where You Can Find More Information” on page 108. Each item in this summary refers to the page of this document on which that subject is discussed in more detail. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In the Merger, Whitney Shareholders Will Have a Right to Receive .418 of a Share of Hancock Common Stock per Share of Whitney Common Stock (page 73)

We are proposing the merger of Whitney with Hancock. If the merger is completed, Whitney will merge with and into Hancock, with Hancock being the surviving company and Whitney common stock will no longer be publicly traded. Under the terms of the merger agreement, holders of Whitney common stock will have a right to receive .418 of a share of Hancock common stock for each share of Whitney common stock held immediately prior to the merger. Hancock will not issue any fractional shares of Hancock common stock in the merger. Instead, a holder of Whitney common stock who otherwise would have received a fraction of a share of Hancock common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Hancock common stock to which the holder would otherwise be entitled by the average of the daily high and low per share sales prices of Hancock common stock on the Nasdaq, as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source agreed between Hancock and Whitney, for the last trading day immediately prior to the date on which the merger is completed.

Example: If you hold 100 shares of Whitney common stock, you will have a right to receive 41 shares of Hancock common stock and a cash payment instead of the .8 of a share of Hancock common stock that you otherwise would have received.

The merger agreement between Hancock and Whitney governs the merger. The merger agreement is included in this document as Appendix A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

What Holders of Whitney Stock Options, Restricted Shares, Deferred Shares and Other Equity-Based Awards Will Receive (page 73)

Upon completion of the merger, each outstanding option or similar right to acquire Whitney common stock granted under any Whitney equity plan will convert automatically into a fully vested and exercisable option to purchase a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney stock option or similar right immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share), with an exercise price that equals the exercise price of such Whitney stock option or similar right immediately prior to the merger divided by the exchange ratio (rounded up to the nearest whole cent) and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger.

At the time of the merger each outstanding restricted stock unit of Whitney common stock, and each common stock equivalent unit denominated in shares of Whitney common stock will be converted automatically into a fully vested right to receive, on the same terms and conditions as were in effect immediately prior to the completion of the merger, a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney stock unit immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share).

Treatment of Whitney TARP Preferred Stock and TARP Warrant in the Merger (page 74)

The merger agreement provides that each outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Whitney TARP Preferred Stock, will be converted into the right to receive one share of Hancock preferred stock with substantially the same rights, powers and preferences as the Whitney TARP Preferred Stock. The outstanding warrant, or the Whitney TARP Warrant, to purchase Whitney common stock, which was issued on December 19, 2008 to the United States Department of the Treasury, or Treasury, will be converted into a warrant to purchase Hancock common stock, subject to appropriate adjustments to reflect the exchange ratio of .418. Subject to the receipt of requisite regulatory approvals, Hancock intends to redeem or repurchase the Whitney TARP Preferred Stock and the Whitney TARP Warrant held by Treasury at the completion of the merger, although there can be no certainty or guarantee as to the timing or occurrence of such redemption or repurchase.

The Merger Is Intended to Be Tax-Free to Whitney Shareholders as to the Shares of Hancock Common Stock They Receive (page 90)

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of Hancock and Whitney receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Hancock common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Hancock common stock that you would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of Whitney common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment of Merger (page 89)

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Comparative Market Prices and Share Information (pages 13 and 104)

Hancock common stock is quoted on the Nasdaq under the symbol “HBHC.” Whitney common stock is quoted on the Nasdaq under the symbol “WTNY.” The following table shows the closing sale prices of Hancock common stock and Whitney common stock as reported on the Nasdaq on December 21, 2010, the last trading day before we announced the merger, and on March 30, 2011, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Whitney common stock, which we calculated by multiplying the closing price of Hancock common stock on those dates by the exchange ratio of ..418.

	Hancock Common Stock	Whitney Common Stock	Implied Value of One Share of Whitney Common Stock
December 21, 2010	$37.04	10.87	15.48
March 30, 2011	$33.00	13.64	13.79

The market price of Hancock common stock and Whitney common stock will fluctuate prior to the merger. Whitney shareholders and Hancock shareholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Morgan Stanley Has Provided an Opinion to the Hancock Board of Directors Regarding the Merger Consideration (page 52 and Appendix C)

In deciding to approve the merger, the Hancock board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, sometimes referred to as Morgan Stanley, provided to the Hancock board of directors on December 21, 2010 that as of the date of the opinion, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Hancock. A copy of the opinion is attached to this document as Appendix C and is incorporated by reference herein. Hancock shareholders should read the opinion completely and carefully to understand the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion. The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Pursuant to an engagement letter between Hancock and Morgan Stanley, Hancock has agreed to pay Morgan Stanley a customary transaction fee in connection with the merger. The principal portion of such fee is payable upon completion of the merger. Morgan Stanley addressed its opinion to the Hancock board of directors, and the opinion is not a recommendation as to how any shareholder of Hancock should vote with respect to the merger or any other matter or as to any action that a shareholder should take relating to the merger. Morgan Stanley has consented to the use of its opinion letter dated December 21, 2010 and the references to such letter in this document.

Opinion of Whitney’s Financial Advisor (page 45 and Appendix B)

On December 21, 2010, J.P. Morgan rendered its oral opinion to the board of directors of Whitney, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the Whitney board during its presentation and set forth in its written opinion, the consideration to be paid to the holders of Whitney common stock in the proposed merger was fair, from a financial point of view, to holders of Whitney common stock. The full text of J.P. Morgan’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated by reference herein. Whitney shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Whitney, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any holder of Whitney common stock should vote with respect to the merger or any other matter. J.P. Morgan has consented to the use of its opinion letter dated December 21, 2010 and the references to such letter in this document.

The Whitney Board of Directors Recommends that Holders of Whitney Common Stock Vote “FOR” the Adoption and Approval of the Merger Agreement (page 41)

The Whitney board of directors believes that the merger is in the best interests of Whitney and its shareholders and has approved the merger and the merger agreement. The Whitney board of directors recommends that holders of Whitney common stock vote “FOR” the adoption and approval of the merger agreement. For the factors considered by Whitney’s board in deciding to approve the merger agreement, see “The Merger—Whitney’s Reasons for the Merger; Recommendation of the Whitney Board of Directors” on page 41.

The Hancock Board of Directors Recommends that Hancock Shareholders Vote “FOR” the Approval of the Merger Agreement (page 44)

The Hancock board of directors believes that the merger is in the best interests of Hancock and its shareholders and has adopted and approved the merger and the merger agreement. The Hancock board of directors recommends that Hancock shareholders vote “FOR” the approval of the merger agreement. For the factors considered by Hancock’s board in deciding to adopt and approve the merger agreement, see “The Merger—Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors” on page 44.

Whitney’s Directors and Executive Officers May Receive Additional Benefits from the Merger (page 67)

When considering the information contained in this joint proxy statement/prospectus, including the recommendation of Whitney’s board of directors to vote to adopt and approve the merger agreement, Whitney shareholders should be aware that Whitney’s executive officers and members of Whitney’s board of directors may have interests in the merger that are different from, or in addition to, those of Whitney shareholders generally. Whitney’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted and approved by Whitney’s shareholders. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of Certain Whitney Directors and Executive Officers in the Merger” on page 67.

Holders of Whitney Common Stock Do Not Have Dissenters’ Rights (page 66)

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Louisiana Business Corporation Law, or LBCL. As a result of the provisions of the LBCL, the holders of Whitney common stock are not entitled to dissenters’ rights in the merger. For more information, see “The Merger—Whitney Shareholders Do Not Have Dissenters’ Rights in the Merger” on page 66.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 84)

Currently, we expect to complete the merger during the second quarter of 2011. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of each company’s shareholders, the receipt of all required regulatory approvals (including approval by the Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation), and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 84)

Whitney and Hancock may mutually agree to terminate the merger agreement before completing the merger, even after Whitney shareholder approval and/or Hancock shareholder approval, as long as the termination is approved by each of the Whitney and Hancock boards of directors.

The merger agreement can be terminated by mutual consent and by either party in the following circumstances:

•

if the merger has not been completed on or before September 30, 2011, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if there has been a final, non-appealable denial of required regulatory approvals or an injunction prohibiting the transactions contemplated by the merger agreement;

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the Hancock shareholder meeting (or any adjournment or postponement thereof);

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the Whitney shareholder meeting (or any adjournment or postponement thereof);

•

if there is a breach of the merger agreement that would result in the failure of any of the closing conditions and cannot or has not been cured by the earlier of (1) September 30, 2011 and (2) 30 days after the breaching party receives written notice of such breach;

•

if prior to receipt of the other party’s shareholder approval, that other party, its board or any committee of its board (1) withdraws, or modifies or qualifies in a manner adverse to Hancock or Whitney, as applicable, or refuses to make, the recommendation that its shareholders approve the merger agreement or adopts, approves, recommends, endorses or otherwise declares advisable certain business combination proposals, (2) fails to recommend the merger and the approval of the merger agreement by its shareholders, (3) materially breaches its non-solicitation obligations under the merger agreement in any respect adverse to the non-breaching party, or (4) materially breaches its obligation to call, give notice of, convene and hold its special shareholders’ meeting; or

•

if a tender or exchange offer for 20% or more of the outstanding shares of either party’s common stock is commenced (other than by the other party or a subsidiary thereof) and such party’s board of directors recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offer within a 10-business day period.

For a further description of the merger agreement see page 73.

Expenses and Termination Fees (pages 83, 85)

In general, each of Hancock and Whitney will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, subject to specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, Hancock or Whitney may be required to pay the other party a termination fee of $50 million. See “The Merger Agreement—Termination Fee” beginning on page      for a complete discussion of the circumstances under which termination fees will be required to be paid.

Regulatory Approvals Required for the Merger (page 66)

Whitney and Hancock have agreed to use their reasonable best efforts to obtain all regulatory approvals, including all antitrust clearances, required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Office of the Comptroller of the Currency, or the OCC, for the merger of Hancock and Whitney, the Federal Deposit Insurance Corporation, or the FDIC, for the merger of Whitney National Bank and Hancock Bank of Louisiana, foreign and state securities authorities, and various other federal, state and foreign antitrust and regulatory authorities and self-regulatory organizations. Hancock and Whitney have completed, or will complete promptly following the date of this document, the filing of applications and notifications to obtain the required regulatory approvals. Although we do not know of any reason why we cannot obtain the remaining regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Hancock Board of Directors Following Completion of the Merger (page 60)

Upon completion of the merger, the number of directors constituting Hancock’s board of directors will be increased by five, to 19 members, and the following five individuals who are currently directors of Whitney will be appointed to complete the larger board: Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, R. King Milling and Eric J. Nickelsen. In addition, Hancock Bank of Louisiana’s board of directors will be increased by five, to 12 members, upon completion of the merger and five individuals who are mutually agreed upon by Hancock and Whitney will be appointed to its board of directors.

The Rights of Whitney Shareholders Will Change as a Result of the Merger (page 93)

The rights of Whitney shareholders are governed by Louisiana law, as well as the Whitney composite charter, as amended (which we refer to as the Whitney composite charter), and the Whitney bylaws. After completion of the merger, the rights of former Whitney shareholders who receive Hancock common stock in the merger will be governed by Mississippi law and Hancock’s amended and restated articles of incorporation (which we refer to as the Hancock articles of incorporation) and the Hancock bylaws. This document contains descriptions of the material differences in shareholder rights beginning on page 93.

Hancock Will Hold its Special Meeting on April 29, 2011 (page 20)

The Hancock special meeting will be held on April 29, 2011, at 10:00 a.m., local time, at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi. At the special meeting, Hancock shareholders will be asked to:

•	approve the merger agreement as such agreement may be amended from time to time; and

•

approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date. Only holders of record at the close of business on March 25, 2011 will be entitled to vote at the special meeting. Each share of Hancock common stock is entitled to one vote. As of the record date of March 25, 2011, there were 43,837,548 shares of Hancock common stock entitled to vote at the special meeting.

Required Vote. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present. Therefore, assuming that a quorum is present, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the merger agreement.

With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

As of the record date, directors and executive officers of Hancock and their affiliates had the right to vote approximately 1,095,182 shares of Hancock common stock, or approximately 2.5% of the outstanding Hancock shares entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of Hancock common stock in favor of the proposals to be presented at the special meeting.

Whitney Will Hold its Special Meeting on April 29, 2011 (page 23)

The Whitney special meeting will be held on April 29, 2011, at 10:00 a.m., local time, in the Board Room of Whitney Bank located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana. At the special meeting, Whitney shareholders will be asked to:

•	adopt and approve the merger agreement as such agreement may be amended from time to time; and

•

approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date. Only holders of record at the close of business on March 25, 2011 will be entitled to vote at the special meeting. Each share of Whitney common stock is entitled to one vote. As of the record date, there were 96,653,720 shares of Whitney common stock entitled to vote at the special meeting.

Required Vote. Adoption and approval of the merger agreement requires the affirmative vote of at least two thirds of the voting power present at the meeting, assuming that a quorum is present. Because the required vote is based on the voting power present, an abstention or a broker non-vote will have the same effect as a vote against the proposal.

With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

As of the record date, directors and executive officers of Whitney had the right to vote 4,051,839 shares of Whitney common stock, or approximately 4.2% of the outstanding Whitney common stock entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of Whitney common stock in favor of the proposals to be presented at the special meeting.

Information about the Companies (page 26)

Hancock Holding Company

Hancock Holding Company is a Mississippi corporation and a registered bank holding company headquartered in Gulfport, Mississippi. Hancock was organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. In 2002, Hancock qualified as a financial holding company giving the company broader powers to offer non-banking financial products to its customers. Hancock currently operates more than 150 banking and financial services offices and more than 130 automated teller machines (ATMs) in the states of Mississippi, Louisiana, Florida and Alabama through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, Hancock Bank of Louisiana, Baton Rouge, Louisiana, and Hancock Bank of Alabama, Mobile, Alabama. Hancock Bank, Gulfport, Mississippi subsidiaries include Hancock Investment Services, Hancock Insurance Agency, and Harrison Finance Company, a consumer finance company. At December 31, 2010 and on a consolidated basis, Hancock had total assets of $8.1 billion, total loans of $5.0 billion, and total deposits of $6.8 billion. The principal executive offices of Hancock are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, 39501 and its telephone number is (228) 868-4000.

Additional information about Hancock and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 108.

Whitney Holding Corporation

Whitney Holding Corporation is a bank holding company headquartered in New Orleans, Louisiana. Whitney operates through its principal subsidiary, Whitney National Bank across a five-state region including

Houston, Texas, southern Louisiana, coastal Mississippi, central and southern Alabama, the Florida panhandle and the metropolitan Tampa Bay area. Whitney’s primary businesses include commercial, retail, and international banking, brokerage, investment, trust, and mortgage services. Operations are conducted through more than 160 branch banking offices located within the Gulf South region. Whitney also maintains a foreign branch office on Grand Cayman in the British West Indies. As of December 31, 2010, Whitney’s consolidated total assets were approximately $11.8 billion and its total shareholders’ equity was approximately $1.5 billion. The principal executive offices of Whitney are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7272.

Additional information about Whitney and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 108.

RECENT DEVELOPMENTS

Hancock Common Stock Offering

On March 25, 2011, Hancock issued 6,201,500 shares of common stock at a public offering price of $32.25 per share in an underwritten public offering for net proceeds of approximately $191 million. Hancock has also granted the underwriters a 30-day option to purchase up to an additional 930,225 shares of common stock, for net proceeds of up to approximately $29 million, to cover over-allotments, if any. Hancock intends to use the proceeds of the offering for general corporate purposes, including the enhancement of Hancock’s capital position and, subject to the receipt of requisite regulatory approvals, the repurchase of the Whitney TARP Preferred Stock and Whitney TARP Warrant held by Treasury upon the completion of the merger.

Whitney Bulk Sale of Nonperforming Loans and Transfer of Nonperforming Loans to Held for Sale

On January 24, 2011, Whitney closed a bulk sale of $179 million of nonperforming loans ($163 million, net of reserves, at September 30, 2010). The proceeds from the bulk sale totaled $88 million. While the bulk sale transaction did not close until January 2011, the accounting impact of the sale is reflected in Whitney’s results for the fourth quarter of 2010. During the fourth quarter of 2010, Whitney also transferred $124 million of nonperforming loans ($112 million, net of reserves, at September 30, 2010) to held for sale. These loans were marked to a total estimated fair value of $75 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HANCOCK

Set forth below are highlights from Hancock’s consolidated financial data as of and for the years ended December 31, 2010 through December 31, 2006. In the opinion of Hancock management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Hancock’s consolidated financial statements and related notes included in Hancock’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 108.

	Hancock—Summary of Consolidated Financial Data
	Year Ended December 31,
	2010	2009	2008	2007	2006
Income Information (in millions)
Interest income	$352	$324	$335	$345	$344
Interest expense	82	96	126	140	120
Net interest income	270	228	209	205	224
Provision for credit losses	66	55	37	8	(21)
Noninterest income	137	157	128	121	107
Noninterest expense	279	232	213	216	204
Income before income taxes	62	98	87	102	148
Income taxes	10	23	22	28	46
Net Income	52	75	65	74	102

Per common share data
Basic earnings per share	$1.41	$2.28	$2.07	$2.30	$3.12
Diluted earnings per share	1.40	2.26	2.04	2.26	3.05
Cash dividends declared	0.960	0.960	0.960	0.960	0.895

Balance Sheet Information (in millions)
Period-end total assets	$8,138	$8,697	$7,167	$6,056	$5,965
Period-end total deposits	6,776	7,196	5,931	5,010	5,031
Period-end total shareholders’ equity	856	838	609	554	558
Average total assets	8,426	7,100	6,426	5,852	6,032
Average total deposits	6,917	5,698	5,182	4,929	5,069
Average total shareholders’ equity	866	674	585	562	514

Key Ratios
Return on average assets	0.62%	1.05%	1.02%	1.26%	1.69%
Return on average common equity	6.03	11.09	11.18	13.14	19.82
Net interest margin (te)	3.88	3.78	3.80	4.08	4.23
Allowance for loan losses to period-end loans	1.65	1.29	1.45	1.31	1.44
Net charge-offs to average loans	1.01	1.17	0.57	0.21	0.23

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WHITNEY

Set forth below are highlights from Whitney’s consolidated financial data as of and for the years ended December 31, 2010 through December 31, 2006. In the opinion of Whitney management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Whitney’s consolidated financial statements and related notes included in Whitney’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 108.

	Whitney—Summary of Consolidated Financial Data
	Year Ended December 31,
	2010	2009	2008	2007	2006
Income Information (in millions)
Interest income	$473	$519	$576	$661	$616
Interest expense	52	76	120	196	145
Net interest income	421	443	456	465	471
Provision for credit losses	315	259	134	17	4
Noninterest income	120	120	107	126	85
Noninterest expense	463	416	351	349	338
Income before income taxes	(237)	(112)	78	225	214
Income taxes	(95)	(50)	19	74	69
Net Income (loss)	(142)	(62)	59	151	145
Net income (loss) to common shareholders	(158)	(78)	58	151	145

Per common share data
Basic earnings (loss) per share	$(1.64)	$(1.08)	$0.89	$2.23	$2.21
Diluted earnings (loss) per share	(1.64)	(1.08)	0.88	2.21	2.18
Cash dividends declared	0.04	0.04	1.13	1.16	1.08

Balance Sheet Information (in millions)
Period-end total assets	$11,799	$11,892	$12,381	$11,027	$10,186
Period-end total deposits	9,403	9,150	9,262	8,584	8,433
Period-end total shareholders’ equity	1,524	1,681	1,525	1,229	1,113
Average total assets	11,625	11,956	11,080	10,512	10,243
Average total deposits	8,971	9,106	8,369	8,398	8,477
Average total shareholders’ equity	1,670	1,542	1,225	1,210	1,065

Key Ratios (in percentages)
Return on average assets	(1.22)%	(0.52)%	0.53%	1.44%	1.41%
Return on average common equity	(11.50)	(6.28)	4.77	12.48	13.58
Net interest margin (te)	4.08	4.12	4.55	4.89	5.11
Allowance for loan losses to period-end loans	3.00	2.66	1.77	1.16	1.08
Net charge-offs to average loans	4.06	2.22	0.88	0.11	0.29

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma financial information about the financial condition and results of operations, including per share data, after giving effect to the merger, the planned redemption by Hancock of the Whitney TARP Preferred Stock and Whitney TARP Warrant from Treasury and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments.” The unaudited pro forma financial information assumes that the merger is accounted for under the purchase method of accounting, and that the assets and liabilities of Whitney will be recorded by Hancock at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on December 31, 2010. The unaudited pro forma condensed combined income statement for the year ended December 31, 2010, gives effect to the transactions as if the transactions had become effective at January 1, 2010. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both Hancock and Whitney, which are incorporated in this document by reference and in conjunction with the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page 108 and “Unaudited Pro Forma Condensed Combined Financial Information” on page 27.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

Summarized Pro Forma

Year Ended December 31, 2010
Income Statement (in millions)
Net interest income	$691
Noninterest income	257
Total revenue	948
Provision for credit losses	381
Noninterest expense	775
Income (loss) before income taxes	(208)
Income taxes (benefit)	(97)
Net income (loss)	(111)

Balance Sheet (in millions)
Cash and due from banks	$230
Net loans	11,663
Total assets	20,025
Total deposits	16,179
Total borrowed funds	1,138
Total shareholders’ equity	2,404

COMPARATIVE PER SHARE DATA

The following table sets forth for Hancock common stock and Whitney common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger, the planned redemption by Hancock of the Whitney TARP Preferred Stock and Whitney TARP Warrant from Treasury and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments” as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2010, in the case of the net income and dividends declared data. The unaudited pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Whitney at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 27. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the SEC. See “Where You Can Find More Information” on page 108.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data Table for the year ended December 31, 2010 combines the historical income per share data of Hancock and subsidiaries and Whitney and subsidiaries giving effect to the transactions as if the merger, using the purchase method of accounting, the planned redemption or repurchase by Hancock of the Whitney TARP Preferred Stock and Whitney TARP Warrant from Treasury and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments” had become effective on January 1, 2010. The pro forma adjustments are based upon available information and certain assumptions that the Hancock management believes are reasonable. Upon completion of the merger, the operating results of Whitney will be reflected in the consolidated financial statements of Hancock on a prospective basis.

Hancock Pro Forma Per Share

	Hancock Historical	Whitney Historical	Pro Forma Combined	Per Equivalent Whitney Share (1)
Income (loss) from operations for the year ended December 31, 2010:
Basic earnings (loss) per share	1.41	(1.64)	(1.32)	(0.55)
Diluted earnings (loss) per share	1.40	(1.64)	(1.32)	(0.55)

Dividends paid for the year ended December 31, 2010:	0.96	0.04	0.96	0.40
Book value per share as of December 31, 2010:	23.22	12.71	28.62	11.96
Market value per share as of December 21, 2010:	37.04	10.87	—	15.48

(1)	Reflects Whitney shares at the exchange ratio of 0.418

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, Hancock shareholders should consider the matters described below in determining whether to approve the merger agreement and Whitney shareholders should consider the matters described below in determining whether to adopt and approve the merger agreement.

Because the market price of Hancock common stock will fluctuate, Whitney shareholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of Whitney common stock will be converted into merger consideration consisting of .418 of a share of Hancock common stock. The market value of the merger consideration may vary from the closing price of Hancock common stock on the date we announced the merger, on the date that this document was mailed to Whitney shareholders, on the date of the special meeting of the Whitney shareholders and on the date we complete the merger and thereafter. Any change in the market price of Hancock common stock prior to completion of the merger will affect the market value of the merger consideration that Whitney shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Whitney shareholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of Whitney shareholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of Hancock common stock or shares of Whitney common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Hancock common stock and for shares of Whitney common stock before you vote.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Hancock and Whitney. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Hancock and Whitney. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Hancock and Whitney have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. As described in “—Change in Control Agreements,” page 69, each of Whitney’s executive officers has an employment contract that provides severance benefits in the event of a “qualified termination” in connection with a change in control. The integration process could result in “qualified terminations,” which could trigger severance payments that could result in significant expense and in the loss of experienced officers. Integration efforts between the two companies will also divert management attention and resources. In addition, the merger and integration will result in Hancock entering several markets where it does not currently have a meaningful presence and could result in deposit attrition. These integration matters could have an adverse effect on each of Whitney and Hancock during the pre-merger transition period and on Hancock for an undetermined period after consummation of the merger.

The market price of Hancock common stock after the merger may be affected by factors different from those currently affecting the shares of Whitney or Hancock common stock.

The businesses of Hancock and Whitney differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Hancock and Whitney. For a discussion of the businesses of Hancock and Whitney and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 108.

The merger agreement limits Hancock’s and Whitney’s ability to pursue an alternative acquisition proposal and requires Hancock or Whitney to pay a termination fee of $50 million under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Hancock and Whitney from soliciting, initiating, endorsing or knowingly encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 81. The merger agreement also provides for the payment by Hancock or Whitney of a termination fee in the amount of $50 million in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Whitney or Hancock from considering or proposing such an acquisition. See “Merger Agreement—Termination Fee” on page 85.

Hancock and Whitney have not obtained updated fairness opinions from Morgan Stanley and J.P. Morgan, respectively, reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Hancock and Whitney have not obtained updated opinions as of the date of this document from Morgan Stanley and J.P. Morgan, which are Hancock’s and Whitney’s respective financial advisors, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger. Changes in the operations and prospects of Hancock or Whitney, general market and economic conditions and other factors which may be beyond the control of Hancock and Whitney, and on which the fairness opinions were based, may have altered the value of Hancock or Whitney or the prices of shares of Hancock common stock and shares of Whitney common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions. For a description of the opinions that Hancock and Whitney received from their respective financial advisors, please refer to “The Merger—Opinion of Hancock’s Financial Advisor to the Hancock Board of Directors” beginning on page 52 and “The Merger—Opinion of Whitney’s Financial Advisor” beginning on page 45. For a description of the other factors considered by Hancock’s board of directors in determining to approve the merger, please refer to “The Merger—Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors” beginning on page 44. For a description of the other factors considered by Whitney’s board of directors in determining to approve the merger, please refer to “The Merger—Whitney’s Reasons for the Merger; Recommendation of the Whitney Board of Directors” beginning on page 41.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the FDIC, and various domestic and foreign bank, securities, antitrust, and other regulatory authorities. These government entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Whitney Bank currently is subject to a consent order relating to Bank Secrecy Act compliance. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

If the merger is not completed, Hancock and Whitney will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Hancock and Whitney has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Hancock and Whitney would have to recognize these expenses without realizing the expected benefits of the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Hancock common stock or Whitney common stock to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approvals of the Hancock and Whitney shareholders. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Hancock and Whitney may terminate the merger agreement under certain circumstances even if the merger is approved by Whitney and Hancock shareholders, including but not limited to if the merger has not been completed on or before September 30, 2011 or if a tender or exchange offer for 20% or more of the outstanding shares of either party’s common stock is commenced and such party’s board of directors recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offering within a 10-business day period. If Hancock and Whitney do not complete the merger, the market price of Hancock common stock or Whitney common stock may decline to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial results, financial condition and stock prices of Hancock or Whitney. For more information on closing conditions to the merger agreement, see the section entitled “Merger Agreement—Conditions to Complete the Merger” on page 84.

Whitney shareholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the LBCL, shareholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange. Because Whitney’s common stock is listed on the Nasdaq, a national securities exchange, holders of Whitney common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Whitney common stock.

Certain of Whitney’s directors and executive officers have interests in the merger that may differ from the interests of Whitney’s shareholders including, if the merger is completed, the receipt of financial and other benefits.

Whitney’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Whitney shareholders generally. These interests include acceleration of vesting and payouts of their Whitney equity compensation awards, the right to potentially receive cash severance payments and other benefits under executive change in control agreements and accelerated payouts of deferred compensation balances. See “The Merger—Interests of Certain Whitney Directors and Executive Officers in the Merger” beginning on page 67 for a discussion of these interests.

Pending litigation against Whitney and the current members of Whitney’s board of directors could result in an injunction preventing completion of the merger or the payment of damages in the event the merger is completed.

On January 7, 2011, a putative shareholder class action lawsuit, De LaPouyade v. Whitney Holding Corporation, et al., Case No. 11-189, was filed in the Civil District Court for the Parish of Orleans of the State of Louisiana against Whitney and members of Whitney’s board of directors asserting that the directors breached their fiduciary duties and/or violated Louisiana state law and that Whitney aided and abetted those alleged breaches of fiduciary duty. Among other relief, the plaintiff seeks to enjoin the merger. On February 17, 2011, a complaint in intervention was filed by the Louisiana Municipal Police Employees Retirement System, or MPERS, in the De LaPouyade case. The MPERS complaint is substantially identical to and seeks to join in the De LaPouyade complaint.

On February 7, 2011, another putative shareholder class action lawsuit, Realistic Partners v. Whitney Holding Corporation, et al., Case No. 2:11-cv-00256, was filed in the United States District Court for the Eastern District of Louisiana against Whitney, members of Whitney’s board of directors, and Hancock asserting violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duty under Louisiana state law, and aiding and abetting breach of fiduciary duty. Among other relief, the plaintiff seeks to enjoin the merger.

One of the conditions to the closing of the merger is that no judgment, decree, injunction or other order by any court of competent jurisdiction is in effect that prohibits the completion of the merger. If a plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, it could result in substantial costs to Hancock and Whitney. In addition, Hancock and Whitney could incur costs associated with the indemnification of Whitney’s directors and officers. See “The Merger—Litigation Relating to the Merger” on page 72 and “The Merger Agreement—Indemnification and Insurance” on page 83.

The shares of Hancock common stock to be received by Whitney shareholders as a result of the merger will have different rights from the shares of Whitney common stock.

Upon completion of the merger, Whitney shareholders will become Hancock shareholders and their rights as shareholders will be governed by the Hancock articles of incorporation and the Hancock bylaws. The rights associated with Whitney common stock are different from the rights associated with Hancock common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 93 for a discussion of the different rights associated with Hancock common stock.

Hancock may have failed to comply with Nasdaq listing obligations regarding independent directors.

As previously disclosed in Hancock’s proxy statement for the year ended December 31, 2010, Carl J. Chaney, an executive officer of Hancock, also serves as a director of Mississippi Power Company, and is a member and chairman of its Compensation Committee. During the fiscal year completed December 31, 2010, Mr. Topazi, a director of Hancock and a member of Hancock’s Compensation Committee, also served as an executive officer of Mississippi Power Company. Mr. Topazi ceased to serve as an executive officer of Mississippi Power Company in August 2010. Hancock had previously determined that Mr. Topazi was an independent director for purposes of the Nasdaq Stock Exchange listing rules. In mid-March, 2011, Hancock received an inquiry from the Nasdaq Stock Exchange regarding, among other things, this determination. Hancock is currently reviewing this issue, and has preliminarily concluded that under Nasdaq Stock Exchange Rule 5605(A)(2)(E), Mr. Topazi would not have qualified as an independent director for purposes of the Nasdaq Stock Exchange listing rules until three years after ceasing to be an executive officer of Mississippi Power Company. As a result, Hancock expects that it may be required to modify the composition of its Compensation Committee on which Mr. Topazi currently serves. It also is possible that the Nasdaq Stock Exchange will propose other remedial action in connection with this matter. Any such action or the resulting publicity with respect to this matter could adversely affect the trading price of Hancock’s common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Hancock, Whitney and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this joint proxy statement/prospectus (and the documents to which we refer you in this joint proxy statement/prospectus) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this joint proxy statement/prospectus relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Hancock or Whitney to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 14 under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by Hancock or Whitney;

•

fluctuations in the market price of Hancock common stock and the related effect on the market value of the merger consideration that Whitney common shareholders will receive upon completion of the merger;

•	business uncertainties and contractual restrictions while the merger is pending;

•

the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	the terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

the anticipated benefits from the proposed merger such as it being accretive to earnings and expanding our geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	the ability to promptly and effectively integrate the businesses of Whitney and Hancock;

•	reputational risks and the reaction of the companies’ customers to the merger;

•	diversion of management time on merger related issues;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of Hancock products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the outcome of pending litigation against Whitney and current members of Whitney’s board of directors;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions; and

•

the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Hancock or Whitney or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Hancock and Whitney undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE HANCOCK SPECIAL MEETING

This section contains information about the special meeting of Hancock shareholders that has been called to consider and approve the merger agreement.

Together with this document, Hancock is also sending you a notice of the special meeting and a form of proxy that is solicited by the Hancock board of directors. The special meeting will be held on April 29, 2011, at 10:00 a.m., local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal to approve the merger agreement as such agreement may be amended from time to time; and

•

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

Each copy of this document mailed to holders of Hancock common stock is accompanied by a form of proxy with instructions for voting by mail or through the internet. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares through the internet. Information and applicable deadlines for voting through the internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Dot Miller, Hancock Bank Corporate Trust Department, or by attending the special meeting in person, notifying the Corporate Secretary, and voting by ballot at the special meeting. If you have voted your shares through the internet, you may revoke your prior internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

Attn: Dot Miller, Hancock Bank Corporate Trust Department

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. According to the Hancock bylaws, business to be conducted at the special meeting must be confined to the subjects stated in Hancock’s notice of the special meeting.

Solicitation of Proxies

Hancock will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Hancock will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Hancock common stock and secure their voting instructions. Hancock will reimburse the record holders for their reasonable expenses in taking those actions. Hancock has also made arrangements with Georgeson Inc., 199 Water St., 26th Floor, New York, NY 10038 to assist it in soliciting proxies and has agreed to pay them approximately $15,000 plus reasonable expenses for these services. If necessary, Hancock may use several of its regular employees, who will not be specially compensated, to solicit proxies from Hancock shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on March 25, 2011 has been fixed as the record date for determining the Hancock shareholders entitled to receive notice of and to vote at the special meeting. At that time, 43,837,548 shares of Hancock common stock were outstanding, held by approximately 5,964 holders of record.

Quorum

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting—either in person or by proxy. To have a quorum at the special meeting requires the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Vote Required

Approval of the merger agreement requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present. Therefore, assuming that a quorum is present, your failure to vote, an abstention or a broker non-vote will have no effect on the proposal to approve the merger agreement.

With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.

The Hancock board of directors urges Hancock shareholders to promptly vote by: accessing the internet site listed in the proxy card instructions if voting through the internet or completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Shareholders will vote at the meeting by ballot. Votes properly cast at the special meeting, in person or by proxy, will be tallied by Hancock’s Inspector of Election.

As of the record date, directors and executive officers of Hancock had the right to vote approximately 1,095,182 shares of Hancock common stock, or approximately 2.5% of the outstanding Hancock shares entitled to vote at the special meeting. We currently expect that each of these individuals will vote their shares of Hancock common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the Hancock Board of Directors

The Hancock board of directors has unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger. The Hancock board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hancock and its shareholders and recommends that you vote “FOR” approval of the merger agreement. See “The Merger—Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors” on page 44 for a more detailed discussion of the Hancock board of directors’ recommendation.

Attending the Special Meeting

All holders of Hancock common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Please detach the attached admission ticket from the proxy card and bring it to the special meeting. The ticket will admit you and one other person. If you hold your Hancock shares in an account at a brokerage firm or bank, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your Hancock shareholdings. Please show this documentation at the meeting registration desk to attend the meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

THE WHITNEY SPECIAL MEETING

This section contains information about the special meeting of Whitney shareholders that has been called to consider and adopt and approve the merger agreement.

Together with this document, Whitney is also sending you a notice of the special meeting and a form of proxy that is solicited by the Whitney board of directors. The special meeting will be held on Friday, April 29, 2011, at 10:00 a.m., local time, in the Board Room of Whitney Bank located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal to adopt and approve the merger agreement as such agreement may be amended from time to time; and

•

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

Each copy of this document mailed to holders of Whitney common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record or hold shares in the 401(k) plan, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the Whitney proxy card, vote by accessing the internet site listed on the Whitney proxy card or vote in person at the Whitney special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet. To vote using the proxy card you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the internet are included with your proxy card.

If you are a holder of record or hold shares in the 401(k) plan, to change your vote, you must:

•	mail a new signed proxy card with a later date to Whitney;

•	vote by calling the toll-free number listed on the Whitney proxy card or accessing the internet site listed on the Whitney proxy card by 11:59 p.m., Eastern time on April 28, 2011; or

•	attend the special meeting and vote in person.

If you wish to revoke rather than change your vote, you must send written, signed revocation to Whitney Holding Corporation, 228 St. Charles Avenue, Suite 626, New Orleans, Louisiana 70130, Attn: Joseph S. Schwertz, Jr., Corporate Secretary, which must be received prior to the exercise of the proxy. You must include your control number.

If you hold shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR”

adoption and approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Whitney shareholders with shares represented by stock certificates should not send Whitney stock certificates with their proxy cards. After the merger is completed, holders of Whitney common stock certificates will be mailed a transmittal form with instructions on how to exchange their Whitney stock certificates for the merger consideration. Shares of Whitney common stock held in book-entry form will automatically be exchanged for the merger consideration.

Solicitation of Proxies

Whitney will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Whitney will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Whitney common stock and secure their voting instructions. Whitney will reimburse the record holders for their reasonable expenses in taking those actions. Whitney has also made arrangements with Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist it in soliciting proxies and has agreed to pay them approximately $10,000 plus reasonable expenses for these services. If necessary, Whitney may use several of its regular employees, who will not be specially compensated, to solicit proxies from Whitney shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on March 25, 2011 has been fixed as the record date for determining the Whitney shareholders entitled to receive notice of and to vote at the special meeting. At that time, 96,653,720 shares of Whitney common stock were outstanding, held by approximately 5,270 holders of record.

Voting Rights and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Whitney common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least two thirds of the shares of Whitney common stock present and entitled to vote at the special meeting. You are entitled to one vote for each share of Whitney common stock you held as of the record date. Holders of shares of Whitney preferred stock and holders of depositary shares representing Whitney preferred stock are not entitled to vote on the adoption and approval of the merger agreement or otherwise at the special meeting.

Because the affirmative vote of the holders of at least two thirds of the voting power present at the special meeting is needed for us to proceed with the merger, an abstention or a broker non-vote will have the effect of a vote against approval of the merger. The Whitney board of directors urges Whitney shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker. If you hold stock in your name as a shareholder of record or hold shares in the 401(k) plan, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by calling the toll-free number listed on the Whitney proxy card, vote by accessing the internet site listed on the Whitney proxy card or vote in person at the Whitney special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the internet.

Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast at the special meeting, assuming a quorum is present. If you are a holder of Whitney common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits a broker non-vote, the abstention or broker non-vote will be counted toward a quorum at the Whitney special meeting, but will have no effect on this proposal.

Holders of Whitney common stock will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Whitney’s tabulator and certified by its corporate secretary.

As of the record date, directors and executive officers of Whitney had the right to vote 4,051,839 shares of Whitney common stock, or approximately 4.2% of the outstanding Whitney common stock entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of Whitney common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the Whitney Board of Directors

The Whitney board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Whitney board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Whitney and its shareholders and recommends that you vote “FOR” adoption and approval of the merger agreement. See “The Merger—Whitney’s Reasons for the Merger; Recommendation of the Whitney Board of Directors” on page 41 for a more detailed discussion of the Whitney board of directors’ recommendation.

Attending the Special Meeting

All holders of Whitney common stock, including holders of record and shareholders who hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only shareholders of record on the record date can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Whitney reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

INFORMATION ABOUT THE COMPANIES

Hancock Holding Company

Hancock Holding Company is a Mississippi corporation and a registered bank holding company headquartered in Gulfport, Mississippi. Hancock was organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. In 2002, Hancock qualified as a financial holding company giving the company broader powers to offer non-banking financial products to our customers. Hancock currently operates more than 150 banking and financial services offices and more than 130 automated teller machines (ATMs) in the states of Mississippi, Louisiana, Florida and Alabama through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, Hancock Bank of Louisiana, Baton Rouge, Louisiana, and Hancock Bank of Alabama, Mobile, Alabama. Hancock Bank, Gulfport, Mississippi subsidiaries include Hancock Investment Services, Hancock Insurance Agency, and Harrison Finance Company, a consumer finance company. At December 31, 2010 and on a consolidated basis Hancock had total assets of $8.1 billion, total loans of $5.0 billion, and total deposits of $6.8 billion. The principal executive offices of Hancock are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501 and its telephone number is (228) 868-4000. Additional information about Hancock and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 108.

Whitney Holding Corporation

Whitney Holding Corporation is a bank holding company headquartered in New Orleans, Louisiana. Whitney operates through its principal subsidiary, Whitney National Bank across a five state region including Houston, Texas, southern Louisiana, coastal Mississippi, central and southern Alabama, the Florida panhandle and the metropolitan Tampa Bay area. Whitney’s primary businesses include commercial, retail, and international banking, brokerage, investment, trust, and mortgage services. Operations are conducted through more than 160 branch banking offices located within the Gulf South region. Whitney also maintains a foreign branch office on Grand Cayman in the British West Indies. As of December 31, 2010, Whitney’s consolidated total assets were approximately $11.8 billion and its total shareholders’ equity was approximately $1.5 billion. The principal executive offices of Whitney are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7272. Additional information about Whitney and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 108.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Hancock and its subsidiaries and of Whitney and its subsidiaries, as an acquisition by Hancock of Whitney using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the purchase method of accounting, the assets and liabilities of Whitney will be recorded by Hancock at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger, the planned redemption or repurchase by Hancock of the Whitney TARP Preferred Stock and the Whitney TARP Warrant from Treasury and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments” as if the transactions had occurred on December 31, 2010. The unaudited pro forma condensed combined income statement for the year ended December 31, 2010, gives effect to the merger, the planned redemption by Hancock of the Whitney TARP Preferred Stock and the Whitney TARP Warrant and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments” as if the transactions had become effective at January 1, 2010.

The merger was announced on December 22, 2010, and the merger agreement provides for each outstanding share of Whitney common stock other than, subject to specified exceptions, shares beneficially owned by Whitney and Hancock to be converted into the right to receive .418 of a share of Hancock common stock. The merger agreement provides that shares of the Whitney TARP Preferred Stock will be converted into the right to receive one share of Hancock preferred stock with substantially the same rights, powers and preferences as the Whitney TARP Preferred, and that the outstanding Whitney TARP Warrant to purchase Whitney common stock, which was issued on December 19, 2008 to Treasury will be converted into a warrant to purchase Hancock common stock, subject to appropriate adjustments to reflect the exchange ratio. Subject to the receipt of requisite regulatory approvals, Hancock intends to redeem or repurchase the Whitney TARP Preferred Stock and the Whitney TARP Warrant held by Treasury at the completion of the merger. The capital raise is not required by the terms of the merger agreement but was undertaken to strengthen the regulatory capital position of the combined company and to facilitate the planned redemption or repurchase of the Whitney TARP Preferred Stock and the Whitney TARP Warrant. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both Hancock and Whitney, which are incorporated in the document by reference. See “Where You Can Find More Information” on page 108.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Hancock and its subsidiaries and of Whitney and its subsidiaries, such information and notes thereto are incorporated by reference herein.

HANCOCK HOLDING COMPANY

Pro Forma Condensed Consolidated Balance Sheet

at December 31, 2010

(In millions)

Unaudited

	Hancock as Reported(a)	Pro Forma Adjustments	Ref	Pro Forma Hancock	Whitney as Reported(b)	Pro Forma Adjustments	Ref	Pro Forma Combined
Assets
Cash and due from banks	$140	191	A	$331	$210	(311)	B	$230
Interest-bearing time deposits with other banks	364			364	426			790
Fed funds sold and other short term investments	275			275	20			295
Loans held for sale	22			22	198			220
Securities	1,489			1,489	2,610			4,099
Loans, net of unearned income	4,957			4,957	7,235	(447)	C	11,745
Allowance for loan and lease losses	(82)			(82)	(217)	217	D	(82)
Net loans	4,875			4,875	7,018	(230)		11,663
Property and equipment	210			210	232			442
Goodwill	62			62	436	184	E	682
Other intangible assets	13			13	9	173	F	195
Other	688			688	640	81	G	1,409
Total Assets	8,138	191		8,329	11,799	(103)		20,025

Liabilities
Deposits
Noninterest-bearing	$1,127			1,127	$3,523			$4,650
Interest-bearing	5,649			5,649	5,880			11,529
Total Deposits	6,776			6,776	9,403			16,179
Short-term borrowings	375			375	543			918
Long-term borrowings	—			—	220			220
Accrued expenses and other	131			131	109	64	H	304
Total Liabilities	7,282			7,282	10,275	64		17,621
Shareholders’ equity
Preferred stock	—			—	296	(296)	I	—
Common equity	856	191	A	1,047	1,228	129	I	2,404
Total shareholders’ equity	856	191		1,047	1,524	(167)		2,404
Total Liabilities and Equity	8,138	191		8,329	11,799	(103)		20,025

(a)	Amounts derived from Hancock’s audited consolidated financial statements, as of, and for the year ended December 31, 2010.
(b)	Amounts derived from Whitney’s audited consolidated financial statements, as of, and for the year ended December 31, 2010.

See accompanying Notes to Pro Forma Condensed Financial Statements

HANCOCK HOLDING COMPANY

Pro Forma Condensed Consolidated Income Statement

Year Ended December 31, 2010

(In millions, except per share data)

Unaudited

	Hancock as Reported	Pro Forma Adjustments	Ref	Pro Forma Hancock	Whitney as Reported	Pro Forma Adjustments	Ref	Pro Forma Combined
Interest Income
Loans	$285			$285	$391			$676
Securities	65			65	81			146
Other	2			2	1			3
Total interest income	352			352	473			825
Interest Expense
Deposits	73			73	41			114
Borrowed Funds	9			9	11			20
Total interest expense	82			82	52			134
Net interest income	270			270	421			691
Provision for credit losses	66			66	315			381
Noninterest Income
Service charges on deposits	45			45	34			79
Trust fees	17			17	12			29
Debit card and merchant fees	15			15	25			40
Net securities gains (losses)	—			—	—			—
Other	60			60	49			109
Total noninterest income	137			137	120			257
Noninterest Expense
Personnel	142			142	202			344
Occupancy	24			24	39			63
Equipment	10			10	29			39
Other	103			103	193	33	K	329
Total noninterest expense	279			279	463	33		775
Income (loss) before taxes	62			62	(237)	(33)		(208)
Income tax expense (benefit)	10			10	(95)	(12)	K	(97)
Net income (loss)	52			52	(142)	(21)		(111)
Preferred stock dividends	—			—	16	(16)	L	—
Net income (loss) to common shareholders	52			52	(158)	(37)		(111)
Basic	$1.41			$1.21	$(1.64)			$(1.32)
Diluted	1.40			1.21	(1.64)			(1.32)
Average Common Shares Outstanding:
Basic	37	6	J	43	97	(56)	M	84
Diluted	37	6	J	43	97	(56)	M	84

(a)	Amounts derived from Hancock’s audited consolidated financial statements, as of, and for the year ended December 31, 2010.
(b)	Amounts derived from Whitney’s audited consolidated financial statements, as of, and for the year ended December 31, 2010.

See accompanying Notes to Pro Forma Condensed Financial Statements.

Notes to Pro Forma Condensed Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger involving Hancock and Whitney, the planned redemption or repurchase by Hancock of the Whitney TARP Preferred Stock and Whitney TARP Warrant from Treasury under its Capital Purchase Program, and the issuance by Hancock of common equity for net proceeds of $191 million described under “Recent Developments” if the transactions had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, the redemption or repurchase of the Whitney TARP Preferred Stock and Whitney TARP Warrant and the common equity issuance been consummated at January 1, 2010, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second quarter of 2011, provides for the issuance of .418 shares of Hancock Holding Company common stock in exchange for each share of Whitney common stock and is subject to approval of Hancock and Whitney shareholders and regulators. The value of a Whitney share would be $15.48 based on Hancock’s closing price on December 21, 2010.

The merger will be accounted for as an acquisition by Hancock using the purchase method of accounting. Accordingly, the assets and liabilities of Whitney will be recorded at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Whitney’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executor contracts, and other items of Whitney as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Whitney’s shareholders’ equity including results of operations through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

As described elsewhere in this document, Hancock plans the full redemption or repurchase at the closing of the merger of the Whitney TARP Preferred Stock and TARP Warrant from Treasury, under its Capital Purchase Program subject to regulatory authorization and Treasury approval. Hancock’s issuance of common equity for net proceeds of $191 million is described under “Recent Developments.”

The accounting policies of both Hancock and Whitney are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2—Estimated Merger and Integration Costs

In connection with the merger, the plan to integrate Hancock’s and Whitney’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Hancock and Whitney are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Whitney’s employees, vacating

Notes to Pro Forma Condensed Financial Statements (continued)

Whitney’s leased premises, changing information systems, canceling contracts between Whitney and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Whitney. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Hancock information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. Hancock expects to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimate the merger related costs to be in the range of $175-$250 million pre-tax and expect they will be incurred primarily in 2011.

Note 3—Estimated Annual Cost Savings

Hancock expects to realize $134 million in annual pretax cost savings following the merger, which management expects to be phased in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Cash and common equity for Hancock are adjusted for the common equity raise for net proceeds of $191 million, which is described under “Recent Developments.”

B.	Hancock plans to redeem at closing all of the Whitney TARP Preferred Stock, at $300 million, and Whitney TARP Warrants that Whitney issued to Treasury under its Capital Purchase Program, which is expected to be $11 million.

C.	Loans were adjusted as follows:

Total loans	$7,235
Loan fair value adjustment as a % of total loans	6%

Fair value adjustment	447

The adjustment to loans is primarily related to credit deterioration in the acquired loan portfolio. During Hancock’s due diligence on Whitney, Hancock reviewed loan information across collateral types and geographic distributions. Hancock assessed Whitney’s internal loan grading methodologies and other available information about the credit quality of the portfolio. Hancock then applied its assessment of risk grading to the portfolio and applied traditional examination methodologies to arrive at the fair value adjustment. Approximately two-thirds of Whitney’s loans are variable rate loans and Hancock did not identify significant interest rate adjustments needed in the remainder of the portfolio. Consequently, a fair value adjustment to reflect current interest rates and spreads in the current interest rate environment is not currently estimated to be significant, and, therefore, not reflected in the pro forma income statements.

D.	The allowance for loan losses is adjusted for the reversal of Whitney’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date and prohibit the carryover of the related allowance for loan losses. This adjustment has not been reflected in the pro forma income statements.

Notes to Pro Forma Condensed Financial Statements (continued)

E.	See Note 5 for calculation of pro forma goodwill.

F.	Other intangible assets were adjusted by $173 million to establish identifiable intangibles for estimated core deposit intangibles associated with the acquisition as shown below. Final intangible assets will be determined after the merger is completed as discussed in Note 1 which could result in additional tangible and identifiable intangible assets and liabilities not yet identified, such as customer relationship and trade name intangibles.

Core deposits	$7,292
CDI assumption	2.50%

CDI	$182

G.	Other assets adjustment is the net deferred tax asset of $81 million associated with the loan fair value adjustment shown under pro forma adjustment C which is offset by the reversal of Whitney’s allowance for loan losses described in pro forma adjustment D.

H.	Other liabilities adjustment is the deferred tax liability of $64 million associated with the intangible assets fair value adjustment shown under pro forma adjustment F.

I.	Preferred stock is adjusted by $4 million, to reflect the fair value of the preferred stock, then reduced by anticipated redemption amount of $300 million for a net adjustment of $296 million. Common equity is adjusted for the following adjustments:

Shareholders’ Equity Adjustment
Loan fair value	(447)
Allowance for loan and lease losses	217
Goodwill	184
Other intangible assets	173
Deferred tax asset	81
Deferred tax liability	(64)
TARP Warrants	(11)
TARP Preferred stock	(4)

$129

J.	Reflects the expected numbers of shares of Hancock common stock issued as part of the capital raise.

K.	Other intangibles amortization is calculated on core deposit intangibles for the year ended December 31, 2010. Core deposit intangibles of $182 million are amortized using 10 years sum-of-the-year digits method which amounts to amortization expense of $33 million, $12 million related tax expense, for the year ended December 31, 2010.

L.	With the redemption of the Whitney TARP Preferred Stock at the closing of the merger, there will be no preferred stock dividends.

M.	Average shares outstanding adjustment is calculated for the shares outstanding for Whitney at the fixed exchange ratio of .418 for an adjustment of 56 million at December 31, 2010.

Notes to Pro Forma Condensed Financial Statements (continued)

Note 5—Calculation of Pro Forma Goodwill

Whitney common shares outstanding at merger announcement		96.60
Price per share, based on HBHC price of $33.00 as of March 30, 2011		13.79

Total pro forma purchase price from common stock		$1,332
Stock-based compensation awards vested at acquisition date		25
Whitney TARP Preferred Stock and Whitney TARP Warrants		311

Total pro forma purchase price		$1,668
Whitney Net Assets at Market Value:
Cash and due from banks	$210
Interest-bearing time deposits with other banks	426
Fed funds sold and other short term investments	20
Loans held for sale	198
Securities	2,610
Loans, net of unearned income	6,788
Property and equipment	232
Other intangible assets	182
Other	721

Total Assets	11,387
Liabilities
Deposits
Noninterest-bearing	3,523
Interest-bearing	5,880
Total Deposits	9,403
Short-term borrowings	543
Long-term borrowings	220
Accrued expenses and other	173

Total Liabilities	10,339
Net Assets		1,048

Preliminary Pro Forma Goodwill		$620

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of Whitney’s long-term prospects and strategies, the Whitney board of directors and senior management have regularly reviewed and assessed Whitney’s business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing stockholder value. Over the last several years, Whitney has been faced with many difficult challenges—ranging from natural disasters, such as hurricanes Katrina and Rita, to man-made disasters like the BP Deepwater Horizon oil spill, to the recent financial crisis and recession affecting the nation. The well-documented economic challenges that have faced the nation over the last few years have had a disproportionately negative impact on many of the markets that Whitney serves in the Gulf Coast region. This has led to additional loan loss provisions, increases in total charge-offs, increases in expenses associated with problem assets, and restrained new loan demand from credit worthy borrowers, all of which impacted Whitney’s earnings capacity and its capital strength.

As a result of the difficult operating environment, Whitney made commitments to its regulators that Whitney Bank would implement and adopt certain policies and procedures intended among other things, to improve asset quality and earnings and reduce the level of criticized and problem loans. These commitments include implementing an effective problem loan action plan and strengthening the overall credit risk management structure, process and staffing, including risk rating accuracy and timeliness, underwriting, credit approval and monitoring. Whitney believes that it has made progress in meeting these commitments, including (i) the adoption of amendments to various credit policies to provide for (a) the development of a written action plan for criticized assets of $1 million or greater and (b) the timely and accurate risk ratings of loans and timely placement of loans on nonaccrual; (ii) the establishment of training programs for lending officers to ensure completion of written action plans for criticized assets and accurate risk ratings of loans and the proper financial analysis of borrowers and guarantors; and (iii) completion of an assessment of and enhancement to the methodology for determining its allowance for loan losses. During the third quarter of 2009, management enhanced the allowance methodology by expanding the qualitative and environmental factors that are considered and by evaluating and applying loss factors to the loan portfolio at a more granular level to better capture regional distinctions and distinctions among the loan types. In February 2010, Whitney announced that it had entered into a consent order relating to a range of Bank Secrecy Act compliance matters. Notwithstanding Whitney’s efforts to date, Whitney has not yet fulfilled all of its commitments to its regulators.

Whitney has historically maintained capital levels in excess of its peers and maintaining its well-capitalized status throughout this difficult period was a priority for Whitney’s board and management. As a consequence, Whitney raised capital on two separate occasions. In December 2008, Whitney issued $300 million of senior preferred stock to Treasury under Treasury’s Capital Purchase Program. In October 2009, to further fortify its balance sheet, Whitney completed a successful public offering of $230 million of its common stock.

Although the economic environment showed some initial signs of improvement in the first quarter of 2010, developments in the second quarter of 2010 demonstrated that the economic recovery would be slow and protracted due to high unemployment, low consumer confidence, and a soft housing market. Unemployment rates within several of Whitney’s markets continued to exceed recent levels. Consumer confidence indicators also declined during the second quarter as businesses, hesitant to invest in the face of the fragile economic recovery, continued to exercise restraint in capital spending and workforce increases, and, as a result, claims for unemployment remained at historically elevated levels. Further complicating the perceptions of Whitney and its markets was the April 2010 explosion of the BP Deepwater Horizon oil rig and subsequent oil spill, which cast a pall over the Gulf Coast region.

On July 27, 2010, Whitney reported financial results for the second quarter of 2010.

On September 7, 2010, John C. Hope, III, Chairman and CEO, was contacted by the chief executive officer of Company A to request a meeting. On the same day and unrelated to Company A’s request, Whitney delivered a letter to Company A in which Whitney raised concerns that two former Whitney employees recently hired by Company A had taken confidential Whitney information with them in connection with their departures from Whitney.

On September 8, 2010, Mr. Hope returned the call of Company A’s CEO. At that time, Company A’s CEO requested a meeting with Mr. Hope to discuss a business combination. After consulting with Whitney’s Lead Director, Eric J. Nickelsen, Mr. Hope agreed to meet with the CEO of Company A.

On the same day, a director of Company A called Angus Cooper, a Whitney director, asking whether Mr. Cooper would speak with the CEO of Company A. Mr. Cooper referred the Company A director to Mr. Nickelsen. The Company A director, who is an acquaintance of Mr. Cooper, telephoned Mr. Cooper several times over the following several month period.

On September 10, 2010, during their in-person meeting, the CEO of Company A outlined a general strategic rationale for a combination of Whitney and Company A and requested the opportunity to conduct diligence related to the proposed combination, but provided no pricing proposal. Mr. Hope and Company A’s CEO also briefly discussed the employee matter.

On September 13, 2010, Mr. Hope, John M. Turner, Jr. (Whitney’s President), Thomas L. Callicutt, Jr. (Whitney’s Senior Executive Vice President and Chief Financial Officer), and Joseph S. Schwertz, Jr. (Whitney’s Executive Vice President and General Counsel) conferred with representatives of J.P. Morgan Chase & Co. (“J.P. Morgan”) and a representative of Alston & Bird LLP (“Alston & Bird”), outside legal counsel to Whitney, regarding Company A’s inquiry.

At a regularly scheduled board meeting on September 22, 2010, with representatives of J.P. Morgan and Alston & Bird present, Mr. Hope reported to the board of directors the informal inquiry from Company A and the discussion he had on September 10, 2010 with Company A’s CEO. The board of directors also received a preliminary financial analysis from representatives of J.P. Morgan, and Alston & Bird reviewed with the board of directors its fiduciary duties. After discussion among the board members, the board of directors authorized Mr. Hope to communicate to Company A that the board of directors determined that Whitney should continue to focus on executing its business plan and this was not the appropriate time for Whitney to enter into a business combination with Company A or any other institution.

On September 30, 2010, Mr. Nickelsen received a letter from the CEO of Company A proposing a combination of their respective financial institutions through an all-stock transaction in the range of $10 to $13 per share of Whitney’s common stock. The most recent closing sale price of Whitney’s common stock prior to that date was $8.42 per share.

As a result of Company A’s proposal, and as part of its ongoing review and assessment of Whitney’s strategic plan, the board of directors discussed the proposal from Company A at a special meeting held on October 7, 2010. At that meeting, the board also received an update on the unrelated employee matter, Company A’s responses, and further actions that Whitney might take to resolve the matter. Representatives of J.P. Morgan also provided an updated financial analysis of Whitney’s prospects as a stand alone company, including analyst and management estimates of earnings per share and net income available to common shareholders, as well as a comparison of certain financial information and information on the strategic and financial capabilities of other financial services companies (including Company A and Hancock). After further discussion among the directors, the board of directors authorized Mr. Nickelsen to send a letter to the CEO of Company A to the effect that the Whitney board of directors was not prepared to engage in further discussions until the employee matter was resolved.

On October 11, 2010, the CEO of Company A called Mr. Nickelsen to discuss Company A’s proposal. Mr. Nickelsen responded that Whitney’s board of directors had determined that the previously discussed matter needed to be resolved prior to any additional business combination discussions taking place. During the months that followed, Mr. Nickelsen received a number of telephone calls from the CEO of Company A and other representatives of Company A, in addition to the significant conversations reported in this disclosure.

On October 14, 2010, Mr. Nickelsen sent a letter to the CEO and board of directors of Company A stating that the Whitney board of directors could not conclude, based on the terms proposed by Company A, that a combination of Company A and Whitney would be in the best interests of Whitney, its shareholders or its other stakeholders. The letter further stated that Whitney was open to conducting limited due diligence and/or exchanging confidential information on the respective companies, subject to certain conditions, but only after the employee matter was satisfactorily resolved.

On October 21, 2010, Mr. Hope called the CEO of Company A to suggest measures that Whitney and Company A could take to resolve the employee matter. Company A sent Whitney a letter, dated October 25, 2010, which reported on Company A’s investigation of the employee matter. Company A also assisted Whitney in obtaining the safekeeping and return of its confidential information found in the possession of the two Company A employees. After receiving the letter, and considering the cooperation of Company A, Whitney considered the employee matter resolved.

On October 26, 2010, Whitney reported financial results for the third quarter of 2010.

On October 27, 2010, at a regularly scheduled meeting of the board of directors, with representatives of Alston & Bird present, the board of directors approved various Bylaw amendments that had been previously discussed with the board and the board received updates from management on its bulk asset sale efforts. The board of directors also received an update on Company A’s proposal. At this meeting, the board of directors authorized management to negotiate and sign a nondisclosure agreement with Company A. Mr. Hope also asked the Board to appoint three independent directors, Messrs. Nickelsen, Crowell, and Cooper, as an informal advisory committee to Mr. Hope to advise him with respect to discussions with Company A.

On October 28, 2010, Alston & Bird provided a draft mutual nondisclosure agreement to a Senior Executive Vice President of Company A. On November 4, 2010, Company A provided representatives of Alston & Bird a preliminary due diligence request list.

On November 8, 2010, Whitney and Company A entered into a mutual nondisclosure agreement with standstill provisions. On the same day, Whitney directors Nickelsen, Crowell, Cooper and Hope had a telephonic meeting to discuss the status of discussions with Company A, J.P. Morgan’s preliminary analysis of certain pricing metrics and Whitney’s earnings projections, and the substantive terms of J.P. Morgan’s proposed engagement.

On November 8, 2010, directors Nickelsen and Cooper had a preliminary meeting with Company A’s CEO and another director and officer of Company A to discuss reasons for, and potential benefits of, a business combination. There were no pricing or other material terms discussed.

On November 10, 2010, representatives of Company A and representatives of J.P. Morgan discussed a tentative schedule for negotiations, as well as logistical considerations for Whitney management’s presentation to Company A scheduled for November 15, 2010.

On November 15, 2010, Whitney’s management team, with representatives of J.P. Morgan present, made a series of presentations to management of Company A with respect to Whitney’s business, including proposed bulk sales of underperforming assets, its current capital and liquidity levels, and Whitney management’s strategic plans and projections.

At a regular meeting of the board of directors on November 17, 2010, representatives of J.P. Morgan made a presentation addressing Company A’s proposal and Whitney’s management also made a presentation addressing

Whitney’s earnings prospects. Later that day, representatives of J.P. Morgan sent a letter to Company A inviting the submission of a preliminary nonbinding proposal for Company A’s acquisition of Whitney.

On November 23, 2010, Whitney received a letter from Company A proposing an all-stock transaction at an indicative value of $13.25 per share of Whitney common stock. The most recent closing sale price of Whitney’s common stock prior to that date was $9.24 per share.

On November 24, 2010, Directors Nickelsen, Crowell, Cooper and Hope met telephonically with representatives of J.P. Morgan and Alston & Bird to discuss Company A’s proposal. Later that day, representatives of J.P. Morgan contacted representatives of Company A to request that Company A provide additional information relating to its proposal. The next day Company A responded in part to the request.

On December 1, 2010, Messrs. Hope, Nickelsen, Crowell and Cooper met, with representatives of J.P. Morgan and Alston & Bird present, to discuss Company A’s November 23, 2010 proposal and potential alternatives. The members of the advisory committee concluded that it would recommend to the board of directors that Company A be permitted two weeks to perform diligence and for Whitney to perform reciprocal diligence on Company A and that J.P. Morgan be instructed to inform Company A that its consideration should be increased and that the proposed number of Whitney director positions on the Company A board should be increased proportionately.

Later the same day, at a special meeting of Whitney’s board of directors, the board of directors reviewed and thoroughly discussed Company A’s proposal, as reflected in the November 23, 2010 and November 25, 2010 letters. In addition, representatives of J.P. Morgan conducted a presentation including a preliminary financial analysis of Company A’s proposal and answered related questions from Whitney directors. The board of directors and representatives of J.P. Morgan discussed J.P. Morgan’s analysis of Whitney’s intrinsic value. Representatives of Alston & Bird reviewed with the board its fiduciary duties. The board of directors considered whether the timing was appropriate to consider a transaction of the type proposed by Company A, whether Company A’s proposal was sufficient for the board of directors to authorize a reciprocal diligence process, and whether entering into such a process might expose Whitney to the possibility of informational leaks. The board of directors also discussed whether to consider contacting other parties to ascertain their potential interest in a business combination, but decided not to conduct a wider process after taking into account the heightened risk of informational leaks that such a process would raise and J.P. Morgan’s views about both the timing of such a process and the limited likelihood that such a process might result in another party’s being willing to make a proposal that would be superior to a proposal that Company A could make. Mr. Nickelsen summarized the special advisory committee’s preliminary recommendations for the board of directors.

After deliberating, the board of directors decided to permit Company A and Whitney to conduct more detailed due diligence reviews on each other, both to enable Company A to improve its offer and to permit Whitney to more fully evaluate Company A as a possible merger partner. Further, the board of directors decided to invite the CEO of Company A to make a presentation at Whitney’s next scheduled board meeting. The board of directors authorized representatives of the advisory committee and J.P. Morgan to negotiate an increase in the merger consideration from Company A and to request board seats proportional to ownership in the resulting entity from the proposed transaction.

On December 3, 2010, J.P. Morgan received a verbal proposal from Company A’s financial advisors at a price of $13.75. The most recent closing sale price of Whitney’s common stock prior to that date was $9.78 per share.

On December 7, 2010, upon being granted access by Company A to its electronic data room, Whitney began its diligence review of Company A. The due diligence review continued until the parties ceased discussions.

On December 10, 2010, Company A made a management presentation to members of Whitney’s management, with representatives of J.P. Morgan present.

On December 13, 2010, two members of the advisory committee, Messrs. Nickelsen and Cooper, met in Pensacola, Florida with the CEO of Company A, the chairman of the board of Company A, and another director of Company A and had preliminary discussions regarding possible management and board governance arrangements for the resulting entity and plans for integration of the two companies and their management teams, without addressing pricing or other related matters.

On December 14, 2010, Messrs. Hope and Turner met with the CEO of Company A to discuss Company A’s integration plans. Also that day, representatives of Alston & Bird contacted counsel for Company A to clarify and discuss a number of issues raised by Company A in its comments to the merger agreement. Later that evening, Messrs. Nickelsen and Cooper met with Company A’s CEO, another director and its senior executive vice president to further discuss certain terms of the transaction. As a result of the conversation, Company A proposed a fixed exchange ratio that equated to an increased indicative value on that day of $14.10, but conditioned on an increased termination fee of $60 million. The most recent closing sale price of Whitney’s common stock prior to that date was $10.74 per share.

At a regularly scheduled meeting of the board of directors on December 15, 2010, the board of directors reviewed Company A’s latest proposal, the results of management’s diligence review of Company A, including the views of independent outside consultants that were engaged by Whitney to assist in the performance of due diligence on Company A’s loan portfolio and credit files, and a presentation from management regarding Whitney’s strategic plan, assuming the company were to remain independent. At the invitation of the board, the CEO of Company A, accompanied by several members of Company A’s executive team, also addressed the board, responded to questions and then left the meeting. After discussion, the board of directors instructed representatives of J.P. Morgan to contact Company A to obtain feedback on certain key questions regarding Company A and its proposal, including prospects for regulatory approval of a merger and further due diligence matters.

Following the board meeting, representatives of J.P. Morgan spoke with the CEO of Company A, who authorized Whitney to have discussions with Company A’s primary regulator, but he refused to provide further information on the remaining issues raised by the board of directors. At that point, Company A’s CEO terminated discussions. Mr. Nickelsen subsequently received calls from Company A’s CEO and its senior executive vice president in which Mr. Nickelsen reiterated Whitney’s request for further information, as previously requested by J.P. Morgan, and the importance of receiving such information to continuing negotiations.

On December 16, 2010, Mr. Nickelsen and Mr. Cooper had a brief meeting with a director of Company A with the latter asking for Whitney’s requirements for continuing negotiations with Company A. Messrs. Nickelsen and Cooper advised the director that Company A should respond more fully to J.P. Morgan’s prior inquiries. Later that evening, Mr. Hope received an unsolicited email and voice message from Mr. Carl J. Chaney, CEO of Hancock, expressing Hancock’s interest in exploring a potential combination of Whitney and Hancock. Before responding to Mr. Chaney, Mr. Hope informed Mr. Nickelsen of the messages from Mr. Chaney.

On December 17, 2010, Mr. Hope called Mr. Chaney, who again expressed interest in a potential combination of Whitney and Hancock. Mr. Hope then reported that conversation to Mr. Nickelsen. Later that evening, Hancock sent a letter to Mr. Hope expressing interest in a merger at an indicative price of up to $14.00. The most recent closing sale price of Whitney’s common stock prior to that date was $10.18 per share.

On December 18, 2010, Whitney and Hancock signed mutual nondisclosure agreements, including reciprocal standstill provisions. Hancock was provided data room access and Whitney’s management team, with representatives of J.P. Morgan present, made a series of presentations to Hancock management with respect to Whitney’s business, including the status of bulk sales of underperforming assets, its current capital and liquidity levels, and Whitney management’s strategic plans and forecasts. Whitney also commenced its due diligence review of Hancock, which continued until the signing of the merger agreement.

That afternoon, the board of directors held a conference call, at which a majority of Whitney’s directors were present. Mr. Hope informed the board members of Hancock’s expression of interest. Whitney’s directors were also provided an update on the negotiations with Company A. Following that conference call, at Whitney’s direction representatives of Alston & Bird provided Hancock a draft merger agreement to determine whether there was a basis for continuing discussions with Hancock.

During the late evening of December 18, 2010, Hancock provided a revised proposal to Whitney, in which it proposed a revised indicative price of $14.00.

On December 19, 2010, negotiations continued with counsel for Company A, including further exchanges of draft merger agreements, and Hancock and Whitney continued to engage in meetings related to their corresponding diligence reviews. In addition, representatives of Alston & Bird and Wachtell, Lipton, Rosen & Katz (“Wachtell”), counsel for Hancock, discussed the draft merger agreement provided to Hancock the previous day. After consulting with Hancock management, representatives of Wachtell confirmed that Hancock was willing to sign a merger agreement in substantially the form presented. Upon instruction from Mr. Hope, representatives of J.P. Morgan contacted representatives of Hancock to ask whether Hancock would be willing to increase its proposed merger consideration.

Later in the afternoon of December 19, 2010, during a special meeting of Whitney’s board of directors, the board received reports from Whitney management on the current status of the proposals from Company A and Hancock. At that time, the board further deliberated whether or not to remain independent or to consider a combination. Representatives of J.P. Morgan presented an updated financial analysis of the competing proposals and representatives of Alston & Bird provided a review of the directors’ fiduciary duties when considering a strategic transaction. Whitney management provided a report on its discussions with bank regulatory officials concerning Company A’s proposal and a preliminary report on Whitney management’s diligence review of Hancock. During the special meeting, representatives of J.P. Morgan reported that Mr. Chaney had telephoned to communicate an increase in Hancock’s offer, to an indicative value of $14.35. Following discussions, the board of directors determined that it was open to pursuing a strategic alternative that protected the best interests of Whitney, the shareholders and the community, but did not conclude that either proposal was sufficient. The board of directors decided to inform Company A that it had received an unsolicited proposal and that the board of directors needed additional time to evaluate that proposal. The board of directors also determined that it would inform Hancock that the board of directors would give Hancock additional time for the parties to conduct reciprocal diligence and resolve other open issues in the Hancock proposal. Following these decisions, the special meeting of the board of directors was recessed, but not adjourned.

During the evening of December 19, 2010, representatives of J.P. Morgan contacted Company A’s CEO and its advisors to communicate the decision of the board of directors. Following that communication, Company A, through its representatives, indicated that they would send a letter with a form of merger agreement that Company A was prepared to sign, with a deadline for Whitney’s execution of 2:00 p.m. Central Standard Time the following day.

Late that evening, Whitney received a letter from Company A that included a proposed final form of merger agreement, and a threat to withdraw the offer if the merger agreement was not executed by 2:00 p.m. Central Standard Time on the following day, December 20, 2010. The letter from Company A further stated that, if not accepted by the deadline, and if Whitney and Company A were to engage in further negotiations, all terms (economic, financial and social) would be open for re-negotiation.

Mid-day on December 20, 2010, the special meeting of the Whitney board of directors reconvened to discuss Company A’s letter received the previous evening. The board of directors also received an update on the status of management’s diligence review of Hancock. After extended discussion, the board of directors instructed representatives of J.P. Morgan to inform Company A that the board of directors would reconvene later that evening and would respond to Company A’s revised proposal at that time.

In the late afternoon of December 20, 2010, Company A submitted a revised proposal with a higher indicative value of $15.49 based on an increase in closing price, but making certain structural changes that withdrew commitments regarding the use of the Whitney name by the surviving bank and the number of Company A board seats reserved for Whitney directors and that potentially impaired Whitney’s ability to honor other commitments and agreements that the board believed would be important during the integration process and ultimate success of the combination. Company A stated that this offer, if not accepted, was to expire at 9:00 p.m. Central Standard Time that day.

In the evening of December 20, 2010, the special meeting of Whitney’s board of directors reconvened to discuss Company A’s revised proposal, receive an update on management’s diligence review of Hancock and discuss next steps. Representatives of Alston & Bird reviewed with the board its fiduciary duties and representatives of J.P. Morgan presented an updated financial analysis. At the invitation of the board, the Co-CEOs of Hancock, Messrs. Chaney and John M. Hairston, together with a representative of Morgan Stanley & Co. Incorporated, financial advisor to Hancock, addressed the board and responded to questions from directors. Following the departure of Messrs. Chaney and Hairston, representatives of Alston & Bird discussed with the board of directors the provisions of the proposed merger agreements, highlighting certain differences between the proposals from Company A and Hancock, including the scope of certain representations and operating covenants. The board of directors also received Whitney management’s updated diligence report on Hancock.

The Whitney board of directors discussed the merits of requesting best and final bids from both Company A and Hancock, and whether to seek indications of interest from other parties that might be interested in a combination with Whitney. The board of directors recognized, however, that further delay might result in the loss of one or both of the current attractive proposals. After discussion, the board of directors authorized representatives of J.P. Morgan to instruct both Hancock and Company A to submit “best and final” offers by the following afternoon and instructed management to complete its diligence review of Hancock before the board of directors reconvened the special meeting the following evening.

Mid-afternoon on December 21, 2010, each of Hancock and Company A submitted revised proposals. Company A’s proposal included a slightly lower fixed exchange ratio from its previous offer, but a higher indicative value of $15.61 (based on the recent increase in Company A’s closing price) and restored provisions of the prior draft merger agreement (including provisions for simultaneous bank merger, the Whitney name, board seats for Whitney directors in the surviving entity, and other non price-related commitments). Hancock proposed to exchange 0.418 Hancock shares for each share of Whitney common stock, with an indicative value of $15.48 (based on Hancock’s closing price on that day). Wachtell distributed to Alston & Bird a revised draft merger agreement, reflecting minor changes from the prior draft, together with a proposed $50 million termination fee.

During the early evening of December 21, 2010, the special meeting of the Whitney board of directors reconvened to discuss the revised proposals from Company A and Hancock. During the meeting, at the invitation of the board, the Chairman and the CEO of Company A (both participating by conference telephone) made remarks to the board of directors. Also at the invitation of the board, the CEOs of Hancock (also participating by conference telephone) made remarks to the board of directors and responded to questions from Whitney directors. Following these presentations, Whitney management updated the board of directors on the results of its diligence review of Hancock. At this time, board members considered a comparison of the two current proposals that took into account the pricing as it related to the two bidders’ average closing share prices over several different periods of time—1 day average, 5 day average, 10 day average, and average since November 23. The analysis reflected that, for the most immediate time periods (1 trading day and 5 trading days), Company A’s implied offer values were higher than Hancock’s implied offer values. For the longer term (10 trading day and average since November 23), the analysis reflected that Hancock’s implied offer values were higher than Company A’s implied offer values. Based on this information, it was the board’s view that the offers were comparable from a price perspective. Representatives of J.P. Morgan provided the board of directors with an updated financial analysis and orally confirmed that it was prepared to render its fairness opinion. The directors also discussed and deliberated about the relative stock values of the proposals from Company A and Hancock and the strategic strengths and weaknesses of a potential combination with each financial institution. As part of this analysis, the board considered the relative regulatory approval risks associated with each financial institution, the results of reverse due diligence on the two institutions and various cultural and social issues, including the characteristics and stability of the management teams and the likelihood for a successful long term integration of the businesses and people. After considering all of these different items, the board of directors concluded that, with respect to the implied price, there was no material difference in the offers. With respect to other relevant factors, the board concluded that the Hancock transaction was more attractive than Company A’s proposal and would result in better long-term value and a more successful business combination for Whitney shareholders. Representatives of Alston & Bird provided the board of directors with an update on the final changes in the Hancock version of the merger agreement and explained the proposed resolutions of the board of directors approving a merger agreement.

After further discussion and deliberation, the board of directors, having determined that the terms of Hancock’s proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Whitney and its shareholders, unanimously approved and declared advisable the Hancock merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to its shareholders for adoption and approval, and recommended that shareholders vote in favor of the adoption and approval of the Hancock merger agreement and the transactions contemplated thereby, including the merger.

Later that evening, Hancock and Whitney executed the merger agreement. Prior to market open on December 22, 2010, the proposed merger was publicly announced.

Whitney’s Reasons for the Merger; Recommendation of the Whitney Board of Directors

After careful consideration, the Whitney board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Whitney and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Whitney’s board recommends that Whitney shareholders vote “FOR” adoption and approval of the merger agreement at the Whitney special meeting.

In reaching its decision, the Whitney board of directors consulted with its senior management team, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•

the board of directors’ understanding of the business, operations, financial condition, asset quality, earnings and prospects of Whitney, including its prospects as an independent entity, and management’s and the board of directors’ views and opinions on the current state of the financial services industry;

•

the board of directors’ understanding of Hancock’s business, operations, financial condition, asset quality, earnings and prospects, including its review and discussions with Whitney management concerning the due diligence examination of Hancock, its view that the merger would result in a combined company with a diversified revenue stream, a well balanced loan portfolio and an attractive funding base, and the complementary nature of the cultures of the two companies, which Whitney management believes should facilitate integration of the two companies;

•

the board of directors’ belief that the merger is more favorable to Whitney’s shareholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of its financial advisor, of the strategic alternatives available to Whitney;

•	the fact that, because the merger consideration consists solely of shares of Hancock common stock, Whitney common shareholders will have the opportunity to participate in the future performance of the combined businesses and the value to Whitney shareholders represented by the merger consideration, which represented a premium of approximately 58.6% to the average closing share price of Whitney common stock for the 30-day trading period ended on December 21, 2010, the last trading day prior to the public announcement of the merger agreement;

•

the historical and current market price of Hancock’s common stock and its dividend track record, which could provide Whitney’s shareholders with the ability to realize increased value following the merger, including a significantly increased quarterly dividend per share of Whitney common stock;

•

the financial analyses presented by J.P. Morgan, Whitney’s financial adviser, and the oral opinion of J.P. Morgan delivered on December 21, 2010, subsequently confirmed by a written opinion dated the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in J.P. Morgan’s opinion, the merger consideration to be received by holders of Whitney common stock in the merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger—Opinion of Whitney’s Financial Advisor” beginning on page 45;

•

the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors, including:

•

Whitney’s ability, under certain circumstances specified in and prior to the time Whitney shareholders adopt the merger agreement, to (i) provide non-public information in response to a written acquisition proposal and (ii) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would violate the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

•

the board of directors’ ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Whitney shareholders, subject to the potential payment by Whitney of a termination fee of $50.0 million to Hancock, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration;

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;

•

the level of effort that Hancock must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any conditions of the type described in “The Merger – Regulatory Approvals Required for the Merger” on page 66;

•

the fact that the merger provides for the assumption and repayment by Hancock of all of Whitney’s obligations under the terms of its Series A Preferred Stock and related warrant to purchase shares of Whitney common stock held by Treasury;

•

the preservation of the “Whitney Bank” brand in Louisiana and Texas as the name of the institution resulting from the merger of Whitney National Bank with and into Hancock’s Louisiana bank, as well as Hancock’s statement that it was prepared to have the corporate headquarters of the resulting institution be in New Orleans; and

•

the board of directors’ review of the potential costs associated with executing the merger agreement, including change in control severance and related costs, as well as estimated advisor fees, which the board of directors concluded were reasonable and would not affect the advice from, or the work performed by, senior management of Whitney or Whitney’s financial advisor in connection with the evaluation of the merger and the merger agreement by our board of directors.

The Whitney board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the fact that, because the merger consideration is a fixed exchange ratio of shares of Hancock common stock to Whitney common stock, Whitney shareholders could be adversely affected by a decrease in the trading price of Hancock common stock during the pendency of the merger;

•

the fact that, while Whitney expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;

•

the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•

the restrictions on the conduct of Whitney’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Whitney from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Whitney absent the pending completion of the merger;

•

the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•

the fact that Whitney would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $50 million termination fee payable by Whitney upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Whitney;

•	the fact that Whitney shareholders would not be entitled to dissenters’ rights in connection with the merger; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Whitney board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Whitney board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Whitney board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Whitney board of directors based its recommendation on the totality of the information presented.

The Whitney board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the Whitney board of directors with respect to the proposal to adopt the merger agreement, Whitney shareholders should be aware that Whitney’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Whitney shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Whitney. See “The Merger—Interests of Certain Whitney Directors and Executive Officers in the Merger” beginning on page 67.

It should be noted that this explanation of the reasoning of Whitney’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 18.

Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Hancock board of directors consulted with Hancock management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•

each of Hancock’s and Whitney’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Hancock board of directors considered its view that Whitney’s business and operations complement those of Hancock and that the merger would result in a combined company with a diversified revenue stream, a well balanced loan portfolio and an attractive funding base;

•

its understanding of the current and prospective environment in which Hancock and Whitney operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Hancock both with and without the proposed transaction;

•

management’s expectation regarding cost synergies, accretion and internal rate of return, including the expectation that Hancock will realize cost savings of approximately $134 million on a pre-tax basis, that the transaction is expected to be 10% accretive to earnings in 2012 and 19% accretive in 2013 (when cost synergies are expected to be fully phased in) and that the transaction would have an internal rate of return of approximately 18%;

•	its review and discussions with Hancock’s management concerning the due diligence examination of Whitney;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•

management’s expectation that Hancock will retain its strong capital position upon completion of the transaction, with a tangible common equity ratio of approximately 8% after restructuring charges and an anticipated common equity raise of approximately $200 million;

•

the written opinion of Morgan Stanley, Hancock’s financial advisor, dated as of December 21, 2010, delivered to the Hancock board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Hancock;

•

the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Whitney’s business, operations and workforce with those of Hancock;

•	the nature and amount of payments to be received by Whitney management in connection with the merger;

•	the potential risk of diverting management attention and resources from the operation of Hancock’s business and towards the completion of the merger; and

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Hancock board of directors is not intended to be exhaustive, but includes the material factors considered by the Hancock board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Hancock board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hancock board of directors considered all these factors as a whole, including discussions with, and questioning of, Hancock’s management and Hancock’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Hancock board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of Hancock and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The Hancock board of directors unanimously recommends that the Hancock shareholders vote “FOR” the approval of the merger agreement.

Opinion of Whitney’s Financial Advisor

At the meeting of the board of directors of Whitney on December 21, 2010, J.P. Morgan rendered its oral opinion to the board of directors of Whitney, and subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the board during its presentation and set forth in its written opinion, the consideration to be paid to the holders of Whitney common stock in the proposed merger was fair, from a financial point of view, to holders of Whitney common stock. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.

The full text of the written opinion of J.P. Morgan dated December 21, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus. Whitney’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Whitney, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any holder of Whitney common stock should vote with respect to the merger agreement or any other matter. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated December 21, 2010;

•	reviewed certain publicly available business and financial information concerning Whitney and Hancock and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Whitney and Hancock with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Whitney common stock and Hancock common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts relating to Whitney prepared by the management of Whitney and the Institutional Brokers’ Estimate System, or I/B/E/S, estimates relating to Hancock, as well as financial analyses and forecasts provided by the management of Whitney and Hancock relating to the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger;

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion; and

•

held discussions with certain members of the management of Whitney and Hancock with respect to certain aspects of the merger, and the past and current business operations of Whitney and Hancock, the financial condition and future prospects of Whitney and Hancock, the effects of the merger on the financial condition and future prospects of Whitney and Hancock, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Whitney and Hancock or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of Whitney or Hancock, nor did J.P. Morgan evaluate the solvency of Whitney or Hancock under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for credit losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for credit losses of Whitney or Hancock, and J.P. Morgan assumed, with Whitney’s consent, that the respective allowances for credit losses for both Whitney and Hancock, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to it by Whitney or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Whitney and Hancock to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) referred to above, or the assumptions on which they were based. J.P. Morgan also assumed that the loan sale described in “The Merger—Background of the Merger” will occur, that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be completed as described in the draft merger agreement reviewed by J.P. Morgan, and that the merger agreement would not differ in any material respects from the draft furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Whitney and Hancock in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Whitney with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Whitney or Hancock or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Whitney common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of Whitney or as to the underlying decision by Whitney to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of Whitney common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Whitney common stock or Hancock common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan, nor does the order of analyses described represent relative importance or weight given to those analyses by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of J.P. Morgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by J.P. Morgan. The projections furnished to J.P. Morgan for Whitney and used in J.P. Morgan’s financial analyses were prepared by the management of Whitney. Whitney does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Implied Value. Based upon an assumed exchange ratio of .418 and the $37.04 closing market price of Hancock common stock on December 21, 2010, J.P. Morgan calculated that the implied value of the aggregate consideration was $15.48 per share of Whitney common stock. This implied value represents approximately a 42.4% premium to the December 21, 2010 closing market price of Whitney common stock of $10.87 and a 1.22% premium to the 52-week high closing price of Whitney common stock. The implied offer price also represented a multiple of 1.67x the price to tangible book value per share and a core deposit premium of 7.7%.

Whitney Historical Trading Analysis. In addition, J.P. Morgan reviewed the share price trading history of Whitney common stock for the one year period beginning on December 21, 2009 and ending on December 21, 2010. During this period, J.P. Morgan noted that Whitney common stock traded as low as $7.04 and as high as $15.29 (including intraday prices), as compared to the closing price of Whitney common stock on December 21, 2010 of $10.87.

Whitney Selected Companies Analysis. Using publicly available information, J.P. Morgan compared selected financial and market data of Whitney with similar data for the following core group of companies as well as certain other selected companies:

Core Selected Companies

Synovus Financial Corp.

Hancock Holding Company

BancorpSouth, Inc.

PrivateBancorp, Inc.

Other Selected Companies

Cullen/Frost Bankers, Inc.

City National Corporation

Associated Banc-Corp

IBERIABANK Corporation

Trustmark Corporation

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of September 30, 2010 and market data as of December 21, 2010. With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to I/B/E/S estimated earnings per share for 2012; and

•	multiple of price to tangible book value per share.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

		Selected Companies		Core Selected Companies
	Whitney	median	mean	min	max
% of 52-week high	71.1%	91.6%	84.3%
Price to 2012 earnings per share (“EPS”)	22.9x	14.0x	14.2x	12.6x	15.8x
Price to Normalized EPS	12.1x	11.6x	11.6x
Price to tangible book value	1.2x	1.6x	1.6x	.9x	1.7x

Whitney Stand Alone Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for the Whitney common stock by discounting to present values estimates of Whitney’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	the following earnings assumptions for 2011 to 2015 based on Whitney management’s estimates;

Whitney management estimates	2011E	2012E	2013E	2014E	2015E
EPS ($)	$.19	$.91	$1.30	$1.55	$1.72

•	2015 to 2020 earnings growth rate of 3%;

•	asset growth assumptions for 2010 through 2015 based on Whitney management’s estimates;

•	2015 to 2020 asset growth rate of 3%;

•	March 31, 2011 valuation date;

•	terminal value of Whitney common stock at the end of 2020 based on a price to earnings multiple of 11.0x on forward earnings;

•	96.6 million diluted shares for earnings per share;

•	13% cost of equity;

•	target tangible common equity to tangible asset ratio of 8%;

•	3.0% cost of excess capital (pre-tax);

•	35% tax rate;

•	the following core dividend assumptions for 2011 to 2014:

	2011	2012	2013	2014
Core Dividend per share ($)	$.04	$.12	$.64	$.76

•	2015 to 2020 core dividend of $.84 per share; and

•	discount rates from 12.0% to 14.0% to calculate the present value of the dividend stream and terminal values.

These calculations resulted in a range of implied values of $11.29 to $14.55 per share of Whitney common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x
12.0%	$13.05	$13.80	$14.55
13.0%	$12.13	$12.82	$13.50
14.0%	$11.29	$11.92	$12.55

Hancock Historical Trading Analysis. J.P. Morgan reviewed the share price trading history of Hancock common stock for the one year period beginning on December 21, 2009 and ending on December 21, 2010. During this period, J.P. Morgan noted that Hancock common stock traded as low as $26.82 and as high as $45.86, as compared to the closing price of Hancock common stock on December 21, 2010 of $37.04.

Hancock Selected Companies Analysis. Using publicly available information, J.P. Morgan compared selected financial and market data of Hancock with similar data for the following core group of companies as well as certain other selected companies:

Core Selected Companies

Associated Banc-Corp

FirstMerit Corporation

IBERIABANK Corporation

Trustmark Corporation

Other Selected Companies

Cullen/Frost Bankers, Inc.

City National Corporation

Synovus Financial Corp.

BancorpSouth, Inc.

Whitney Holding Corporation

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of September 30, 2010 and market data as of December 21, 2010. With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to I/B/E/S estimated earnings per share for 2012; and

•	multiple of price to tangible book value per share.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

		Selected Companies		Core Selected Companies
	Hancock	median	mean	min	Max
% of 52-week high	80.8%	91.6%	83.2%
Price to 2012 EPS	15.8x	14.0x	15.0x	12.6x	17.0x
Price to Normalized EPS	13.2x	11.9x	11.7x
Price to tangible book value	1.7x	1.6x	1.7x	1.5x	2.0x

Hancock Stand Alone Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for Hancock common stock implied by discounting to present values equity research estimates for Hancock’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	the following earnings assumptions from 2010 to 2015 based on I/B/E/S median consensus estimates as approved by Whitney management, with 2014 and 2015 earnings growth rate of 10%:

I/B/E/S Median Consensus Estimates	2010E	2011E	2012E	2013E	2014E	2015E
EPS ($)	$1.34	$1.76	$2.35	$2.81	$3.09	$3.40

•	2015 to 2020 earnings growth rate of 3%;

•	2011 asset growth rate of 2.2%;

•	2012 to 2020 asset growth rate of 3%;

•	March 31, 2011 valuation date;

•	terminal value of Hancock common stock at the end of 2020 based on a price to earnings multiple of 11x on forward earnings;

•	10.5% cost of equity;

•	target tangible common equity to tangible asset ratio of 8%;

•	36.9 million shares outstanding;

•	37.0 million diluted shares for EPS;

•	3.0% cost of excess capital (pre-tax);

•	discount rate from 9.5% to 11.5%;

•	35% tax rate;

•	2011 through 2012 core dividend of $.96 per share;

•	2013 through 2015 dividend grown at 10% per year to $1.06, $1.16 and $1.28 per share;

•	2016 through 2020 core dividend of $1.28 per share; and

•	discount rates from 9.5% to 11.5% to calculate the present value of the dividend stream and terminal values.

These calculations resulted in a range of implied values of $30.74 to $37.57 per share of Hancock common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.5%	$34.48	$36.02	$37.57
10.5%	$32.53	$33.94	$35.35
11.5%	$30.74	$32.03	$33.33

Historical Exchange Ratio Analysis. J.P. Morgan compared the historical share prices of Whitney common stock and Hancock common stock during different periods between December 2009 and December 2010 and calculated the implied average exchange ratios during these time periods and calculated the implied offer price and the implied premium to current price based on the these implied average exchange ratios. Set forth below are observations that resulted from the comparison of the historical share prices:

Time Period	Average exchange ratio	Implied Offer Price	Implied premium to Whitney share price
Offer	.4180x	$15.48	N.M.
December 21, 2010	.2853x	$10.37	49.3%
10 day	.2970x	$10.49	47.6%
30 day	.2915x	$9.39	65.0%
60 day	.2798x	$8.98	72.5%
90 day	.2782x	$8.42	83.9%
12 month	.2884x	$10.04	54.3%

Pro Forma Analyses. J.P. Morgan prepared an illustrative analysis of the implied pro forma equity value of Hancock common stock after giving effect to the merger. This pro forma equity value was calculated by adding the Whitney and Hancock stand-alone present values from the dividend discount valuation ($1.239 billion and $1.256 billion, respectively) to the present value of expected synergies ($421 million) which resulted in an aggregate pro forma equity value of $2.915 billion, or $37.67 per share. The $421 million in synergies was net of restructuring charges, phased in 33% in 2011, 80% in 2012 and 100% thereafter, assuming an 11.0x terminal multiple.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected post 2002 transactions but concluded that the transactions were not comparable precedents as all but one were either (i) distressed transactions that occurred during 2008 to 2009 or (ii) transactions that occurred in materially different market environments during 2003 to 2007.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Whitney or Hancock. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Whitney or Hancock, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Whitney or Hancock, as applicable.

The merger consideration was determined through arm’s-length negotiations between Whitney and Hancock and was approved by Whitney’s board of directors. Although J.P. Morgan provided advice to Whitney during these negotiations, J.P. Morgan did not recommend any specific amount of consideration to Whitney or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

J.P. Morgan’s Compensation and Other Relationships. As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Whitney with respect to the merger on the basis of such experience and its familiarity with Whitney.

Pursuant to an engagement letter dated December 1, 2010, Whitney retained J.P. Morgan as its financial advisor in connection with the proposed merger. For services rendered in connection with the merger, Whitney has agreed to pay J.P. Morgan a fee of .875% of the value of the merger consideration (i.e., approximately $13.130 million), of which $2 million became payable when J.P. Morgan delivered its opinion to the Whitney board of directors and the balance of which is contingent upon completion of the merger. In addition, Whitney has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Whitney and its respective affiliates, for which it and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner with respect to Whitney’s common equity offering in October 2009. During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any significant financial advisory or other significant commercial or investment banking relationships with Hancock or its affiliates. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Whitney or Hancock for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Hancock’s Financial Advisor to the Hancock Board of Directors

The Hancock board of directors retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the merger. The Hancock board of directors selected its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Hancock. At the meeting of the Hancock board of directors on December 21, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Hancock.

The full text of the written opinion of Morgan Stanley, dated as of December 21, 2010, is attached as Appendix C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Hancock’s board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger or address the prices at which the Hancock common stock will trade at any time and does not constitute a recommendation to any holder of Hancock common stock or Whitney common stock as to how to vote at any shareholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Whitney and Hancock, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Whitney and Hancock, respectively;

•	reviewed certain financial projections prepared by Hancock management;

•	discussed certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Whitney and Hancock, respectively;

•

discussed the past and current operations and financial condition and the prospects of Hancock, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Hancock;

•	reviewed the pro forma impact of the merger on Hancock’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the Whitney common stock and the Hancock common stock;

•

compared the financial performance of Whitney and Hancock and the prices and trading activity of the Whitney common stock and the Hancock common stock with that of certain other publicly-traded companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Whitney and Hancock and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Whitney and Hancock, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Whitney and Hancock of the future financial performance of Whitney and Hancock. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms of the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley relied upon, without independent verification, the assessment by Hancock’s management of the timing and risks associated with the integration of Whitney and Hancock, Hancock’s ability to retain key employees of Whitney and Hancock, respectively, and the validity of, and risks associated with, Hancock and Whitney’s existing and future technologies, intellectual property, products, services and business models.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Hancock and Whitney and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and Morgan Stanley neither made an independent evaluation of the adequacy of the allowance for loan losses at Whitney, nor did it examine any individual loan credit files of Whitney nor was it requested to conduct such a review. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Whitney’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Whitney common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets of Whitney or Hancock, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 21, 2010. Events occurring after December 21, 2010 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley, in connection with preparing its oral opinion and its written opinion letter, dated December 21, 2010. The various analyses summarized below were based on closing prices for the Whitney common stock and Hancock common stock as of December 17, 2010, the last full trading day preceding the day of the meeting of the Hancock board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Relative stock price and valuation performance analysis. Morgan Stanley reviewed the relative historic stock price performance of the Whitney common stock, the Hancock common stock and the common stock of certain publicly traded companies that share certain characteristics with Hancock and Whitney. This group, which we refer to in this document as the Peer Group, included: BancorpSouth, Inc., Cullen/Frost Bankers, Inc., IBERIABANK Corp., International Bancshares Corp., Prosperity Bancshares, Inc., Sterling Bancshares, Inc., Texas Capital Bancshares, Inc. and Trustmark Corporation. During the 5-year period commencing December 17, 2005 and ending on December 17, 2010, Morgan Stanley noted that Whitney common stock traded as low as $7.16 per share and as high as $37.06 per share, as compared to the closing price of the Whitney common stock on December 17, 2010 of $10.41 per share and the implied value of the merger consideration of $15.25 per share of Whitney common stock based on the exchange ratio of ..418. Morgan Stanley also noted that from December 17, 2005 to December 17, 2010, Hancock’s common stock declined by 5%, the Peer Group’s common stock declined by 20% and Whitney’s common stock declined by 63%.

Morgan Stanley also reviewed the relative historic prices of the Whitney common stock, the Hancock common stock and the common stock of the Peer Group as of December 17, 2010, and the 1-month, 6-month, 1-year, 3-year and 5-year periods prior to December 17, 2010 relative to earnings per share for the succeeding twelve month period and relative to historic tangible book value. For December 17, 2010 and the 1-month and 6-month periods prior to December 17, 2010, next twelve month earnings per share were based on information obtained from FactSet Research Systems Inc.

Price / Next Twelve Months Earnings Per Share (x)
	Whitney	Hancock	Peer Group
December 17, 2010	39.9x	20.2x	16.1x
1-Month	Not meaningful	19.0x	15.6x
6-Months	Not meaningful	16.7x	14.7x
1-Year	Not meaningful	17.8x	15.7x
3-Years	Not meaningful	17.1x	14.6x
5-Years	Not meaningful	16.7x	14.7x

Price / Tangible Book Value
	Whitney	Hancock	Peer Group
December 17, 2010	1.1x	1.7x	1.5x
1-Month	1.1x	1.6x	1.4x
6-Months	.9x	1.5x	1.4x
1-Year	1.1x	1.7x	1.6x
3-Years	1.2x	2.1x	1.9x
5-Years	1.8x	2.6x	2.4x

Comparable public companies analysis. Morgan Stanley reviewed and compared certain publicly available information, ratios and market multiples of Hancock and Whitney to corresponding financial data of the Peer Group to derive an implied valuation range for each company. With respect to the Peer Group, Morgan Stanley presented, among other things:

•	multiple of price to 2012 estimated earnings per share;

•	multiple of price to tangible book value per share; and

•	premium to core deposits.

The results of this comparison based on publicly available financial data as of September 30, 2010, are set forth below:

	Peer Mean	Peer Median	Hancock	Whitney
Price/estimated 2012 earnings per share	14.0x	13.4x	15.3x	22.5x
Price/tangible book value	1.9x	1.5x	1.7x	1.1x
Core deposit premium	9.7%	7.2%	10.3%	1.4%

Based on the financial information reviewed above, and based on Whitney’s 2012 I/B/E/S estimated earnings per share of $.46, Whitney’s tangible book value of $8.58 per share (on a pro forma basis taking into account loan sales announced in the fourth quarter of 2010 and assuming $280 million of loans sold at a pre-tax loss of $105 million) and Whitney’s $7.8 billion of core deposits, Morgan Stanley derived a range of implied equity values per share of Whitney common stock. I/B/E/S is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets.

The following table reflects the results of this analysis:

	Median range		Range indicated by Whitney financial data
Price/estimated 2012 earnings per share	12.0x – 14.0	x	$5.52 – $ 6.44
Price/tangible book value	1.3x – 1.5	x	$11.15 – $12.87
Core deposit premium	3.0% – 10%		$10.98 – $16.60

Based on Hancock’s closing stock price on December 17, 2010 and the exchange ratio of .418 in the merger, Morgan Stanley calculated an implied value of the merger consideration of approximately $15.25 per share of Whitney common stock.

No company utilized in the comparable public company analysis is identical to Whitney or Hancock. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Whitney or Hancock, such as the impact of competition on the businesses of Whitney or Hancock and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Whitney, Hancock or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Whitney Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of implied present values of Whitney common stock, including certain potential cost savings and related expenses projected by management to result from the merger. The range was determined by adding:

•	the present value of an estimated future dividend stream for Whitney over the 5-year period from 2011 to 2015; and

•	the present value of an estimated “terminal value” of Whitney common stock at the end of the year 2016.

In performing its analysis, Morgan Stanley utilized the following assumptions:

•	earnings per share in 2011 to 2013 based on Hancock management’s pre-tax, pre-provision estimates;

•	annual earnings per share growth from 2014 to 2016 at consensus long term growth rate of 9.3%;

•	annual asset growth of approximately 5.0%;

•	cost savings of 30% of Whitney’s noninterest expenses (approximately $135 million annually, phased in 15% in 2011, 80% in 2012 and 100% in 2013) and offset by one-time merger costs;

•	loan loss provision based on a 1.50% reserves/loans target ratio for newly originated loans, a net charge-off ratio of .50% and an average five year life of loan portfolio;

•	an opportunity cost of cash at 4.0%;

•	a 7% target tangible common equity ratio;

•	a valuation date of December 31, 2010;

•	a terminal value of Whitney common stock based on a price to earnings multiple range of 12.0x to 14.0x; and

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and the terminal values.

Based on the above assumptions, this analysis implied a fully diluted equity value of $16.55 to $20.90 per share of Whitney common stock, as illustrated by the following table:

Terminal Value Earnings Multiple
Discount Rate	12.0x	13.0x	14.0x
10.0%	$ 18.16	$ 19.53	$ 20.90
11.0%	$ 17.33	$ 18.64	$ 19.95
12.0%	$ 16.55	$ 17.80	$ 19.05

Based on Hancock’s closing stock price on December 17, 2010 and the exchange ratio of .418 in the merger, Morgan Stanley calculated an implied value of the merger consideration of approximately $15.25 per share of Whitney common stock.

Hancock Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of equity values of Hancock common stock, excluding the effects of the merger. The range was determined by adding:

•	the present value of an estimated future dividend stream for Hancock over a 5-year period from 2011 to 2015; and

•	the present value of an estimated terminal value of Hancock common stock at the end of 2016.

In performing its analysis, Morgan Stanley utilized the following assumptions:

•	earnings per share in 2011 and 2012 based on Wall Street estimates;

•	annual earnings per share growth from 2013 to 2016 at consensus long term growth rate of 9.3%;

•	annual asset growth of approximately 8.0%;

•	a 7% target tangible common equity ratio;

•	a valuation date of December 31, 2010;

•	a terminal value of Hancock common stock based on a price to earnings multiple range of 12.0x to 14.0x; and

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and the terminal values.

Based on the above assumptions, this analysis implied a fully diluted equity value of $32.47 to $38.71 per share of Hancock common stock, on a stand-alone basis, as illustrated by the following table:

Exit Multiple
Discount Rate	12.0x	13.0x	14.0x
10.0%	$ 34.72	$ 36.72	$ 38.71
11.0%	$ 33.56	$ 35.47	$ 37.38
12.0%	$ 32.47	$ 34.29	$ 36.11

Precedent transactions analysis. Morgan Stanley performed an analysis of precedent transactions announced since January 1, 2010 with transaction values of over $95 million involving U.S. bank or thrift target companies, excluding mergers of equals. The eight transactions constituting the precedent transactions were:

Acquiror	Target
TD Bank Financial Group	The South Financial Group
Eastern Bank Corp.	Wainwright Bank & Trust Co.
People’s United Financial, Inc.	LSB Corporation
First Niagara Financial Group Inc.	NewAlliance Bancshares Inc.
Community Bank System, Inc.	The Wilber Corporation
M&T Bank Corp.	Wilmington Trust Corp.
United Bankshares Inc.	Centra Financial Holdings Inc.
BMO Financial Group	Marshall & Ilsley Corporation

For each of these transactions, Morgan Stanley derived and compared, among other things, the premium to the market price one day prior to announcement, price as a multiple to the target company’s tangible book value, and the premium to the target company’s core deposits (market capitalization less tangible common equity divided by the amount of core deposits). The following table reflects the results of the analysis:

	Low/High Range	Median	Hancock/ Whitney merger
1-day premium to market	(58)% – 106	34.0%	46.5%
Price/tangible book value	.2x – 2.0	1.4	1.6
Core deposit premium	(6)% – 14	6%	7.4%

Based on the financial information reviewed above, and based on Whitney’s closing stock price on December 17, 2010 of $10.41, Whitney’s tangible book value of $8.58 per share (on a pro forma basis taking into account loan sales announced in the fourth quarter of 2010 and assuming $280 million of loans sold at a pre-tax loss of $105 million) and Whitney’s $7.8 billion of core deposits, Morgan Stanley derived a range of implied equity values per share of Whitney common stock. The following table reflects the results of this analysis:

	Median range	Range indicated by Whitney financial data
1-day premium to market	25 – 50%	$13.01 – $15.62
Price/tangible book value	1.4x – 2.0	$12.01 – $17.16
Core deposit premium	5 – 15%	$12.59 – $20.62

Based on Hancock’s closing stock price on December 17, 2010 and the exchange ratio of .418 in the merger, Morgan Stanley calculated an implied value of the merger consideration of approximately $15.25 per share of Whitney common stock.

Because market conditions, transaction rationale and circumstances surrounding each of the selected comparable transactions were specific to each transaction, and because of the inherent differences between the businesses, operations and prospects of Hancock and Whitney and the businesses, operations and prospects of the target companies included in the precedent transaction analysis, Morgan Stanley believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis and accordingly made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Hancock, Whitney and the target companies included in the precedent transactions analysis that would affect the transaction value of each.

No company or transaction utilized in the precedent transaction analyses is identical to Whitney, Hancock or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Whitney and Hancock, such as the impact of competition on the business of Whitney, Hancock or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Whitney, Hancock or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Contribution analysis. Using publicly available information for Hancock and Whitney as of September 30, 2010 (in the case of Whitney, on a pro forma basis taking into account loan sales announced in the fourth quarter of 2010 and assuming $280 million of loans sold at a pre-tax loss of $105 million), as well as Wall Street consensus estimates for both Hancock and Whitney for 2012 net income and 2012 pre-tax, pre-provision earnings, Morgan Stanley analyzed the respective contributions of Hancock and Whitney to certain balance sheet items as of September 30, 2010. Additionally, Morgan Stanley analyzed respective contributions of Hancock and Whitney to earnings of the combined company for calendar year 2012. The following table sets forth the results of this analysis.

				Contribution
	Hancock	Whitney	Total	Hancock	Whitney
	($ in millions)
Market Capitalization	$1,344	$1,006	$2,350	57%	43%

Balance Sheet
Loans	$4,962	$7,503	$12,465	40%	60%
Assets	8,239	11,449	19,688	42	58
Deposits	6,709	8,866	15,575	43	57
Tangible Common Equity	790	829	1,619	49	51

Earnings
2012 Estimated Net Income	$88	$45	$133	66%	34%
2012 Estimated Pre-Tax, Pre-provision Earnings	155	142	297	52	48

Ownership
Pro Forma Ownership				48%	52%

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for Whitney common stock or Hancock common stock and these estimates are subject to uncertainties, including the future financial performance of Whitney and Hancock, and future financial market conditions.

In connection with the review of the merger by Hancock’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Hancock common stock or Whitney common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Whitney or Hancock. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were performed solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be paid by Hancock pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated December 21, 2010 to the Hancock board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Whitney common stock or Hancock common stock might actually trade. The merger consideration under the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Hancock and Whitney and approved by the Hancock board of directors. Morgan Stanley provided advice to Hancock during these negotiations, but did not, however, recommend any specific merger consideration to Hancock, or that any specific merger consideration constituted the only appropriate merger consideration for the transaction. The opinion of Morgan Stanley was one of many factors taken into consideration by Hancock’s board of directors in making its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Consequently, Morgan Stanley’s analyses described above should not be viewed as determinative of the opinion of Hancock’s board of directors with respect to the value of Hancock or Whitney, or the merger consideration, or of whether the Hancock board of directors would have been willing to agree to a different merger consideration. See the section entitled “—Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors” beginning on page 44. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise effect transactions, for their own account or for the accounts of customers in the debt or equity securities or senior loans of Whitney, Hancock or any other parties, commodities or currencies that may be involved in the transactions contemplated by the merger agreement or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Hancock and has received customary fees in connection with such services. Morgan Stanley may also seek to provide such services to Hancock in the future and expects to receive fees for the rendering of these services.

Pursuant to an engagement agreement with Hancock, Morgan Stanley was formally retained to provide financial advisory services and a financial fairness opinion in connection with the merger and Hancock agreed to pay Morgan Stanley a customary fee, a significant portion of which is payable upon completion of the merger. Hancock also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Hancock also has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Hancock Board of Directors Following Completion of the Merger

Upon completion of the merger, the number of directors constituting Hancock’s board of directors will be increased by five, to 19 members, and the following five individuals who are currently directors of Whitney will be appointed to complete the larger board: Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, R. King Milling and Eric J. Nickelsen. Information about the current Hancock directors and executive officers can be found in the documents under the heading “Hancock SEC Filings” in the section entitled “Where You Can Find More Information” on page 108. In addition, Hancock Bank of Louisiana’s board of directors will be increased by five, to 12 members, upon completion of the merger and five individuals who are mutually agreed upon by Hancock and Whitney will be appointed to its board of directors.

Information regarding the additional five directors to be added from among the existing Whitney board is set forth below.

Whitney Directors Expected to be Appointed to Hancock Board Following Completion of the Merger

Richard B. Crowell, 72    Of Counsel, Crowell & Owens (since 2009); Attorney, Crowell & Owens (1970-2009); Director, CLECO Corporation; Whitney director since 1983.

Richard B. Crowell is familiar with Whitney’s largest Louisiana markets, has gained substantial knowledge about Whitney’s operations as its second longest serving director, has extensive experience as an audit committee member for both Whitney and another highly regulated public company, is an experienced attorney, and with his family is a substantial Whitney shareholder. Mr. Crowell resides in Alexandria, Louisiana, which is the next largest metropolitan area in Louisiana north of Whitney’s market cities of Baton Rouge, Lafayette and Lake Charles. He has served as a director of Louisiana’s Public Affairs Research Council, which is headquartered in Baton Rouge. He joined the Whitney Board in 1983 and has served as Chairman of Whitney’s Audit Committee for more than 20 years. Thus, his tenure as director spans a full range of banking and economic cycles affecting Whitney, including the Louisiana oil and gas boom and bust in the early 1980s, the nationwide real estate downturn in the late 1980s and early 1990s, the boom years of the later 1990s and finally the current economic climate. Mr. Crowell’s experience as an audit committee member includes his service on Cleco Corp’s audit committee; Cleco is a large, publicly held utility company headquartered in Pineville, Louisiana. Until his retirement from the Alexandria law firm of Crowell and Owens, LLC in late 2009, he engaged full time in a practice that included real estate and probate law. Mr. Crowell and his family are long-term Whitney shareholders, and Mr. Crowell has significantly increased his holdings of Whitney stock during his 28 year tenure as a board member.

Hardy B. Fowler, 59    Former Office Managing Partner, KPMG New Orleans (October 2002 to September 2009); Whitney director since 2009.

Hardy B. Fowler has substantial financial and accounting expertise, as well as knowledge of and substantial connections with Whitney’s largest market, New Orleans. Mr. Fowler has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. He is also a Louisiana certified public accountant. He recently concluded a 34 year career at the international accounting firm of KPMG, including 25 years as a tax partner and service as the New Orleans office’s managing partner for the last seven years. In addition to advising KPMG’s clients in the New Orleans market for many years, his civic and community ties to New Orleans are significant, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement and many other civic organizations.

Terence E. Hall, 65    Chairman (since December 2010); Executive Chairman (May 2010 to December 2010); Chairman of the Board and Chief Executive Officer, Superior Energy Services, Inc. (provider of specialized oilfield services and equipment) (1995 to May 2010); Whitney director since 2009.

Terence E. Hall has substantial experience as an executive of a large public company engaged in an industry important to Whitney and its markets, familiarity with several key Whitney markets, and educational and prior business experience preparing him to be an effective Whitney director. Mr. Hall joined Whitney’s Board in 2009 and since that time has served on its Executive Committee, Nominating Committee, and Compensation Committee. From 1995 to May 2010, Mr. Hall served as Chairman and CEO of Superior Energy Services, Inc. and currently serves as the company’s Chairman. Superior is a leading provider of specialized oilfield services and equipment, focused on serving the drilling and production-related needs of oil and gas companies, as well as the plug and abandonment and decommissioning services required at the end of a well’s life. Energy related lending—especially lending to support service activities such as those engaged in by Superior—is a significant industry segment for Whitney, accounting for approximately 11 percent of Whitney’s total loan portfolio. Headquartered in New Orleans, Superior has facilities located in many of the same cities and towns in South Louisiana that host Whitney locations, as well as in Houston, among many other US and foreign locations. In addition to his experience at Superior, Mr. Hall’s qualifications as a Whitney director include his law degree and decade of experience as a practicing attorney, as well as the insights he gained over several years as an entrepreneur and business manager prior to founding Superior in 1987.

R. King Milling, 70    Former Vice Chairman of Whitney and Whitney Bank (March 2007 to December 2008); President of Whitney and Whitney Bank (1984 to March 2007); Whitney director since 1978.

R. King Milling has substantial knowledge of Whitney and its Louisiana customers and markets, professional and banking expertise, and prominence in civic and governmental initiatives important to Whitney’s south Louisiana markets. Mr. Milling was elected to Whitney’s Board in 1978 and served as President from 1984 to 2007 and as Vice Chairman from 2007 to 2008. Prior to his election as President, Mr. Milling had practiced law in New Orleans since 1965, thereby developing skills that serve him well as a director. A lifelong resident of New Orleans, his role as President allowed him to frequently visit Whitney’s customers and employees throughout south Louisiana during the last 25 years. His involvement in civic and governmental initiatives important to Whitney markets is extensive, including those with a focus on Louisiana’s eroding coastline and exposure to disasters like hurricanes Katrina and Rita in 2005. A partial list of his current contributions includes service as Chairman, Governor’s Advisory Commission on Coastal Restoration and Conservation since 2002, Member, Coastal Protection and Restoration Authority, Chairman, America’s WETLAND Foundation, and as a director of the Louisiana Disaster Recovery Foundation, LSU Health Sciences Center Foundation since 1999 and Dillard University since 1991.

Eric J. Nickelsen, 66    Real estate developer (since 1998); Whitney director since 2000.

Eric J. Nickelsen has substantial knowledge of an important Whitney market, experience both as a real estate developer and banker, and knowledge gained during his decade long tenure as a Whitney director. Mr. Nickelsen lives and works in Pensacola, Florida, which is part of Whitney’s Florida panhandle market that extends east to Destin and Fort Walton. Prior to beginning his career in real estate development and numerous other businesses, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998. By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank in the capacity of Chairman, President and CEO. Mr. Nickelsen plays a prominent role in the Florida panhandle market, by serving as chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating three hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups. He has received numerous awards and commendations for his past civic and business activities. Mr. Nickelsen joined Whitney’s Board in 2000, and has gained knowledge of Whitney through his service on Whitney’s Executive Committee since 2000, Audit Committee since 2002, Compensation Committee since 2006, and Nominating Committee since 2005. In 2009, the Board elected Mr. Nickelsen to serve as its lead director, a newly created position.

2010 Compensation of Whitney Directors to be Appointed to Hancock Board

Cash Compensation. All Whitney directors are also directors of Whitney Bank. During 2010, Whitney Bank paid its nonemployee directors annual retainer fees of $18,000 plus $1,500 for each board meeting attended and $1,250 for each committee meeting attended with a maximum of two paid committee meetings per day. Whitney Bank paid additional annual retainers to committee chairmen as follows: Lead Director, $20,000, Audit Committee, $10,000, Compensation Committee, $7,500 and Nominating Committee, $2,500. Whitney does not pay nonemployee directors additional fees for attendance at meetings of Whitney’s board and committees that meet on the same days as their Whitney Bank counterparts. Mr. Nickelsen, who lives in Pensacola, Florida, serves as the board’s representative on an advisory board in Pensacola. His participation permits him to give guidance to, and assess the performance of, Whitney’s regional management in that market. Mr. Nickelsen receives an annual retainer for his participation, which is less than the annual retainer amount he receives for attending Whitney’s board and committee meetings. In 2010, Mr. Nickelsen received $3,300 for his service on the advisory board, which amount is included in the “Fees Earned or Paid in Cash” column in the 2010 Director Compensation table below.

Equity and Deferred Compensation. Pursuant to the terms of Whitney’s 2001 Directors’ Compensation Plan as amended in July 2008 (the Directors’ Compensation Plan), each nonemployee director will receive annually an award of Whitney common stock based on a value of $30,000. The number of actual shares issued is based on the closing price of Whitney common stock on the date of the award. Directors may elect to defer all or part of their annual stock awards, retainer and fees. Directors can allocate deferred amounts among an equity fund, S&P 500 Index Fund, a fixed income fund, a money market fund and credits representing shares of the Whitney’s common stock. Earnings and losses based on the performance of the selected investments are credited daily to each director’s account. Plan benefits are distributed as designated by each director, which is usually after the director is no longer on the board. Benefits are equal to the amount credited to a director’s account at the time of distribution. Amounts credited to the Whitney’s common stock fund are distributed in shares of common stock.

2010 COMPENSATION FOR DIRECTORS EXPECTED TO BE APPOINTED

TO HANCOCK BOARD UPON COMPLETION OF MERGER

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Richard B. Crowell	$81,500	$30,007	$111,507
Hardy B. Fowler	75,500	30,007	105,507
Terence E. Hall	65,000	30,007	95,007
R. King Milling	62,750	30,007	92,757
Eric J. Nickelsen	115,050	30,007	145,057

(1)	Includes amounts deferred pursuant to the Directors’ Compensation Plan described above.
(2)	Reflects the grant date fair value of unrestricted shares of common stock granted to all active nonemployee directors as of June 30, 2010, computed in accordance with FASB ASC Topic 718. On that date, each director received 3,244 shares.

Compensation and Human Resources Committee Interlocks and Insider Participation

In 2010, two of the five individuals expected to be appointed to Hancock’s board upon completion of the merger served as members of Whitney’s Compensation Committee, Messrs. Hall and Nickelsen, neither of whom served as an officer or employee of Whitney during 2010, nor at any time prior thereto. During 2010, neither Mr. Hall nor Mr. Nickelsen had any relationship with Whitney requiring disclosure under Item 404 of SEC Regulation S-K, and none of Whitney’s executive officers served on the compensation committee (or its equivalent) or the board of directors of another entity whose executive officer(s) served on Whitney’s board or Compensation Committee.

Director Independence

Whitney’s board has determined that four of the five Whitney directors who will serve on the Hancock board are independent under applicable SEC rules and regulations and Nasdaq listing rules. R. King Milling retired as an executive officer in December 2008 and therefore does not yet qualify as an independent director under applicable Nasdaq listing rules. The independent directors are Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, and Eric J. Nickelsen.

Audit Committee. During 2010, Messrs. Crowell, Fowler and Nickelsen served on Whitney’s Audit Committee. Whitney’s board has determined that Messrs. Crowell, Fowler and Nickelsen meet the additional independence criteria under applicable SEC rules and regulations and Nasdaq listing rules.

Compensation and Human Resources Committee. During 2010, Messrs. Hall and Nickelsen served on Whitney’s Compensation and Human Resources Committee, both of whom are independent as that term is defined under applicable SEC rules and regulations and Nasdaq listing rules.

Nominating and Corporate Governance Committee. During 2010, Messrs. Hall and Nickelsen served on the Nominating and Corporate Governance Committee, both of whom are independent, as defined for nominating committee members in the applicable SEC rules and regulations and Nasdaq listing rules.

Director Independence and Related Party Transactions

Whitney’s Corporate Governance Guidelines require review of all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Whitney’s Board has approved a written Audit Committee Charter, which assigns to the Audit Committee the duty to ascertain that there is an ongoing review process of all Related Party Transactions for potential conflicts of interest and requires that the Audit Committee approve any such transactions.

Whitney conducts virtually all of its business activities through Whitney Bank, whose business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business, providing brokerage services and, through Whitney Bank subsidiaries, offering annuities and insurance products. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by a depository institution such as Whitney Bank that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve’s Regulation O. Accordingly, Whitney permits its directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with Whitney Bank. With respect to lending activities, Whitney has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to “insiders,” as defined in the policy, unless the extension of credit:

•

is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by Whitney Bank with members of the general public; and

•	does not involve more than the normal risk of repayment or present other unfavorable features.

Under this policy, prior approval by the Audit Committee is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds a specified dollar threshold and does not meet the criteria noted above or which becomes a past due, nonaccrual, or restructured loan or a potential problem as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board must approve in advance any extension of credit to any director or executive officer or any of their covered entities that exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. Whitney Bank may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•	in any amount provided that the extension of credit is secured by U.S. Government obligations, or a perfected security interest in a segregated deposit account of Whitney Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

Regulation O requires that all extensions of credit to executive officers must be (1) promptly reported to the Board; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of Whitney Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to “insider” lending transactions discussed above, Whitney Bank has appointed an officer (the Regulation O Officer) to assist its employees in identifying and reviewing pertinent transactions with identified “insiders.” The Regulation O Officer annually receives lists of all directors and executive officers of Whitney and Whitney Bank and any other subsidiaries from the Corporate Secretary, as well as a list of Whitney’s principal shareholders, if any. The information provided includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as “covered entities,” and is put together based on questionnaires the directors and executive officers submit to the Corporate Secretary, as well as information available from public databases and Whitney Bank’s records. Whitney Bank’s officer managing a proposed extension of credit to an “insider” is responsible for confirming that the proposed extension of credit is in compliance with Whitney Bank’s policy on insider transactions. The Regulation O Officer will promptly notify the Corporate Secretary and the chairman of the disclosure committee in the event the Regulation O Officer detects an extension of credit to an “insider” that appears to violate the policy.

The Corporate Secretary follows procedures to help Whitney determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a nonemployee director’s independence under SEC rules or Nasdaq listing requirements. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any Related Party Transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a nonemployee director from meeting independence requirements under applicable SEC rules and regulations and Nasdaq listing rules to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, Whitney has adopted various codes of conduct, including the Employee Code of Conduct and Standard of Ethics, the Code of Ethics and Conduct for Senior Financial Officers and Executive Officers, and the Code of Business Conduct and Ethics for the Board of Directors. These codes, which are available on the Corporate Governance page of the Investor Relations section of Whitney Bank’s website at www.whitneybank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, encourage covered persons to seek advice to avoid conflicts of interest, and provide that banking and business relationships between directors, executive officers, and their family members and their entities and us be on nonpreferential terms and in the ordinary course of business. Employees are also prohibited from handling any customer or vendor relationship involving themselves, their family members or a “covered entity” associated with an employee or their family members. The Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and is required to report any violations to the Board for further action.

Whitney Bank has made, and may make in the future, loans in the ordinary course of business to the Whitney directors expected to be appointed to the Hancock Board following completion of the merger, members of their immediate families and their associates. Whitney Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Whitney, and the loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Public Trading Markets

Hancock common stock trades on the Nasdaq under the symbol “HBHC.” Whitney common stock trades on the Nasdaq under the symbol “WTNY.” Upon completion of the merger, Whitney common stock will be delisted from the Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The newly issued Hancock common stock issuable pursuant to the merger agreement will be listed on the Nasdaq.

Whitney Shareholders Do Not Have Dissenters’ Rights in the Merger

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the LBCL.

Section 131 of the LBCL provides that shareholders have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, shareholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the Financial Industry Regulatory Authority.

Therefore, because Whitney’s common stock is listed on the Nasdaq, a national securities exchange, holders of Whitney common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of Whitney common stock.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Hancock and Whitney have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Hancock or Whitney following completion of the merger.

Federal Reserve Approval. The Federal Reserve must approve the merger before the merger can be completed. Federal Reserve approval is required because Hancock is a financial holding company proposing to acquire a bank holding company, Whitney. In reviewing the transactions under the applicable statues, the Federal Reserve will consider, among other factors, the competitive impact of the merger.

The Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’

effectiveness in combating money-laundering activities. In connection with their review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and are authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of Hancock and Whitney in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, each of Hancock’s principal banks was rated “satisfactory” and Whitney’s sole bank was rated “outstanding.” Applications or notifications may also be required to be filed with various other regulatory authorities in connection with the merger.

Federal Deposit Insurance Corporation; Office of Financial Institutions of the State of Louisiana. It is anticipated that Whitney’s subsidiary bank, Whitney National Bank, will merge into Hancock’s wholly owned subsidiary, Hancock Bank of Louisiana contemporaneously with the merger of Hancock and Whitney. Hancock Bank of Louisiana is a state non-member Louisiana banking corporation and, as such, must secure the approval of the Federal Deposit Insurance Corporation, or the FDIC, and the Office of Financial Institutions of the State of Louisiana, or OFI. In addition, it is anticipated that following the merger of Whitney National Bank into Hancock Bank of Louisiana, Hancock Bank of Alabama will merge into Hancock Bank of Louisiana. In reviewing the merger of the banks, the FDIC and the OFI will take competitive considerations into account, as well as capital adequacy, the quality of management and earnings prospects (in terms of both quality and quantity).

Office of the Comptroller of the Currency Notification and Comment. Whitney’s principal subsidiary, Whitney National Bank, is regulated by the Office of the Comptroller of the Currency (or the “OCC”). Notification of the merger is required to be filed with the OCC and will be subject to a 30-day comment and review period by the OCC.

Other Applications and Notices. Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger, including applications and notices in connection with the indirect change in control, as a result of the merger, of certain subsidiaries or foreign branches directly or indirectly owned by Whitney.

Hancock and Whitney are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Hancock and Whitney intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Interests of Certain Whitney Directors and Executive Officers in the Merger

When considering the recommendation of Whitney’s board of directors to vote to approve the merger agreement, Whitney shareholders should be aware that Whitney’s executive officers and members of Whitney’s board of directors may have interests in the merger that are different from, or in addition to, those of Whitney shareholders generally. Whitney’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the Whitney’s shareholders. In the discussion below, we have described and quantified payments and benefits to Whitney’s executive officers and non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control of Whitney.

Equity Compensation Awards

Whitney’s executive officers and non-employee directors participate in Whitney’s equity-based compensation plans and hold outstanding stock options and restricted stock units granted under such plans. Upon completion of the merger, (i) each outstanding option or similar right to acquire Whitney common stock granted under any Whitney equity plans (each of which we refer to as a Whitney Stock Option) will convert automatically into a fully vested and exercisable option to purchase a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney Stock Option immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share), with an exercise price that equals the exercise price of such Whitney Stock Option immediately prior to the merger divided by the exchange ratio (rounded up to the nearest whole cent) and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger; and (ii) each outstanding restricted stock unit of Whitney common stock, and each common stock equivalent unit denominated in shares of Whitney common stock, whether time-vesting or performance-based or in the nature of deferred compensation (which, together with the restricted stock units, we refer to as Whitney Stock Units) will be converted automatically into a fully vested right to receive, on the same terms and conditions as were in effect immediately prior to the completion of the merger, a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney Stock Unit immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share).

The following table sets forth, based on outstanding awards under Whitney’s equity plans as of February 24, 2011 (1) the number and value of all outstanding and unexercised Whitney Stock Options held by each of Whitney’s executive officers and non-employee directors, and (2) the number and value of shares of Whitney Stock Units held by each such person:

	Number of Outstanding Options(1)	Value of Outstanding Options(2) ($)	Number of Outstanding Stock Units(3)	Value of Outstanding Stock Units(4) ($)
Executive Officers:
John C. Hope, III	171,875	0	95,276	1,309,092
John M. Turner, Jr.	75,875	0	48,000	659,520
Robert C. Baird, Jr.	124,875	0	30,700	421,818
Thomas L. Callicutt, Jr.	105,125	0	33,200	456,168
Joseph S. Exnicios	90,500	0	34,800	478,152
Elizabeth L. Cowell	0	0	15,500	212,970
Francisco DeArmas	6,050	0	19,735	271,159
C. Mark Duthu	0	0	15,500	212,970
David P. Frady	0	0	11,320	155,539
Joseph S. Schwertz, Jr.	25,365	0	15,618	214,591
Suzanne C. Thomas	9,000	0	13,925	191,330

Directors:
A. R. Blossman, Jr.	0	0	0	0
Angus R. Cooper II	33,750	0	0	0
Richard B. Crowell	13,500	0	0	0
Hardy B. Fowler	0	0	0	0
Terence E. Hall	0	0	0	0
William A. Hines	22,500	0	0	0
Alfred S. Lippman	33,750	0	6,339	87,098
Michael L. Lomax	31,500	0	2,432	33,416
R. King Milling	0	0	0	0
Eric J. Nickelsen	33,750	0	22,926	315,003
Kathryn M. Sullivan	22,500	0	0	0
Dean E. Taylor	22,500	0	21,112	290,079
Thomas D. Westfeldt	31,500	0	0	0

(1)	The options held by the executive officers have exercise prices ranging from $18.58 to $35.41. The options held by the non-employee directors have exercise prices ranging from $18.30 to $35.37.
(2)	The exercise price per share of all outstanding options is higher than the market value of the Whitney’s common stock as of February 24, 2011.
(3)	The stock units held by directors were acquired through the deferral of director fees and stock awards. These stock units will be converted into the right to receive shares of Hancock common stock as described above, and will be paid to the directors within 60 days following the change in control.
(4)	Calculated by multiplying the number of shares of outstanding stock units by the market value of the Whitney’s common stock as of February 24, 2011 ($13.74).

Change in Control Agreements

Whitney previously entered into executive agreements with each of Whitney’s executive officers. These executive agreements provide for the payment of certain severance payments and benefits if the executive experiences a “qualified termination” within one year preceding or three years following a change in control. A qualified termination includes termination without cause, or resignation due to “change in duties” (such as diminution of duties, change in reporting responsibilities, change of title, reduction of compensation, and transfer necessitating increased travel).

If an executive experiences a qualified termination prior to or following a change in control, the executive is entitled to receive the following payments and benefits:

•	A cash severance payment of two or three times the average of the executive’s gross income for the highest three of the last five calendar years;

•	A cash payment equal to the executive’s target annual bonus for the year of termination;

•

A cash payment equal to the company matching contributions under the Whitney 401(k) Plan that would have been made for the lesser of three years following termination or the number of years until the executive’s normal retirement age under such plan;

•

A cash payment equal to the present value of the additional benefits that would have accrued under Whitney’s tax-qualified and non-qualified defined benefit retirement plans for the lesser of three years following termination or the number of years until the executive’s normal retirement age;

•

Medical benefits and life insurance for the executive and dependents through the earlier of his or her qualification for coverage under Medicare Part B or the date on which he or she is covered under another employer’s group plans; and

•	Transfer of ownership of any club memberships, automobiles and certain other perks assigned to the executive as of the termination.

The following table sets forth the estimated cash payments and other benefits that each executive officer would receive under the executive agreements upon a qualifying termination following the merger, based on such executive officer’s compensation levels as of December 21, 2010, and assuming that the merger is completed on or before December 31, 2011:

	Cash Severance Payment ($)	Target Annual Bonus ($)	Cash Payment in Lieu of 401(k) Matching Contributions ($)	Cash Payment in Lieu of Additional Benefits under Retirement Plans ($)(1)	Estimated Cost of Continued Welfare Benefits ($)	Estimated Value of Club Memberships and Other Perquisites ($)(2)
John C. Hope, III	$4,094,365	$900,000	$26,950	$165,592	$37,022	$19,040
John M. Turner, Jr.	$2,272,439	$432,000	$29,400	$80,152	$154,060	$19,040
Robert C. Baird, Jr.	$3,268,658	$337,995	$29,400	$160,978	$48,384	$19,040
Thomas L. Callicutt, Jr.	$2,472,027	$319,500	$8,983	$81,225	$26,405	$19,040
Joseph S. Exnicios	$2,206,190	$319,500	$29,400	$120,268	$105,276	$19,040
Elizabeth L. Cowell	$790,543	$234,000	$29,400	$29,400	$126,126	$2,040
Francisco DeArmas	$854,748	$247,500	$29,400	$29,400	$151,134	$2,040
C. Mark Duthu	$726,387	$222,300	$29,400	$29,400	$86,000	$2,040
David P. Frady	$706,135	$220,500	$29,400	$29,400	$14,049	$2,040
Joseph S. Schwertz, Jr.	$1,313,351	$241,200	$29,400	$117,563	$115,854	$2,040
Suzanne C. Thomas	$916,910	$198,000	$26,400	$110,197	$104,136	$2,040

(1)	In the event it is determined that the Cash Payment In Lieu of Additional Benefits Under Retirement Plans is to also include the Whitney Holding Corporation Retirement Restoration Plan, the amounts listed above will be increased for certain individuals as follows: Hope, $1,160,613; Turner, $264,091; Baird, $150,461; Callicutt, $18,307; Exnicios, $110,393; Schwertz, $91,177; and Thomas, $83,846.
(2)	For Messrs. Hope, Turner, Baird, Calicutt and Exnicios, amounts include the estimated value ($17,000) of a country club membership to be transferred to each individual. For all executive officers, amounts include the estimated cost ($2,040) of continuing to reimburse the executive officers for annual executive physicals for three years.

In addition, the executive agreements provide that Whitney shall reimburse the executive officers for any excise tax imposed by Section 4999 of the Code with respect to any payments or benefits provided under the executive agreements or any other plan, program or other arrangement to which Whitney and the executive officers are parties.

New Agreement

Hancock has entered into a retention agreement with Mr. Exnicios providing for his continued services following completion of the merger. Pursuant to the retention agreement, which was negotiated subsequent to execution of the merger agreement and is contingent on completion of the merger, Mr. Exnicios will serve as President of Whitney Bank following completion of the merger.

The retention agreement provides for a term of employment commencing as of completion of the merger and concluding on the day following the third anniversary thereof. The retention agreement provides for an annual base salary of $355,000, for participation in Hancock’s incentive and benefit programs, for a sign-on cash bonus of $532,500, payable within 30 days of consummation of the merger, and for a sign-on restricted stock grant with a grant date value of $532,500, which will vest at the conclusion of the term, subject to Mr. Exnicios’ continued employment.

The retention agreement generally supersedes the executive agreement described above, except that it preserves the excise tax reimbursement provision of the executive agreement (with a modification that eliminates the reimbursement if a reduction of less than $50,000 in payments to Mr. Exnicios would avoid imposition of the excise tax), and provides that if Mr. Exnicios incurs a severance-qualifying termination under the retention agreement, he will receive the severance benefits of the executive agreement.

Executive Deferred Compensation Plan

Whitney’s executive officers are eligible to participate in Whitney’s Deferred Compensation Plan, a nonqualified deferred compensation plan pursuant to which they may elect to defer up to 25% of their base salary and 100% of their annual incentive bonus. Whitney does not make contributions to participant accounts under the Deferred Compensation Plan. Distributions under the plan generally are payable in the form of a lump sum or in installments over a five- or ten-year period beginning on the date selected in advance by the participant. Upon a change in control, the plan shall be terminated on a date to be determined by the plan committee within 12 months after the change in control, and all amounts deferred under the plan shall be paid to participants in a lump sum within 60 days following termination. As of February 24, 2011, the following executive officers have vested account balances under the Deferred Compensation Plan: John C. Hope, III, $652,602; Thomas L. Callicutt, Jr., $99,655; John M. Turner, Jr., $139,988; and Joseph S. Schwertz, Jr., $168,914. In addition, R. King Milling, a current director and former President of Whitney, has a vested account balance under the Deferred Compensation Plan in the amount of $43,754.52.

2001 Directors’ Compensation Plan

Whitney’s non-employee directors are eligible to participate in Whitney’s 2001 Directors’ Compensation Plan, pursuant to which they may elect to defer receipt of their director fees. Distributions under the plan generally are payable in the form of a lump sum or in installments over a five- or ten-year period beginning on the date selected in advance by the participant. Upon a change in control, all amounts deferred under the plan shall be paid to participants in a lump sum within 60 days following the change in control. As of February 24, 2011, the following non-employee directors have vested account balances under the 2001 Directors’ Compensation Plan: Michael L. Lomax, $126,431; and Dean E. Taylor, $357,043.

Hancock Board Positions

When the merger is completed, five current members of Whitney’s board of directors will be appointed to Hancock’s board of directors: Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, R. King Milling and Eric J. Nickelsen. Each member of Whitney’s board of directors who is added to Hancock’s board of directors will receive customary fees from Hancock for his services as a director in accordance with Hancock’s current director compensation policy.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification of directors, officers, employees or fiduciaries under Whitney benefit plans that are provided by the Whitney composite charter or the Whitney bylaws will continue in effect following the merger in their current forms. Hancock has also agreed that from and after the effective time of the merger for a period of six years following the completion of the merger, it will indemnify to the fullest extent currently provided under the Whitney composite charter and the Whitney bylaws, each of Whitney’s directors, officers, employees or fiduciaries under Whitney benefit plans with respect to any acts or omission occurring at or prior to the completion of the merger. The merger agreement further provides that Hancock will cause the officers and directors of Whitney to be covered for a period of six years by Whitney’s directors’ and officers’ insurance, or substitute policies, with respect to acts or omissions occurring prior to the merger. See “The Merger Agreement—Indemnification and Insurance” on page 83.

Litigation Relating to the Merger

On January 7, 2011, a purported shareholder of Whitney filed a lawsuit in the Civil District Court for the Parish of Orleans of the State of Louisiana captioned De LaPouyade v. Whitney Holding Corporation, et al., No. 11-189, naming Whitney and members of Whitney’s board of directors as defendants. This lawsuit is purportedly brought on behalf of a putative class of Whitney’s common shareholders and seeks a declaration that it is properly maintainable as a class action. The lawsuit alleges that Whitney’s directors breached their fiduciary duties and/or violated Louisiana state law and that Whitney aided and abetted those alleged breaches of fiduciary duty by, among other things, (a) agreeing to consideration that undervalues Whitney; (b) agreeing to deal protection devices that preclude a fair sales process; (c) engaging in self-dealing; and (d) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger.

On February 17, 2011, a complaint in intervention was filed by the Louisiana Municipal Police Employees Retirement System, or MPERS, in the De LaPouyade case. The MPERS complaint is substantially identical to and seeks to join in the De LaPouyade complaint.

On February 7, 2011, another putative shareholder class action lawsuit, Realistic Partners v. Whitney Holding Corporation, et al., Case No. 2:11-cv-00256, was filed in the United States District Court for the Eastern District of Louisiana against Whitney, members of Whitney’s board of directors, and Hancock asserting violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duty under Louisiana state law, and aiding and abetting breach of fiduciary duty by, among other things, (a) making material misstatements or omissions in the proxy statement; (b) agreeing to consideration that undervalues Whitney; (c) agreeing to deal protection devices that preclude a fair sales process; (d) engaging in self-dealing; and (e) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger. On February 24, 2011, the plaintiff moved for class certification.

Whitney believes the claims asserted are without merit and intends to vigorously defend against these lawsuits.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Hancock board of directors and the Whitney board of directors has approved the merger agreement, which provides for the merger of Whitney with and into Hancock. Hancock will be the surviving corporation in the merger. Each share of Whitney common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Whitney common stock held by Whitney and Hancock, will be converted into the right to receive .418 of a share of Hancock common stock, which we refer to herein as the exchange ratio. If the number of shares of common stock of Hancock or Whitney changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

Hancock will not issue any fractional shares of Hancock common stock in the merger. Instead, a Whitney shareholder who otherwise would have received a fraction of a share of Hancock common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Hancock common stock to which the holder of record would otherwise be entitled by the average of the daily high and low per share sales prices of Hancock common stock on the Nasdaq as reported in the New York City edition of The Wall Street Journal, or, if not reported therein, in another authoritative source agreed between Hancock and Whitney, for the last trading day immediately prior to the date on which the merger is completed.

The Hancock articles of incorporation and the Hancock bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

The merger agreement provides that Hancock may at any time change the structure of the merger but no such change may affect the U.S. federal income tax consequences to Whitney common shareholders in the merger, alter the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay consummation of the business combination or result in the bank merger contemplated by the merger agreement taking place at any time other than simultaneously with the merger.

Treatment of Whitney Stock Options and Other Equity-Based Awards of Whitney

The merger agreement provides that, upon completion of the merger, (i) each outstanding option or similar right to acquire Whitney common stock granted under any Whitney equity plans (each of which we refer to as a Whitney Stock Option) will convert automatically into a fully vested and exercisable option to purchase a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney Stock Option immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share), with an exercise price that equals the exercise price of such Whitney Stock Option immediately prior to the merger divided by the exchange ratio (rounded up to the nearest whole cent) and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger; and (ii) each outstanding restricted stock unit of Whitney common stock, and each common stock equivalent unit denominated in shares of Whitney common stock, whether time-vesting or performance-based or in the nature of deferred compensation (which, together with the restricted stock units, we refer to as Whitney Stock Units) will be converted automatically into a fully vested right to receive, on the same terms and conditions as were in effect immediately prior to the completion of the merger, a number of shares of Hancock common stock equal to the number of shares of Whitney common stock underlying such Whitney Stock Unit immediately prior to the merger multiplied by the exchange ratio (rounded down to the nearest whole share).

Hancock has agreed to reserve additional shares of Hancock common stock to satisfy its obligations under the Whitney Stock Options, the Whitney Stock Units and the Whitney TARP Warrant described below and will file with the SEC a registration statement to the extent necessary to register Hancock common stock issuable upon exercise or conversion of Whitney Stock Options and Whitney Stock Units assumed pursuant to the merger agreement.

Treatment of Whitney TARP Preferred Stock and Whitney TARP Warrant

Each share of Whitney’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, which we refer to herein as Whitney TARP Preferred Stock, issued and outstanding immediately prior to the merger will be converted into the right to receive one share of a series of Hancock preferred stock, referred to as Hancock TARP Preferred Stock, to be designated, prior to the completion of the merger, as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share. Such Hancock TARP Preferred Stock will have rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Whitney TARP Preferred Stock are not adversely affected by such conversion and that, taken as a whole, are not materially less favorable than those rights, preferences, privileges and voting powers and limitations and restrictions immediately prior to such conversion; provided, however, that the voting powers of the Hancock TARP Preferred Stock will be substantially the same as the voting powers of the Whitney TARP Preferred Stock.

The warrant issued on December 19, 2008 to Treasury in connection with the issuance of the Whitney TARP Preferred Stock, which we refer to as the Whitney TARP Warrant, will, by virtue of the merger, be converted automatically into a warrant to purchase Hancock common stock in accordance with the terms of the Whitney TARP Warrant and Hancock will assume the warrant subject to its terms.

Subject to the receipt of requisite regulatory approvals, Hancock intends to repurchase the Whitney TARP Preferred Stock and the Whitney TARP Warrant held by Treasury at the completion of the merger.

Closing and Completion of the Merger

The merger will be completed only if all of the conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or, if applicable, waived. See “—Conditions to Complete the Merger” on page 84.

The merger will become effective when certificates of merger are filed with the Mississippi Secretary of State and the Louisiana Secretary of State. In the merger agreement, Hancock and Whitney have agreed to cause the completion of the merger to occur no later than the second business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date.

Bank Merger

Simultaneous with the merger, Whitney National Bank, a national banking association and wholly owned subsidiary of Whitney, will merge with and into Hancock Bank of Louisiana, a Louisiana banking organization and wholly owned subsidiary of Hancock, with Hancock Bank of Louisiana surviving the merger and continuing its corporate existence under the name “Whitney Bank.”

Board of Directors

Upon completion of the Merger, the parties will take all appropriate action so that, subject to and in accordance with Hancock’s and Hancock Bank of Louisiana’s organizational documents, (1) the number of directors constituting Hancock’s and Hancock Bank of Louisiana’s respective boards of directors will be increased by five to 19 members and 12 members, respectively and (2) five individuals who are currently directors of Whitney and who are mutually selected by Hancock and Whitney will be appointed to Hancock’s and Hancock Bank of Louisiana’s respective boards of directors. The following five individuals who are currently directors of Whitney will be appointed to Hancock’s board of directors: Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, R. King Milling and Eric J. Nickelsen.

Conversion of Shares; Exchange of Certificates

The conversion of Whitney common stock and preferred stock, which we refer to herein as Whitney capital stock, into the right to receive the applicable merger consideration will occur automatically upon completion of the merger. At or promptly after the effective time of the merger, an exchange agent designated by Hancock and reasonably acceptable to Whitney will exchange certificates or book entry shares representing shares of Whitney capital stock for the merger consideration, without interest, to be received by holders of Whitney capital stock in the merger pursuant to the terms of the merger agreement.

As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of Whitney capital stock at the effective time of the merger. This mailing will contain instructions on how to surrender Whitney capital stock represented in certificated or book-entry form in exchange for the applicable merger consideration.

If a certificate for Whitney capital stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant and the posting of a bond in such amount as Hancock or the exchange agent determine is reasonably necessary as indemnity.

Each of Hancock and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of Whitney capital stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Hancock or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until shares of Whitney capital stock represented by certificates or held in book-entry are surrendered for exchange, any dividends or other distributions with a record date on or after the effective time of the merger with respect to Hancock capital stock into which shares of Whitney capital stock may have been converted will accrue but will not be paid. Hancock will pay to former Whitney shareholders any unpaid dividends or other distributions with respect to Hancock shares, without interest, only after they have duly surrendered their Whitney shares.

Whitney has agreed that, prior to the completion of the merger, it will not declare or pay any dividend or distribution on its capital stock, other than:

•	dividends from one of its wholly owned subsidiaries to Whitney or another of its wholly owned subsidiaries;

•

regular quarterly cash dividends on its common stock not in excess of $.01 per share per quarter with record and payment dates consistent with past practice (provided that it will not pay a quarterly dividend in the quarter in which the merger is completed unless such completion date is after the record date for the dividend and, further, that it will coordinate with Hancock so that the holders of Whitney common stock do not receive dividends on both Hancock common stock and Whitney common stock in that quarter);

•	regular quarterly cash dividends on the Whitney TARP Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice; or

•	required dividends on preferred stock of its subsidiaries the common stock of which is wholly owned by Whitney.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Hancock and Whitney, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Hancock and Whitney rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of Hancock, Whitney or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Hancock or Whitney. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 108.

The merger agreement contains customary representations and warranties of Whitney and Hancock relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Hancock and Whitney has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	SEC reports, financial statements, internal controls and absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	certain material contracts;

•	insurance matters;

•	real and personal property;

•	intellectual property matters;

•	inapplicability of state takeover statutes;

•	broker’s fees payable in connection with the merger;

•	receipt of an opinion of its financial advisor;

•	derivative instruments and transactions;

•	loan matters; and

•	Community Reinvestment Act compliance.

The merger agreement includes additional representations of Whitney regarding its subsidiaries, trust business and transactions with affiliates.

Certain representations and warranties of Hancock and Whitney are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Hancock or Whitney, means any event, change, circumstance, occurrence, effect or state of facts that (1) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries taken as a whole, or (2) prevents or materially impairs the ability of the applicable party to consummate, or prevents or materially delays, the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

In determining whether a material adverse effect has occurred or would reasonably be expected to occur, Hancock and Whitney will disregard any effects resulting from:

•

Any event, change, circumstance, occurrence, effect or state of facts to the extent generally affecting banks, bank holding companies or financial holding companies or the economy or financial, securities or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets), except to the extent that the impact has a disproportionately adverse effect on the applicable party and its subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies;

•

Outbreak or escalation of hostilities or acts of war or terrorism (other than any of the foregoing that cause damage or destruction to, or renders physically unusable or inaccessible, facilities of the applicable party) except to the extent that the impact has a disproportionately adverse effect on the applicable party and its subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies;

•

Changes in law or accounting requirements, except to the extent that the impact of the change has a disproportionately adverse effect on the applicable party and its subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies;

•	Announcement or pendency of the merger;

•	Actions expressly required by the merger agreement or taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•

Failure to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of the applicable party’s capital stock (provided that the facts and circumstances giving rise to the failure or decrease may be taken into account);

•	Downgrading of debt or debt securities of the applicable party (provided that the facts and circumstances giving rise to the downgrade may be taken into account);

•	Any legal claims asserted by shareholders of the applicable party arising out of or relating to the merger agreement; or

•	In the case of Whitney only, the consummation of, or any failure to consummate, proposed loan or asset sales.

Covenants and Agreements

Each of Hancock and Whitney has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Whitney has agreed to carry on its business in the ordinary course consistent with past practice and each of Hancock and Whitney has agreed to use commercially reasonable efforts to preserve intact its business organization, as well as maintain in effect all existing permits, preserve its assets, rights and properties in good repair and condition and preserve its relationships with customers, suppliers and others having business dealings with it.

In addition to the general covenants above, Whitney further agrees that, subject to specified exceptions and except with Hancock’s prior written consent, Whitney will not, and will not permit its subsidiaries to, among other things, undertake the following actions:

•	amend any of its articles of incorporation, bylaws or similar organizational documents;

•	declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Dividends and Distributions”;

•	purchase, redeem or otherwise acquire shares of (or convertible into) its capital stock or split, combine, reclassify or otherwise amend the terms of its capital stock;

•

issue, deliver, sell, grant, pledge or encumber or subject to a lien any shares of its capital stock or other equity interests or securities convertible into, or exchangeable for, additional shares of capital stock or other equity interests, except for the issuance of common stock upon the exercise or settlement of the Whitney TARP Warrant, Whitney Stock Options or Whitney Stock Units in accordance with their terms;

•

hire or promote any employee other than to fill a vacancy in the ordinary course of business for a position of Vice President or a position of lower rank, so long as such position is paid more than $100,000 in annual cash compensation, or grant any salary increase or increase employee benefits except with respect to changes that are required by law, actions pursuant to the terms of any Whitney employee benefit plans, and certain specified actions in the ordinary course of business consistent with past practice;

•	enter into, establish, adopt, amend, modify or renew a Whitney employee benefit plan;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its deposits, businesses, properties or assets, except for sales of loans, other real estate and investment securities in the ordinary course of business consistent with past practice and pledges of assets to secure public deposits, letters of credit confirmations or issuances on its behalf and cash management sweeps in the ordinary course of business consistent with past practice;

•

(1) make any corporate acquisitions or investment in any person or (2) purchase or acquire any debt securities, property or assets in or from any person other than a wholly owned subsidiary of Whitney, except, in each case of (1) and (2) for foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, in a fiduciary or similar capacity in the ordinary course of business consistent with past practice and loans purchased or extended in accordance with the merger agreement and purchase of investment securities for portfolio management purposes;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

(1) modify, amend, terminate, fail to renew, cancel or extend any material contract or waive any material benefits under any material contracts or (2) enter into any material contract or any lease that calls for payments of $250,000 or more, in each case of (1) and (2) except in the ordinary course of business consistent with past practice;

•

settle any action against it except as in the ordinary course of business consistent with past practice in an amount not in excess of $500,000 and that does not impose any material non-monetary restrictions on Whitney or the surviving corporation, or waive or release any material rights or claims or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting its business or operations;

•	change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

•

settle or compromise any material liability for taxes, amend any material tax return, make any material tax election, file any material tax return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

•

knowingly take or knowingly omit to take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is likely to result in any of the closing conditions not being satisfied in a timely matter, in each case except (with prior notice to Hancock) as may be required by applicable law;

•

make or commit to make any new capital expenditures in excess of $15 million in the aggregate, (1) with respect to any expenditure less than $1 million per project without first providing notice to Hancock, and (2) with respect to any expenditures equal to or greater than $1 million per project without Hancock’s prior written consent;

•

incur any indebtedness for borrowed money or with certain exceptions, assume or guarantee the long-term indebtedness of a third party or enter into any securitizations of loans or create any special purpose funding or variable interest entity;

•

enter into any new line of business or change its lending, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies in any material respect other than as required by law or regulatory agreement;

•

foreclose on or take a deed of title to any other real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of applicable environmental laws, or foreclose on or take a deed or title to any real estate other than single family residential properties if such environmental assessment indicates the presence of toxic or dangerous materials regulated under environmental laws;

•	invest in any mortgage-backed or mortgage-related securities that would be considered “high risk” securities under the applicable regulatory pronouncements;

•

fail to use commercially reasonable efforts to take any action that is required by any regulatory order or agreement or willfully take any action that violates any such regulatory order or agreement; or

•	agree to, or make any commitment to, take any of these restricted actions.

Hancock further agrees that, with certain exceptions and except with Whitney’s prior written consent, Hancock will not, and will not permit its subsidiaries to, among other things, undertake the following extraordinary actions:

•

except for the designation of the Hancock TARP Preferred Stock in connection with the Whitney TARP Preferred Stock and for bylaw amendments to increase the size of Hancock’s and Hancock Bank of Louisiana’s boards of directors (see “—Board of Directors” above), amend the Hancock articles of incorporation or the Hancock bylaws (or similar organizational documents);

•

set any record payment dates or make, pay or set dividends on any shares of its capital stock other than regular quarterly dividends on its common stock not in excess of an amount equal to the amount paid by it during the fiscal quarter immediately preceding the date of the merger agreement and with record and payment dates consistent with past practice or split, combine, reclassify or otherwise amend the terms of its capital stock;

•

issue, deliver, sell, grant, pledge or encumber or subject to a lien any shares of its capital stock or other equity interests or securities convertible into, or exchangeable for, additional shares of capital stock or other equity interests, except for the issuance of common stock upon the exercise or settlement of Hancock options or other equity awards, the granting of equity awards under Hancock equity plans in the ordinary course of business consistent with past practice, or in connection with any capital raising transaction in connection with the merger or permitted acquisitions or investments;

•	make any material acquisition of or investment in any other person, except for acquisitions in connection with receiverships or conservatorships of FDIC-insured depository institutions;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

knowingly take or knowingly omit to take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is likely to result in any of the closing conditions not being satisfied in a timely matter;

•

other than as required by law, enter into any new line of business in any material respect if such action would materially delay or otherwise impair consummation of the transactions contemplated by this agreement; or

•	agree to, or make any commitment to, take any of these restricted actions.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Hancock has also agreed to use its reasonable best efforts to cause the shares of Hancock common stock issuable or to be reserved for issuance in connection with the merger to be approved for listing on the Nasdaq prior to the closing date of the merger.

Reasonable Best Efforts

Hancock and Whitney have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to resist, contest or defend any proceedings (including administrative proceedings) challenging the merger or the completion of the transactions contemplated by the merger agreement, and using reasonable best efforts to seek to have vacated or overturned any governmental order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, except that neither Hancock nor Whitney is required to take any such action if such action is reasonably likely, in Hancock’s reasonable judgment, to result in a condition or restriction that would, after the closing of the merger, reasonably be expected to restrict or burden Hancock in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Hancock or any of its subsidiaries, in any manner that would have a material adverse effect on Hancock (after giving effect to the merger and measured on a scale relative to Whitney). Hancock and Whitney have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable.

Employee Benefit Matters

Immediately following the closing of the merger, all individuals employed by Whitney or any of its subsidiaries who continue in the employment of the surviving corporation or any of its affiliates (collectively, the

“Whitney employees”) will be eligible to (1) receive base salary or wages, as applicable, as well as the opportunity to be considered for incentive compensation under the employee benefit plans or arrangements maintained by the surviving corporation or any of its subsidiaries and (2) participate in Hancock employee benefit plans, in each case on terms no less favorable than those applicable to similarly situated Hancock employees as of the closing of the merger; provided that until at least the first anniversary of the closing of the merger and, at the discretion of Hancock, through the date that is 18 months following such closing, Hancock will continue to maintain the Whitney severance plans and policies and certain other Whitney tax-qualified defined benefit pension and Whitney retiree medical benefit plans for the benefit of the Whitney employees (the end of such 12- to 18- month period, as the case may be, the “transition date”).

If requested by Hancock, Whitney agrees to terminate, as of the completion of the merger, any Whitney employee benefit plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k), in which case Whitney employees will, immediately after the completion of the merger, be able to participate in a corresponding Hancock employee benefit plan. In such case, Hancock will take all actions necessary to accept a direct rollover of all or a portion of a Whitney employee’s distribution from the terminated Whitney 401(k) plan.

In addition, Hancock agrees to provide Whitney employees with customary past service credit for all purposes, including vesting, eligibility to participate and level of benefit accruals, under the Hancock employee benefit plans (other than service credit for the purposes of any retiree medical benefits or for purposes of level of benefits under defined benefit pension plans), except that such service credit will not apply to the extent it would result in a duplication of benefits. Hancock also agrees to take commercially reasonable efforts to (1) for the purposes of any employee benefit plan providing medical, dental, pharmaceutical, vision or other similar benefits, waive all waiting periods, pre-existing condition exclusions and actively-at-work requirements with respect to participation and coverage requirements applicable to Whitney employees and their eligible dependents (except to the extent such waiting periods, exclusions or requirements would apply under the analogous Whitney employee benefit plan) and (2) provide each Whitney employee and his or her eligible dependents with credit for any co-payments, deductibles and out-of-pocket requirements made prior to the transition date under the analogous Whitney employee benefit plan.

Hancock will assume, or will cause the surviving corporation to assume, and honor the obligations of Whitney and its subsidiaries under all employment, severance, consulting, retirement and other compensation agreements or arrangements in accordance with their terms. Hancock acknowledges that closing of the merger will constitute a change in control under various Whitney employee arrangements.

Agreement Not to Solicit Other Offers

Each of Whitney and Hancock has agreed that it will not, that it will cause its subsidiaries not to, and will use its reasonable best efforts to cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

•

solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing nonpublic information) any inquiry, proposal or offer with respect to, or the making or completion of, any “Company Acquisition Proposal” or “Purchaser Acquisition Proposal” (as defined below);

•	in the case of Hancock, waive any provision of, or amend, Hancock’s rights agreement in connection with any Purchaser Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal or Purchaser Acquisition Proposal or provide any nonpublic information in connection therewith;

•	approve or recommend a Company Acquisition Proposal or Purchaser Acquisition Proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into an agreement regarding a Company Acquisition Proposal or Purchaser Acquisition Proposal.

However, prior to Hancock or Whitney obtaining their shareholder approval, and subject to entering into a customary confidentiality agreement that is no less favorable to the other party than its confidentiality agreement with the other party, the Whitney board of directors or the Hancock board of directors is permitted to furnish nonpublic information that had been provided, or is concurrently provided, to Hancock or Whitney to a person making a Company Acquisition Proposal or Purchaser Acquisition Proposal and to participate in discussions and negotiations with respect to an unsolicited written bona fide Company Acquisition Proposal or Purchaser Acquisition Proposal with the person making the proposal, if (1) Hancock or Whitney receives an unsolicited written Company Acquisition Proposal or Purchaser Acquisition Proposal that the receiving party’s board of directors believes in good faith to be bona fide, (2) the proposal was not the result of a material breach of the receiving party’s non-solicitation provisions, (3) the receiving party’s board of directors determines in good faith, after consulting with outside financial and legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal or Purchaser Superior Proposal (as defined below) as applicable, and (4) after consulting with outside legal counsel, the receiving party’s board of directors determines that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law.

Each of Whitney and Hancock has agreed to call its shareholder meeting as soon as reasonably practicable to obtain shareholder approval of the merger agreement and that Hancock’s and Whitney’s boards of directors will each recommend that its shareholders approve the merger agreement. Each of Whitney and Hancock has further agreed that their respective boards of directors will not withdraw (or modify or qualify in a manner adverse to the other party) their recommendation for the merger, or approve, adopt, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal or Purchaser Acquisition Proposal (we refer to any such action as an “Adverse Recommendation Change”). However, prior to obtaining the Hancock shareholder approval the Hancock board of directors may, and prior to obtaining the Whitney shareholder approval the Whitney board of directors may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by the other party, make an Adverse Recommendation Change in response to a Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, provided that Hancock or Whitney, as applicable, will not have breached its non-solicitation agreement covenant in any material respect and:

(i) the applicable board of directors determines in good faith (after consultation with outside legal and financial advisors) that such Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, is a Company Superior Proposal or Purchaser Superior Proposal, as applicable, and such proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal or Purchaser Superior Proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by the other party pursuant to the merger agreement;

(ii) the solicited party has given the other party to the merger agreement at least four (4) business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Company Superior Proposal or Purchaser Superior Proposal and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Company Superior Proposal or Purchaser Superior Proposal; and

(iii) prior to effecting such an Adverse Recommendation Change, the solicited party has negotiated, and has caused its representatives to negotiate, in good faith with the other party to the merger agreement during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of the merger agreement such that it would cause such Company Superior Proposal or Purchaser Superior Proposal to no longer constitute a Company Superior Proposal or Purchaser Superior Proposal.

Hancock and Whitney have agreed that, in the event of any material change to the Company Superior Proposal or Purchaser Superior Proposal, the party receiving such proposal will comply with the above notice and negotiation obligations but such additional notice period will be reduced to two (2) business days.

Hancock and Whitney further have agreed to notify the other party promptly (but in no event later than 24 hours) in writing after it receives any Company Acquisition Proposal or Purchaser Acquisition Proposal, or any material change to any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries, or if it enters into discussions or negotiations concerning any Company Acquisition Proposal or Purchaser Acquisition Proposal, and to provide the other party with an unredacted copy of the relevant proposed transaction agreements; to keep the other party fully informed, on a timely basis, of any material changes in the status and any material changes in the terms of any such Company Acquisition Proposal or Purchaser Acquisition Proposal; and to provide the other party with copies of all material documentation and correspondence related thereto.

As used in the merger agreement, “Company Acquisition Proposal” or “Purchaser Acquisition Proposal” means:

•

A transaction pursuant to which any person (or group of persons) other than Hancock or Whitney or its respective affiliates, as the case may be, directly or indirectly, acquires or would acquire 20% or more of the voting power in either party or any of its subsidiaries or of any new series or new class of Hancock or Whitney preferred stock that would be entitled to a class or series vote with respect to the merger, or otherwise, or 20% or more of the business, revenue, net income, assets or deposits of either party or its subsidiaries.

As used in the merger agreement, “Company Superior Proposal” or “Purchaser Superior Proposal” means:

•

Any unsolicited bona fide written Company Acquisition Proposal or Purchaser Acquisition Proposal (with the relevant percentages in the definition of such terms changed from 20% to 50%) that the receiving party’s board determines in good faith (after consultation with outside counsel and its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that if consummated would be more favorable to its shareholders from a financial point of view than the transactions contemplated by the merger agreement and if accepted would be reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, each of Hancock and Whitney will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by Whitney and Hancock.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification of directors, officers, employees or fiduciaries under Whitney benefit plans that are provided by the Whitney composite charter or the Whitney bylaws will continue in effect following the merger in their current forms. Hancock also agrees that from and after the effective time of the merger for a period of six years following the completion of the merger, it will indemnify to the fullest extent currently provided under the Whitney composite charter and the Whitney bylaws, each of Whitney’s directors, officers, employees or fiduciaries under Whitney benefit plans with respect to any acts or omission occurring at or prior to the completion of the merger.

The merger agreement further provides that Hancock will cause the officers and directors of Whitney to be covered for a period of six years by Whitney’s directors’ and officers’ insurance, or substitute policies, with respect to acts or omissions occurring prior to the merger; provided that Hancock will not be required to pay annual premiums in excess of 300% of Whitney’s premiums in fiscal year 2010 and in a situation where Hancock is unable to maintain the existing policies or obtain a substitute policy, it will obtain as much comparable insurance as is available for a period of six years up to 300% of Whitney’s premiums in fiscal year 2010. In lieu of the foregoing, Hancock may substitute “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to the existing policies.

Conditions to Complete the Merger

Hancock’s and Whitney’s respective obligations to complete the merger are subject to the fulfillment or, in certain cases, waiver of certain conditions, including:

•	obtaining the required approvals from the holders of Hancock common stock and Whitney common stock;

•

receipt of required regulatory approvals without the imposition of conditions or restrictions that would reasonably be expected to have a material adverse effect on Hancock (after giving effect to the merger and measured on a scale relative to Whitney);

•	the absence of any legal prohibition on the completion of the merger;

•	the absence of any action by a government entity of competent jurisdiction which in effect prohibits and makes the completion of the merger illegal;

•	effectiveness of the registration statement for the Hancock common stock to be issued in connection with the merger;

•

the representations and warranties of the other party to the merger agreement as to capitalization must be true and correct in all material respects and the representations and warranties of the other party as to the absence of a material adverse effect must be true and correct in all respects, in each case as of the date of the merger agreement and as of the closing date as though made as of the closing date;

•

the other representations and warranties of the other party to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had a material adverse effect on such other party to the merger agreement;

•	performance in all material respects of all the obligations of the other party to the merger agreement; and

•	the delivery of customary legal opinions as to the U.S. federal income tax treatment of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement if so authorized by their boards of directors. However, after any approval of the transactions contemplated by the merger agreement by the Whitney shareholders, there may not be, without further approval of Whitney shareholders, any amendment of the merger agreement that requires such further shareholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party, or may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

The merger agreement can be terminated by mutual consent and by either party in the following circumstances:

•

if the merger has not been completed on or before September 30, 2011, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if there has been a final, non-appealable denial of required regulatory approvals or an injunction prohibiting the transactions contemplated by the merger agreement;

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the Hancock shareholder meeting (or any adjournment or postponement thereof);

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the Whitney shareholder meeting (or any adjournment or postponement thereof);

•

if there is a breach of the merger agreement by the other party that would result in the failure of any of the closing conditions and cannot or has not been cured by the earlier of (1) September 30, 2011 and (2) 30 days after the breaching party receives written notice of such breach;

•

if prior to receipt of the other party’s shareholder approval, the other party, its board or any committee of its board (1) makes an Adverse Recommendation Change or approves, adopts, endorses or recommends a Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, (2) fails to recommend the merger and the approval of the merger agreement by its shareholders, (3) materially breaches its non-solicitation obligations under the merger agreement in any respect adverse to the non-breaching party, or (4) materially breaches its obligation to call, give notice of, convene and hold its shareholders’ meeting; and

•

if a tender or exchange offer for 20% or more of the outstanding shares of the other party’s common stock is commenced (other than by the party or a subsidiary thereof) and such other party’s board of directors recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offer within a 10-business day period.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Hancock or Whitney, except that (1) termination will not relieve a breaching party from liability for any intentional breach and (2) the confidentiality agreement between the parties and certain specified provisions, including the provision regarding payment of fees and expenses, will survive termination. In addition, if the merger agreement is terminated, a termination fee is payable under certain circumstances as set forth below.

Termination Fee

Upon termination of the merger agreement under specified circumstances, Hancock or Whitney may be required to pay the other party a termination fee of $50 million.

A party is entitled to a termination fee payable by the other party if the agreement is terminated as a result of the following events:

•

if there is a material breach of the other party’s non-solicitation obligations under the merger agreement, a material breach of the other party’s obligation to call, give notice of, convene and hold its shareholders’ meeting or the other party’s board of directors effects an Adverse Recommendation Change; or

•	if a tender or exchange offer for 20% or more of the outstanding shares of the other party’s common stock is commenced (other than by the other party or a subsidiary thereof) and such party’s board of directors recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offer within a 10-business day period.

A party is also entitled to a termination fee if the other party enters into a definitive agreement with respect to (or completes) an alternative business combination within 12 months after termination of the merger agreement in the following circumstances following the communication of a competing business combination (whether or not conditional) to the other party’s shareholders, senior management or board of directors:

•

the agreement is terminated by either party (1) as a result of the merger not having been completed by September 30, 2011 (if the other party’s shareholders have not approved the merger by that date) or (2) if the other party’s shareholders do not approve the merger at the shareholder meeting (or any adjournment or postponement thereof); or

•

the agreement is terminated by a party as a result of a breach of the merger agreement by the other party that would result in the failure of any of the closing conditions and cannot or has not been cured by the earlier of (1) September 30, 2011 and (2) 30 days after Whitney receives written notice of such breach.

Neither Hancock nor Whitney will be required to pay a termination fee on more than one occasion.

DESCRIPTION OF HANCOCK CAPITAL STOCK

As a result of the merger, Whitney shareholders who receive shares of Hancock common stock in the merger will become shareholders of Hancock. Your rights as shareholders of Hancock will be governed by Mississippi law, the Hancock articles of incorporation and the Hancock bylaws. The following description of the material terms of Hancock’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. The following summary of Hancock capital stock is not complete and is qualified by reference to the Hancock articles of incorporation and to the Hancock bylaws. We urge you to read the applicable provisions of Mississippi law, the Hancock articles of incorporation and the Hancock bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

General

Hancock’s authorized capital stock consists of 350,000,000 shares of common stock, par value $3.33 per share and 50,000,000 shares of preferred stock, par value $20.00 per share, or Hancock Preferred Stock. As of the record date, there were 43,837,548 shares of Hancock common stock outstanding. As of the record date, there were no shares of Hancock Preferred Stock outstanding.

Common Stock

Voting Rights; No Cumulative Voting

The holders of Hancock common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Hancock common stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights

Subject to preferences that may apply in connection with any issuance of preferred stock, holders of Hancock common stock are entitled to receive ratable dividends which are declared by the Hancock board of directors out of funds legally available therefor. The payment of dividends by Hancock is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) Hancock would not be able to pay its debts as they become due in the usual course of business; or (2) Hancock’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Hancock were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of Hancock, whether voluntary or involuntary, the holders of Hancock common stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights

Holders of Hancock common stock have no preemptive rights and no preferential right to purchase or to subscribe for any additional shares of Hancock common stock that may be issued. However, holders of Hancock common stock have been issued certain rights which may be triggered under Hancock’s Shareholder Rights Plan discussed below under “Shareholder Rights Plan.”

Fully Paid and Nonassessable; No Redemption

The shares of Hancock common stock presently outstanding are, and those shares of common stock to be issued in connection with the merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

Shareholder Rights Plan

In 1997, due in part to an increasing number of companies across the United States which had been subjected to hostile takeover attempts involving coercive and/or unfair tactics, the shareholders of Hancock adopted a Shareholder Rights Plan, or the Rights Plan. Hancock’s primary concern in adopting the Rights Plan was to prevent a situation where an offer remains left open for so short a time that it prevents Hancock’s management and Hancock’s board from considering all alternatives to maximize the value of Hancock’s shareholders’ interest.

Like other shareholder plans adopted by many other publicly held companies, under Hancock’s Rights Plan, “rights” would be issued to all Hancock common shareholders which, if activated upon an attempted unfriendly acquisition, will allow the shareholders to buy Hancock common stock at a reduced price. Effective February, 2007, the Rights Plan was extended in accordance with its terms by Hancock’s board of directors for a period ending February 21, 2017. Hancock’s board continues to believe that by having the Rights Plan in place, a potentially unfriendly acquisition would be much more likely to be brought to the negotiation table with Hancock rather than through coercion.

The Rights Plan was neither adopted nor extended in response to any threatened or perceived takeover threat and Hancock has no knowledge of such a threat as of the date of this joint proxy statement/prospectus.

For more information regarding the rights of holders of Hancock common stock, please see the description captioned “Comparison of Shareholders’ Rights,” on page 93.

Preferred Stock Potentially Issuable in the Merger

In the event that the Whitney TARP Preferred Stock held by Treasury is not repurchased by Hancock prior to or at the completion of the merger, pursuant to the merger agreement, Hancock will issue Hancock TARP Preferred Stock with substantially the same rights, preferences, privileges and voting powers as the Whitney TARP Preferred Stock pursuant to the merger agreement. The terms of the Hancock TARP Preferred Stock will provide that holders of the Hancock TARP Preferred Stock are entitled to, as and when declared by the board of directors, cumulative cash dividends at a rate per annum equal to 5% per annum until February 14, 2014 or 9% per annum after February 14, 2014, payable quarterly in arrears. No dividends will be payable on Hancock’s common stock or other junior stock unless all the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on such Hancock TARP Preferred Stock. The Hancock TARP Preferred Stock will be redeemable by Hancock, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date.

Holders of the Hancock TARP Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current board of directors, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more, and with respect to creating or authorizing shares of classes of stock senior to the Hancock TARP Preferred Stock, amending the Hancock articles of incorporation so as to adversely affect the rights, preferences, privileges and voting powers and limitations and restrictions of the Hancock TARP Preferred Stock, or consummating a binding share exchange or reclassification involving the Hancock TARP Preferred Stock or a merger or consolidation of Hancock unless the Hancock TARP Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

ACCOUNTING TREATMENT OF THE MERGER

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Whitney as of the effective time of the merger will be recorded at their respective fair values and added to those of Hancock. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Hancock issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Whitney.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Whitney common stock that exchange their shares of Whitney common stock for shares of Hancock common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is addressed only to those Whitney shareholders who hold their shares of Whitney common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	subject to the alternative minimum tax provisions of the Code;

•	a holder of Whitney common stock that received Whitney common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Whitney common stock that holds Whitney common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

•	subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Whitney common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Whitney common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Whitney common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to Hancock’s obligation to complete the merger that Hancock receive an opinion from Wachtell, Lipton, Rosen and Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Whitney’s obligation to complete the merger that Whitney receive an opinion from Alston & Bird LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Wachtell, Lipton, Rosen & Katz and Alston & Bird LLP has delivered an opinion to Hancock and Whitney, respectively, to the same effect as the opinions described above. These opinions will be based on representation letters provided by Hancock and Whitney and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Hancock and Whitney have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger being treated as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your Whitney common stock for Hancock common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Hancock common stock (as discussed below). The aggregate tax basis in the shares of Hancock common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Whitney common stock you surrender. Your holding period for the shares of Hancock common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Whitney common stock that you surrender in the exchange. If you acquired different blocks of Whitney common shares at different times or at different prices, the Hancock common stock you receive will be allocated pro rata to each block of Whitney common stock, and the basis and holding period of each block of Hancock common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Whitney common stock exchanged for such block of Hancock common stock.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Hancock common stock, you will be treated as having received the fractional share of Hancock common stock pursuant to the merger and then as having sold that fractional share of Hancock common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Hancock common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Whitney common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Whitney common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Hancock is incorporated in Mississippi and Whitney is incorporated in Louisiana. Your rights as a Whitney shareholder are governed by the LBCL, the Whitney composite charter, as amended, and the Whitney bylaws. Upon completion of the merger, as a Hancock shareholder your rights will be governed by the Mississippi Business Corporation Act, referred to as the MBCA, the Hancock articles of incorporation and the Hancock bylaws.

The following is a summary of the material differences between the rights of holders of Hancock common stock and the rights of holders of Whitney common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the MBCA, the LBCL, the Hancock articles of incorporation, the Whitney composite charter, the Hancock bylaws and the Whitney bylaws. The Hancock articles of incorporation, the Whitney composite charter, the Hancock bylaws, and the Whitney bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 108.

WHITNEY	HANCOCK
AUTHORIZED CAPITAL STOCK

Authorized Shares. The Whitney composite charter authorizes it to issue 200,000,000 shares of common stock, without nominal or par value, and 20,000,000 shares of preferred stock, no par value per share.	Authorized Shares. Hancock is authorized under the Hancock articles of incorporation to issue 350,000,000 shares of common stock, par value $3.33 per share, and 50,000,000 shares of preferred stock, par value $20.00 per share.

Preferred Stock. Whitney’s board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, in one or more series, and determine by amendment to the Whitney composite charter any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.	Preferred Stock. The Hancock articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 50,000,000 shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

There are currently 300,000 shares of Whitney’s preferred stock issued and outstanding, which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and which we refer to herein as the “Whitney TARP Preferred Stock.”	Under the merger agreement, to the extent not redeemed or repurchased by Hancock, the Whitney TARP Preferred Stock will be converted into the right to receive one share of a yet-to-be determined series of Hancock preferred stock with substantially the same rights, preferences, privileges and voting powers as the Whitney TARP Preferred, as described in more detail under the caption “Description of Hancock Capital Stock—Preferred Stock.” As of the date of this joint proxy statement/prospectus, it is the intent of the parties to the merger agreement for Hancock to redeem or repurchase the Whitney TARP Preferred Stock. However, there can be no certainty or guarantee as to the timing or occurrence of such redemption or repurchase.

PREEMPTIVE RIGHTS

Whitney shareholders do not have preemptive rights.	Hancock’s shareholders have no preemptive rights and no preferential right to purchase or to subscribe for any additional shares of stock that may be issued. However, holders of Hancock common stock have been issued certain rights which may be triggered under Hancock’s Shareholder Rights Plan discussed below under “Shareholder Rights Plan.”

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The LBCL provides that unless a greater vote is prescribed in a company’s charter, a plan of merger must be approved by the shareholders by vote of at least two-thirds of the voting power present at a meeting at which a quorum consisting of the presence, in person or by proxy, of the holders of a majority of the total voting power exists. Whitney’s charter does not provide for a greater vote except with respect to the fair price provision discussed below.

Any change to the Whitney composite charter relating to the structure of the board of directors or the fair price protections described in the following sentence must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’ meeting, the quorum for which is 90% of Whitney’s total voting power, unless (1) Whitney’s board of directors has unanimously approved the change, (2) applicable to any change to the Whitney composite charter relating to the structure of the board of directors only, at a time when no person, corporation or other entity is the beneficial owner of more than 10% of the outstanding shares of stock entitled to vote in an election of directors, considered as one class and (3) in the case of the fair price provision, by a board made up of directors who were members of the board prior to the acquisition by any person of 10% or more of Whitney common stock. Any business combination transaction with a person or persons who hold 10% or more of Whitney common stock must be approved by 90% of the voting power present at a shareholders meeting, the quorum for which is 90% of Whitney’s total voting power, unless prescribed minimum price and procedural requirements (the “fair price provision”) are satisfied in connection with the proposed business combination, as discussed in more detail below under “State Anti-Takeover Statutes and Article Provisions.”

As discussed below in “State Anti-Takeover Statutes and Article Provisions,” the LBCL provides for further

Section 79-4-11.04 of the MBCA provides that in the absence of a greater requirement in the articles of incorporation or by the board of directors, the approval of a plan of merger shall require the approval of the shareholders by a majority of votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the merger, exists. The Hancock articles of incorporation do not provide for a greater vote, except with respect to certain changes in control of Hancock, in which case 80% or more of the votes entitled to be cast is required as discussed in more detail below under “State Anti-Takeover Statutes and Article Provisions.” In addition, any proposed amendment to the Hancock articles of incorporation which would amend the articles relating to size, composition and removal of the board of directors, requires approval of the holders of not less than two-thirds of the outstanding stock.

protections in instances where a business combination occurs (1) with an interested stockholder or (2) with any person of ownership of, or the power to direct the exercise of voting power with respect to, one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, or a majority or more of all voting power. Neither of these is applicable to the merger of Hancock and Whitney.

AMENDMENT TO THE CHARTER/ARTICLES OF INCORPORATION

The Whitney composite charter generally permits the Whitney composite charter to be amended by a vote of at least two-thirds of the voting power present at a meeting at which a quorum consisting of the presence, in person or by proxy, of the holders of a majority of the total voting power exists, provided that the notice for such meeting describes the proposed amendment. However, as discussed above, the amendment of certain provisions governing the board of directors and the process for the approval of a business combination requires the affirmative vote of 90% of the voting power present at a shareholder meeting for which there is quorum.	The Hancock articles of incorporation may be amended by the adoption of the amendment by the board of directors and subsequent approval by Hancock’s shareholders. The requisite shareholder vote to approve an amendment is a majority of votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on amendment exists unless the amendment would amend provisions relating to certain changes in control, in which case 80% or more of the votes entitled to be cast is required, or unless the amendment would amend the articles relating to size, composition and removal of the board of directors, in which case the approval of the holders of not less than two-thirds of the outstanding stock is required.

AMENDMENT TO THE BYLAWS

The Whitney composite charter permits the Whitney bylaws to be amended or repealed (1) by the board of directors or (2) by at least two-thirds of the votes entitled to be cast by outstanding shares of voting stock voting together as a single voting group (provided that if the amendment or repeal is unanimously recommended to the shareholders by the board, it need only be approved by a majority of votes actually cast at a meeting at which a quorum consisting of the presence, in person or by proxy, of the holders of a majority of the total voting power exists).	The Hancock bylaws may be amended or repealed by the Hancock board of directors or by the shareholders by a majority of votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on amendment exists.

APPRAISAL/DISSENTERS’ RIGHTS

Under RS 12:131 of the LBCL, appraisal, or dissenters’ rights, are available only in connection with specific transactions. However, under 12:131(B)(3), dissenters’ rights are not available to shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the Financial Industry Regulatory Authority.

Appraisal, or dissenters’ rights, are therefore not available to Whitney shareholders, because Whitney common stock is listed on the Nasdaq, a national securities exchange.

security on an interdealer quotation system by the Financial Industry Regulatory Authority; or (ii) not so listed or designated, but held beneficially or of record by more than 2,000 persons with an outstanding market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors, or shareholders beneficially owning more than 10% of such shares).

Appraisal rights are therefore not available to Hancock shareholders, because Hancock common stock is listed on the Nasdaq.

SPECIAL MEETINGS OF SHAREHOLDERS

Under RS 12:72 of the LBCL, special meetings of Whitney shareholders may be called by:

•    The president;

•    The board of directors; or

•    The secretary at the request of shareholders owning more than 20% of the total voting power of Whitney’s shareholders.

Special meetings of the Hancock shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the board of directors, and shall be called by the president at the request of the holders of not less than one-tenth of all of the votes entitled to be cast on any issue proposed to be considered at the meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If a shareholder wishes to nominate a candidate for election at an annual meeting of Whitney shareholders, the shareholder must submit to Whitney’s corporate secretary a timely written notice that contains specified information regarding the nominee and the shareholder making the nomination. To be considered timely, the notice must be delivered or mailed and received at the principal offices of the corporation not less than 120 nor more than 150 calendar days before the first anniversary of the corporation’s previous year’s annual meeting; provided that if no annual meeting was held in the previous year or the date of annual meeting has been established to be more than 30 days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be so received not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the annual meeting.

Shareholders may nominate directors at a special meeting of directors provided that Whitney’s notice of meeting states that directors shall be elected at such meeting and either the nomination has been or is being

A nomination for the election of a director at an annual meeting may be made by a shareholder only if written notice of such nomination or proposal has been received by the Secretary of Hancock not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that the corporation has mailed the first notice of the meeting at least 60 days prior to the meeting date. If the corporation has not given such notice, stockholder nominations must be submitted within 10 days following the earlier of (1) the date that notice of the date of meeting was first mailed to stockholders and (2) the day on which public disclosure of such date was made. Any such nomination for the election of a director at an annual meeting must include each nominee’s name, age, business and residence address, principal occupation or employment, the class and number of shares of the corporation beneficially owned by such nominee, and any other information required to be furnished about the nominee under federal securities laws as they relate to the solicitation of proxies for the election of directors. The notice must further set forth the nominating stockholder’s name and address and the class and amount of such shareholder’s beneficial ownership of capital stock.

made pursuant to a recommendation or approval of the board of directors of the authority to recommend or approve nominees for director or the person is nominated by a shareholder of Whitney who is entitled to vote for the election for the nominee at the meeting and the nominating shareholder complies with the relevant notice procedures. A shareholder must make timely notice of the nomination in writing to the secretary of the corporation. The notice must be delivered or mailed to and received at the principal offices of Whitney not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and that directors will be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new notice period or extend such a time period.

Any shareholder notice for nomination for directors must include all information relating to such nominees that is required to be discussed under the Exchange Act, as to the nominating shareholder, the name and address of such shareholder, the beneficial ownership of such shareholder, a description of certain arrangements and agreements relating to such nomination and certain representations as well as any other information that would be required to be disclosed in a proxy statement for the election of directors in an election contest.

The only business that may be conducted at an annual meeting of shareholders shall be the business proposals brought before the meeting at the direction of the board of directors prior to the meeting or by a shareholder who is entitled to vote with respect to the business proposal and who complies with certain notice procedures. For a business proposal to be brought properly at an annual meeting, the shareholder must have given timely notice of the proposal in writing to the secretary of Whitney. To be timely, the notice must be delivered or mailed to and received at the principal offices of Whitney not less than 120 nor more than 150 calendar days before the first anniversary of the date of Whitney’s previous year’s annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been established to be more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely must be so received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made of the date of the annual meeting. These notice requirements shall be deemed satisfied if a shareholder has notified Whitney of his intention to present a proposal in compliance with Rule 14a-8 under the Exchange Act and such shareholder’s business proposal has been included in a proxy statement that has been prepared by Whitney for the solicitation of proxies at the annual meeting.

BOARD OF DIRECTORS

Number of Directors

Whitney has a board of directors consisting of fifteen (15) directors. The Whitney composite charter provides for a board of directors consisting of not less than five (5) nor more than twenty-five (25) members, with the precise number of directors fixed solely by the board of directors. Directors are elected by plurality vote at annual meetings of shareholders. Whitney’s directors must also be shareholders of Whitney.	The Hancock board of directors has fourteen (14) directors. The Hancock bylaws provide that the number of directors will be not less than nine (9) and may be increased or decreased from time to time in the discretion of the board, except that no decrease in the number of directors constituting the whole number of the board of directors may shorten the term of any incumbent director. The board of directors may fix the number of directors by resolution adopted by a majority of the whole board of directors. Directors are elected by plurality vote at the annual meetings of the Hancock shareholders or at such other meeting called for such purpose.

Classification

Whitney has adopted a classified board as permitted under the LBCL. The board of directors is divided into five classes, with each class serving a five-year term.	Hancock has adopted a classified, or “staggered” board as permitted under the MBCA. The classes serve staggered three year terms so that approximately one-third of the directors are elected each year.

Removal

A Whitney director may be removed by shareholders from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which there is a quorum consisting of the holders of 90% of the total voting power of Whitney shareholders present in person or by proxy.	A director of Hancock may be removed from office by shareholders only for cause at a meeting called for that purpose.

Vacancies

Whitney’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors then in office, although it may be less than a quorum.	Vacancies in the Hancock board may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum.

Special Meetings of the Board

Special meetings of the board of directors may be called by the chairman, president or a majority of directors then in office. Notice may be given in writing, by telecopier, telephone, or other means of electronic transmission, including e-mail.	Special meetings of the board of directors may be called by or at the request of the president, chairman of the board of directors or by a majority of the board of directors. The person or persons authorized to call special meetings by the board of directors may fix any place, either within or without the State of Mississippi as the place for the meeting. Notice of any special meeting shall be given by oral or written notice delivered personally or mailed to each director at his business address as shown on the corporation’s records, or by telephone or telegram.

Director Liability and Indemnification

The LBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, if he was serving at the request of the corporation as a director, officer, employee, or agent against expenses actually and reasonably incurred, including attorneys’ fees, judgments, fines, and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

However, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion and no indemnification shall be made if such person shall have been held liable for willful or intentional misconduct unless determined by a court of competent jurisdiction that in view of all of the circumstances of the case such person is entitled to indemnity.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The MBCA permits a corporation to indemnify any person who is a party to a proceeding, because he is a director, against liability incurred in the proceeding if, he conducted himself (1) in good faith and (2) he reasonably believed that in the case of conduct in his official capacity that his conduct was in the best interests of the corporation, in all other civil matters, that his conduct was at least not opposed to the best interests of the corporation, and in criminal proceedings had no reason to believe his conduct was unlawful.

However, unless ordered by a court, a corporation shall not indemnify a director (except for reimbursement of reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct discussed above) in connection with any proceeding by or in the right of the corporation if adjudged liable to the corporation or indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

To the extent that a representative of a business corporation has been wholly successful on the merits or otherwise in defense of a proceeding to which he was a party because he was a director, he must be indemnified against reasonable expenses incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, and (3) by the shareholders.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of at least two disinterested directors, (2) by special legal counsel selected by disinterested directors (or if there are

The Whitney composite charter and Whitney bylaws provide for indemnification by Whitney to the fullest extent permitted by the LBCL. In case of actions by or in the right of the corporation, the Whitney composite charter distinguishes between directors and officers and other persons for the purpose of limiting the indemnity: (1) for persons other than directors and officers, to expenses not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, and (2) for directors and officers, the indemnity shall be limited as provided in subparagraph (1) only if it would permit indemnification of an individual for the results of such individual’s (i) willful or intentional misconduct, (ii) breach of duty of loyalty to the corporation or to the entity otherwise served by the individual, or (iii) engaging in a transaction from which the individual derived an improper personal benefit.

fewer than two disinterested directors by the board of directors), or (3) by the shareholders.

The Hancock articles of incorporation provide for indemnification by Hancock, to the fullest extent permitted by the MBCA, of directors, officers, employees and agents for judgments, settlements, penalties, fines and certain reasonable expenses.

SHAREHOLDER RIGHTS PLAN

Whitney does not have a shareholder rights plan currently in effect.	In 1997 the shareholders of Hancock adopted a Shareholder Rights Plan (or the “Rights Plan”). Like other shareholder plans adopted by many other publicly held companies, under Hancock’s Rights Plan, “rights” would be issued to all Hancock common shareholders which, if activated upon an attempted unfriendly acquisition, will allow the shareholders to buy Hancock common stock at a reduced price. Effective February 2007, the Rights Plan was extended in accordance with its terms by Hancock’s board of directors for a period ending February 21, 2017. The Hancock board of directors continues to believe that by having the Rights Plan in place, a potentially unfriendly acquisition would be much more likely to be brought to the negotiation table with Hancock rather than through coercion. The Rights Plan was neither adopted nor extended in response to any threatened or perceived takeover threat and Hancock has no knowledge of such a threat as of the date of this joint proxy statement/prospectus.

STATE ANTI-TAKEOVER STATUTES AND ARTICLE PROVISIONS

Business Combinations

The Whitney composite charter includes provisions that may make takeover attempts and other acquisitions of interests in Whitney more difficult where the takeover attempt or other acquisition has not been approved by Whitney’s board of directors. These provisions include:	In addition to the Rights Plan discussed above, the Hancock articles of incorporation contain in Article Five provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving Hancock

A) the provisions relating to the board of directors and a requirement that any change to the Whitney composite charter relating to the structure of the board of directors or the fair price protections applicable in the context of a business combination discussed below under “B” must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’ meeting, the quorum for which is 90% of Whitney’s total voting power, unless (1) Whitney’s board of directors has unanimously approved the change, and (2) applicable to any change to the Whitney composite charter relating to the structure of the board of directors only, at a time when no person, corporation or other entity is the beneficial owner of more than 10% of the outstanding shares of stock entitled to vote in an election of directors, considered as one class; and

B) A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders with the exception that such a vote shall not be required if the fair market value received by the shareholders meets certain minimum requirements, the other entity has taken steps to ensure the board of directors will continue to have proportional representation after the business combination has been completed, the other entity shall not have received any loans or financial assistance provided by the corporation or changed its capital structure without unanimous approval of the board of directors, and has mailed shareholders a proxy statement responsive to the requirements of the Exchange Act.

Under these provisions, a business combination that might be attractive to some shareholders may not be proposed to Whitney’s shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial.

None of the fair price provisions apply to the merger.

Under RS 12:132-134 of the LBCL, a business combination with an “interested stockholder” (defined as a beneficial owner, or affiliate of a corporation who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation), and a substantial shareholder. The Hancock articles of incorporation require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions (“business combinations”) if a “Substantial Stockholder” (as defined) is a party to the transaction or its percentage equity interest in Hancock will be increased by the transaction. Two-thirds of the “Continuing Directors” (as defined) of the board of directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder.

A “Substantial Stockholder” generally is defined under Article Five as the “beneficial owner” of 10% or more of the outstanding shares of stock of Hancock entitled to vote generally in the election of directors (“voting shares”). “Beneficial ownership” generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Exchange Act and includes all shares to which the Substantial Stockholder in question has sole or shared voting or investment power.

However, for purposes of Article Five, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an “Affiliate” or “Associate” (each as defined in paragraph (c)(7) of Article Five) of the Substantial Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Hancock.

A “business combination” subject to Article Five of the Hancock articles of incorporation includes: a merger or consolidation involving Hancock or any corporation of which a majority of any class of equity securities is owned by Hancock (a “Subsidiary”), and a Substantial Stockholder; a sale, lease or other disposition of a “substantial part” of the assets of Hancock or any of its requires an affirmative vote of each of the following: (1) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation voting together as a single voting group, and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is or whose affiliate is a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single voting group. Hancock is not an interested stockholder and therefore this provision is not implicated by the proposed merger.

Under RS 12:135-140.2 of the LBCL, a control share acquisition occurs when shares of an issuing public corporation are acquired which would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Shares obtained pursuant to such control share acquisition shall have only such voting rights as are conferred by resolution approved by other shareholders unless a corporation’s articles of incorporation or bylaws provide that the provisions of R.S. 12:135 through 140.2 do not apply to control share acquisitions of shares of the corporation. Pursuant to RS 12:135(2)(d)(v) of the LBCL, the acquisition of shares of Whitney, an issuing public corporation, does not constitute a control share acquisition subject to the provisions of the statute because: (1) the acquisition is consummated pursuant to a merger effected in compliance with the merger statutory provisions set forth under the LBCL (i.e., Part XI of the LBCL) and (2) Whitney, the issuing public corporation, is a party to the merger agreement.

Subsidiaries (that is, assets constituting in excess of 10% of the book value of the total consolidated assets of Hancock) to a Substantial Stockholder; an issuance of equity securities of Hancock or any of its Subsidiaries to a Substantial Stockholder for consideration having an aggregate fair market value of $5,000,000 or more; a liquidation or dissolution of Hancock (if, as of the record date for the determination of shareholders entitled to vote with respect thereto, any person is a Substantial Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of Hancock or any Subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Stockholder in any class of equity securities of Hancock or such Subsidiary which is beneficially owned.

A “Continuing Director” is defined as one serving as a director as of January 1, 1989 or thereafter elected or appointed prior to the time the Substantial Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole board of directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Five would apply, a minority of Hancock’s shareholders may prevent the consummation of a transaction favored by a majority of shareholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Five is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in Hancock’s voting shares.

These provisions relating to business combinations in Article Five may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

The provisions in Article Five do not apply to the merger.

The provisions of the Hancock articles of incorporation relating to the structure of the board of directors and the requirement that these provisions may not be amended or repealed without the approval of the holders of at least two-thirds of the outstanding common stock, including the provisions as to the size and classification of the board of directors, may have the effect of making it more difficult for shareholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of Hancock.

DUTIES OF DIRECTORS

Under the LBCL, the standard of conduct for directors is governed by statute. Generally, directors of Louisiana corporations are required to discharge the duties of their respective positions in good faith, and with the diligence, care, judgment, and skill which ordinary prudent men would exercise under similar circumstances in like positions.	Under the MBCA, the standard of conduct for directors is governed by statute. The MBCA requires that a director of a Mississippi corporation perform his or her duties: (1) in good faith, (2) with the care that a person in a like position would reasonably exercise under the circumstances, and (3) in a manner the officer reasonably believes to be in the interests of the corporation. Mississippi law specifically provides that with respect to directors of a bank holding company such as Hancock, directors are required not to act with reckless disregard of, or a carelessness amounting to gross indifference to, or with a greater disregard for, the best interests of the bank holding company or its shareholders that involves a substantial deviation below the standard of care expected to be maintained by a reasonably careful person under like circumstances.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Hancock common stock and Whitney common stock are both listed on the NASDAQ. Hancock common stock is listed for trading on the NASDAQ under the trading symbol “HBHC” and Whitney common stock is listed for trading on the NASDAQ under the trading symbol “WTNY”. The following table sets forth, for the periods indicated, the high and low sales prices of shares of Hancock common stock and Whitney common stock as reported on the NASDAQ, and the quarterly cash dividends declared per share.

	Hancock Common Stock			Whitney Common Stock
	High	Low	Dividend	High	Low	Dividend
2008
First Quarter	$44.29	$33.45	$.24	$27.49	$21.12	$.31
Second Quarter	45.68	38.38	.24	26.32	17.85	.31
Third Quarter	68.42	33.34	.24	33.02	13.96	.31
Fourth Quarter	56.45	34.20	.24	26.37	14.14	.20

2009
First Quarter	$45.56	$22.51	$.24	$16.16	$8.17	$.01
Second Quarter	41.19	30.12	.24	15.33	8.33	.01
Third Quarter	42.38	29.90	.24	11.27	7.94	.01
Fourth Quarter	44.89	35.26	.24	9.69	7.78	.01

2010
First Quarter	$45.86	$38.23	$.24	$14.53	$9.05	$.01
Second Quarter	43.90	33.27	.24	15.29	9.25	.01
Third Quarter	35.40	26.82	.24	10.04	7.04	.01
Fourth Quarter	37.26	28.88	.24	14.43	7.84	.01

2011
First Quarter (through March 30)	35.68	30.67	.24	14.50	12.47	.01

On December 21, 2010, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Hancock common stock as reported on the NASDAQ were $37.26 and $35.92, respectively. On March 30, 2011, the last practicable full trading day before the date of this document, the high and low sale prices of shares of Hancock common stock as reported on the NASDAQ were $33.10 and $32.44, respectively.

On December 21, 2010, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Whitney common stock as reported on the NASDAQ were $11.04 and $10.39, respectively. On March 30, 2011, the last practicable full trading day before the date of this document, the high and low sale prices of shares of Whitney common stock as reported on the NASDAQ were $13.68 and $13.37, respectively.

As of March 30, 2011, the last date prior to printing this document for which it was practicable to obtain this information, there were approximately 5,967 registered holders of Hancock common stock and approximately 5,266 registered holders of Whitney common stock. Hancock shareholders and Whitney shareholders are advised to obtain current market quotations for Hancock common stock and Whitney common stock before voting. The market price of Hancock common stock and Whitney common stock will fluctuate between the date of this document and the effective date of the merger. No assurance can be given concerning the market price of Hancock common stock or Whitney common stock before or after the effective date of the merger.

LEGAL MATTERS

The validity of the Hancock common stock to be issued in connection with the merger will be passed upon for Hancock by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi. Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon certain U.S. federal income tax matters for Hancock. Alston & Bird LLP, Atlanta, Georgia, will pass upon certain U.S. federal income tax matters for Whitney.

EXPERTS

The consolidated financial statements of Hancock Holding Company as of December 31, 2010 and 2009 and for the two years ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hancock Holding Company as of December 31, 2008 and for the year ended December 31, 2008 have been incorporated in this Registration Statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, given upon the authority of said firm.

The consolidated financial statements of Whitney Holding Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS AND OTHER MATTERS

Whitney

Whitney will hold a 2011 annual meeting of shareholders only if the merger is not completed. Under the SEC rules, holders of common stock who wish to make a proposal to be included in Whitney’s proxy statement and proxy for Whitney’s 2011 annual meeting of shareholders must have caused such proposal to be received by Whitney at its principal office not later than January 19, 2011, assuming Whitney’s 2011 annual meeting is held on or before June 19, 2011. If Whitney schedules an annual meeting after this date, Whitney will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and for having such shareholder proposals included in Whitney’s proxy statement. Each proposal submitted should be accompanied by the name and address of the shareholders submitting the proposal, the number of shares of common stock owned and the dates those shares were acquired by the shareholder. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold the securities through the date of the 2011 annual meeting of shareholders and appear at Whitney’s 2011 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the SEC govern the content and form of shareholder proposals and the minimum shareholding requirement. All proposals must be a proper subject for action at Whitney’s 2011 annual meeting of shareholders.

In addition, the Whitney bylaws establish an advance notice procedure with regard to director nominations and other business proposals by shareholders intended to be presented at our 2011 annual meeting but not included in our 2011 annual meeting proxy materials. For these nominations or other business proposals to be properly brought before the 2011 annual meeting by a shareholder, assuming the 2011 Annual Meeting occurs on a date that is not later than July 19, 2011, the shareholder must have delivered written notice to us not later than the close of business on January 19, 2011 nor earlier than the close of business on December 20, 2010. If Whitney schedules a 2011 annual meeting to be held after July 19, 2011, the shareholder must deliver written notice to us not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting. Such nominations and other business proposals must comply with all requirements set forth in the Whitney bylaws.

Hancock

According to the Hancock bylaws, business to be conducted at a special meeting of shareholders may only be brought before the meeting pursuant to Hancock’s notice of meeting. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Any Hancock shareholder wishing to present a proposal at Hancock’s 2011 annual meeting of shareholders and to have the proposal included in Hancock’s proxy statement and form of proxy for the meeting was required to submit the proposal to Hancock not later than October 20, 2010. After this date, a Hancock shareholder who intends to raise a proposal to be acted upon at the 2011 annual meeting of shareholders was required to inform Hancock in writing no later than January 3, 2011. If notice was not provided by that date, Hancock’s board of directors may exclude such proposal from being acted upon at the 2011 annual meeting. Further, the persons named in Hancock’s proxy for the 2011 annual meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in Hancock’s proxy statement for the 2011 annual meeting.

HANCOCK SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this document is being delivered to multiple Hancock shareholders sharing an address unless Hancock has previously received contrary instructions from one or more of such shareholders. Each Hancock shareholder who holds shares in “street name” will continue to receive a voting instruction form. Hancock shareholders who hold shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Dot Miller, Hancock Bank Corporate Trust Department, Hancock Bank will deliver promptly a separate copy of this document to a Hancock shareholder at a shared address to which a single copy of the document was delivered. Hancock shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of Hancock’s proxy statements and annual reports should provide written or oral notice to Hancock Bank, at the address and telephone number set forth above. Holders in “street name” who wish, in the future, to receive separate copies or a single copy of Hancock’s proxy statements and annual reports, must contact their banks and brokers.

WHERE YOU CAN FIND MORE INFORMATION

Hancock has filed with the SEC a registration statement under the Securities Act that registers the distribution to Whitney shareholders of the shares of Hancock common stock and preferred stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Hancock and Hancock stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Hancock and Whitney, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Hancock with the SEC are also available at Hancock’s internet website. The address of the site is www.hancockbank.com. The reports and other information filed by Whitney with the SEC are also available at Whitney’s internet website under the Investor Relations Section. The address of the site is www.whitneybank.com. We have included the web addresses of the SEC, Hancock, and Whitney as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows Hancock and Whitney to incorporate by reference information in this document. This means that Hancock and Whitney can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Hancock and Whitney previously filed with the SEC. They contain important information about the companies and their financial condition.

Hancock SEC Filings

(SEC File No. 000-13089; CIK No. 0000750577)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010
Current Reports on Form 8-K	Filed on January 5, 2011, March 21, 2011 (two filings) March 22, 2011 (two filings), and March 29, 2011

Whitney SEC Filings

(SEC File No. 000-01026; CIK No. 0000106926)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010

To the extent that any information contained in any report on Form 8-K or any exhibit thereto, was furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

All documents filed by Hancock and Whitney with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing date of this document and (i) in the case of Hancock, prior to the later of the date the offering is terminated and the date of the special meeting of Hancock shareholders to consider and vote on the approval of the merger agreement, and (ii) in the case of Whitney, prior to the date of the special meeting of Whitney shareholders to consider and vote on the adoption and approval of the merger agreement are incorporated by reference into this document and are a part of this document from the date of filing. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Except where the context otherwise indicates, Hancock has supplied all information contained or incorporated by reference in this document relating to Hancock, as well as all pro forma financial information, and Whitney has supplied all information relating to Whitney.

Documents incorporated by reference are available from Hancock and Whitney without charge. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Hancock Holding Company	Whitney Holding Corporation
One Hancock Plaza 2510 14th Street Gulfport, MS 39501 Attention: Investor Relations Telephone: (228) 563-6559 or (800)-522-6542 ext. 86559 Email: paul_guichet@hancockbank.com	228 St. Charles Avenue New Orleans, Louisiana 70130 Attention: Investor Relations Telephone: (504) 299-5208 or (800) 347-7272 ext. 5208 Email: tcarlson@whitneybank.com

Whitney shareholders and Hancock shareholders requesting documents should do so by April 22, 2011, in order to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Hancock or Whitney, Hancock and Whitney, respectively, will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Hancock nor Whitney has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this document and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Hancock and Whitney, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Hancock and Whitney rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of Hancock, Whitney or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Hancock or Whitney. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 108.

Appendix A

AGREEMENT AND PLAN OF MERGER

between

HANCOCK HOLDING COMPANY

and

WHITNEY HOLDING CORPORATION

Dated as of December 21, 2010

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plan	5.11(b)
Action	3.9
Affiliate	8.3
Agreement	Preamble
Bank Merger	1.8
Bank Merger Certificates	1.8
Bank Subsidiary	1.8
BCA	1.1
BCL	1.1
BHC Act	8.3
Book-Entry Company Shares	2.2(b)
Business Day	8.3
Certificate	2.2(a)
Certificate of Merger	1.3(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Acquisition Proposal	5.3(e)(i)
Company Adverse Recommendation Change	5.3(b)
Company Alternative Acquisition Agreement	5.3(b)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Capital Stock	2.1(d)
Company Certificates	2.2(b)
Company Charter	3.1(b)
Company Common Stock	2.1(b)
Company Disclosure Letter	Article III
Company Employee	5.11(a)
Company Equity Award Schedule	3.2(b)
Company Equity Plans	2.5(b)
Company Insiders	5.14
Company Material Adverse Effect	8.3
Company Material Contract	3.15(a)
Company Minority Interest Business	3.3
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Recommendation	3.4(b)
Company Registered IP	3.18(a)
Company Regulatory Agreement	3.10(b)
Company SEC Documents	3.6(a)
Company Series A Preferred Stock	2.1(c)
Company Shareholder Approval	3.4(a)
Company Shareholders Meeting	5.5(b)
Company Stock Option	2.5(b)
Company Stock Unit	2.5(c)
Company Superior Proposal	5.3(e)(ii)
Company Termination Fee	7.3(b)

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Company Warrant	2.5(a)
Confidentiality Agreement	5.6(b)
Contract	8.3
control	8.3
Copyrights	8.3
Derivative Transaction	3.23(b)
Domain Names	8.3
Effective Time	1.3(b)
Environmental Law	3.13(b)
ERISA	3.11(a)
Exchange Act	8.3
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(b)
FDIC	8.3
Federal Reserve	8.3
FHLB	3.3
GAAP	3.6(b)
Governmental Entity	8.3
Hazardous Substance	3.13(c)
Indemnified Parties	5.10(a)
Insurance Amount	5.10(c)
Intellectual Property	8.3
Intentional Breach	8.3
IRS	8.3
IRS Guidelines	5.17(b)
IT Assets	8.3
Joint Proxy Statement	3.5(b)
knowledge	8.3
Law	8.3
Liens	3.3
Loans	3.24(a)
Marks	8.3
Measurement Price	2.3
Merger	1.1
Merger Consideration	2.1(c)
Nasdaq	8.3
New Plans	5.11(c)
Old Plans	5.11(d)
Outside Date	7.1(b)(i)
Patents	8.3
PBGC	8.3
Permits	3.10(a)
Permitted Liens	8.3
Person	8.3
Purchaser	Preamble
Purchaser Acquisition Proposal	5.4(e)(i)

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Purchaser Adverse Recommendation Change	5.4(b)
Purchaser Alternative Acquisition Agreement	5.4(b)
Purchaser Bank	1.8
Purchaser Board	Recitals
Purchaser Bylaws	4.1(b)
Purchaser Capital Stock	2.1(c)
Purchaser Charter	4.1(b)
Purchaser Common Stock	2.1(a)
Purchaser Disclosure Letter	Article IV
Purchaser Material Adverse Effect	8.3
Purchaser Material Contract	4.14(a)
Purchaser Plans	4.10(a)
Purchaser Preferred Stock	2.1(c)
Purchaser Recommendation	4.3(b)
Purchaser Registered IP	4.17(a)
Purchaser Regulatory Agreement	4.9(c)
Purchaser Rights Agreement	2.1(a)
Purchaser SEC Documents	4.5(a)
Purchaser Series A Preferred Stock	2.1(c)
Purchaser Shareholder Approval	4.3(a)
Purchaser Shareholders Meeting	5.5(c)
Purchaser Superior Proposal	5.4(e)(ii)
Purchaser Termination Fee	7.3(d)
Purchaser Warrant	2.5(a)
Registration Statement	3.5(b)
Representatives	8.3
Requisite Regulatory Approvals	5.7(b)
Sarbanes-Oxley Act	8.3
SEC	8.3
Section 16 Information	5.14
Securities Act	8.3
Series A Preferred Consideration	2.1(c)
Significant Subsidiary	8.3
Similar Purchaser Employee	5.11(a)
Subsidiary	8.3
Subsidiary Plan of Merger	1.8
Surviving Corporation	1.1
Takeover Laws	3.19
Tax Returns	8.3
Taxes	8.3
Transition Date	5.11(c)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 21, 2010, between HANCOCK HOLDING COMPANY, a Mississippi corporation (“Purchaser”), and WHITNEY HOLDING CORPORATION, a Louisiana corporation (“Company”).

RECITALS

WHEREAS, the Board of Directors of Purchaser (the “Purchaser Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of Purchaser and its shareholders, (ii) authorized and approved the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of Purchaser;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of Company;

WHEREAS, each of the parties intends that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and, by executing this Agreement, to adopt a plan of reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Louisiana Business Corporation Law (the “BCL”) and the Mississippi Business Corporation Act (the “BCA”), at the Effective Time (as hereinafter defined), Company shall be merged with and into Purchaser (the “Merger”). Following the Merger, the separate corporate existence of Company shall cease, and Purchaser shall continue as the surviving corporation after the Merger (“Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (but in no event later than the second Business Day) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, unless another date, time or place is agreed to in writing by Purchaser and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by taking the following actions:

(a) Purchaser and Company shall file certificates of merger (each a “Certificate of Merger”) with the Secretary of State of the State of Mississippi, executed in accordance with the relevant provisions of the BCA, and with the Secretary of State of the State of Louisiana, executed in accordance with the relevant provisions of the BCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the BCA and the BCL.

(b) The Merger shall become effective at the date and time specified in the Certificates of Merger filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Louisiana (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the BCA and the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) The articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. The parties shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Purchaser Bylaws, the number of directors constituting the Purchaser Board shall be increased to 19 and 5 individuals who are currently directors of Company and who are mutually selected by Purchaser and Company at least 10 Business Days prior to the date on which the Joint Proxy Statement (as hereinafter defined) is first mailed to the shareholders of either Company or Purchaser shall be appointed as directors of Purchaser, with 2 such individuals appointed for a term expiring at the third annual meeting following the Effective Time, 2 such individuals appointed for a term expiring at the second annual meeting following the Effective Time, and 1 such individuals appointed for a term expiring at the first annual meeting following the Effective Time. If, prior to the Effective Time, any such individual for any reason ceases to serve as a director of Company, then a successor to such individual who is currently an independent director of Company shall be mutually selected by Company and Purchaser and shall be duly appointed to the Purchaser Board as of the Effective Time pursuant to this Section 1.6.

Section 1.7 Officers. The officers of Purchaser immediately prior to the Effective Time shall be the officers of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

Section 1.8 Bank Merger. Simultaneously with the Merger, Whitney National Bank, a national banking association and a wholly owned subsidiary of Company (“Bank Subsidiary”), will merge (the “Bank Merger”)

with and into Hancock Bank of Louisiana, a Louisiana banking organization and wholly owned subsidiary of Purchaser (“Purchaser Bank”). Purchaser Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Whitney Bank”, and, following the Bank Merger, the separate corporate existence of Bank Subsidiary shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Purchaser and approved by Company, such approval not to be unreasonably withheld or delayed (the “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Company shall cause Subsidiary Bank to approve the Subsidiary Plan of Merger, Company, as the sole shareholder of Subsidiary Bank, shall approve the Subsidiary Plan of Merger and Company shall cause the Subsidiary Plan of Merger to be duly executed by Subsidiary Bank and delivered to Purchaser and (ii) Purchaser shall cause Purchaser Bank to approve the Subsidiary Plan of Merger, Purchaser, as the sole shareholder of Purchaser Bank, shall approve the Subsidiary Plan of Merger and Purchaser shall cause Purchaser Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Effective Time, Company shall cause Subsidiary Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Effective Time. The parties shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the organizational documents of Purchaser Bank, the number of directors constituting the Board of Directors of Purchaser Bank shall be increased to 12 and 5 individuals who are currently directors of Company and who are mutually selected by Purchaser and Company at least 10 Business Days prior to the date on which the Joint Proxy Statement (as hereinafter defined) is first mailed to the shareholders of either Company or Purchaser shall be appointed as directors of Purchaser Bank. If, prior to the Effective Time, any such individual for any reason ceases to serve as a director of Company, then a successor to such individual who is currently an independent director of Company shall be mutually selected by Company and Purchaser and shall be duly appointed to the Board of Directors of Purchaser Bank as of the Effective Time pursuant to this Section 1.8.

Section 1.9 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Company Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Capital Stock as Merger Consideration, (ii) materially impede or delay consummation of the business combination, or (iii) result in the Bank Merger taking place at any time other than simultaneously with the Merger. In the event Purchaser elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company or Purchaser or the holders of any shares of capital stock of Company or Purchaser:

(a) Each share of common stock, par value $3.33 per share, of Purchaser (together with the rights issued pursuant to the Rights Agreement, dated as of February 21, 1997, as amended between Purchaser and Hancock Bank, as Rights Agent (“Purchaser Rights Agreement”), the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding after, and shall be unaffected by, the Merger.

(b) Each share of common stock, no par value, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled in accordance with Section 2.1(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article II, 0.418 (the “Company Exchange Ratio”) shares of Purchaser Common Stock, subject to payment of cash in lieu of fractional shares of Purchaser Common Stock as provided in Section 2.3.

(c) Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of Company (the “Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be canceled in accordance with Section 2.1(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article II, one share (the “Series A Preferred Consideration” and, together with the Exchange Ratio, the “Merger Consideration”) of preferred stock, par value $20.00 per share, of Purchaser (the “Purchaser Preferred Stock”) to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “Purchaser Series A Preferred Stock” and, together with the Purchaser Common Stock, the “Purchaser Capital Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series A Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Purchaser Series A Preferred Stock shall be substantially the same as the voting powers of the Company Series A Preferred Stock.

(d) Each share of Company Common Stock or Company Series A Preferred Stock (together, the “Company Capital Stock”) owned or held by Company or Purchaser at the Effective Time (other than shares held in trust accounts or otherwise held in a bona fide fiduciary or agency capacity that are beneficially owned by third parties and shares held, directly or indirectly, by Company or Purchaser and acquired upon exercise of rights in respect of debt arrangements previously made in good faith and in effect prior to the date hereof) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Purchaser or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Company Exchange Ratio and the Series A Preferred Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change; provided, that nothing in this Section 2.1(e) shall be construed to permit Company or Purchaser to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

Section 2.2 Exchange and Payment for Company Capital Stock.

(a) At or promptly after the Effective Time, Purchaser shall deposit (or cause to be deposited) with an exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”) evidence of shares in book-entry form (or stock certificates (a “Certificate”) at Purchaser’s option) representing the aggregate number of shares of Purchaser Capital Stock into which shares of Company Capital Stock have been converted in accordance with Section 2.1. In addition, Purchaser shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4. All shares of Purchaser Capital Stock and dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1, 2.3 or 2.4, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in any event within five Business Days thereafter), Surviving Corporation shall cause the Exchange Agent to mail or deliver to each holder of record of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (“Company Certificates”) or (ii) uncertificated shares of Company Capital Stock represented by book-entry (“Book-Entry Company Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates or Book-Entry Company Shares held by such Person shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Book-Entry Company Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Purchaser or the Exchange Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Company Certificates or Book-Entry Company Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1. Upon surrender of a Company Certificate or Book-Entry Company Share to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Company Certificate or Book-Entry Company Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Capital Stock formerly represented by such Company Certificate or Book-Entry Company Share (subject to deduction for any required withholding Tax), and such Company Certificate or Book-Entry Company Share shall forthwith be canceled. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Company Certificate or Book-Entry Company Share. In the event that any Merger Consideration is to be paid to a Person other than the Person in whose name any Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, that the signatures on such Company Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Purchaser and the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Company Certificate or Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of shares of Company Capital Stock theretofore represented by such Company Certificate or Book-Entry Company Shares, as applicable, pursuant to Section 2.1, without any interest thereon.

(c) All shares of Purchaser Capital Stock issued, including any cash paid in lieu of fractional shares, upon the surrender for exchange of Company Certificates or Book-Entry Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Company Certificates or Book-Entry Company Shares. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Company Shares, such Company Certificates or Book-Entry Company Shares shall be canceled and exchanged as provided in this Article II. To the extent permitted by Law, the former Company shareholders shall be entitled to vote after the Effective Time at any meeting of Purchaser shareholders the number of whole shares of Purchaser Capital Stock into which their respective shares of Company Capital Stock are converted, regardless of whether such holders have exchanged their Company Certificates for certificates representing Purchaser Capital Stock in accordance with the provisions of this Section 2.2, but beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Company Certificate or Book-Entry Company Shares for exchange as provided in this Section 2.2.

(d) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the Merger Consideration or any cash in lieu of fractional shares payable to holders of Company Certificates or Book-Entry Company Shares entitled to receive such consideration, and Purchaser shall promptly provide additional funds to the Exchange Agent for the benefit of holders of Company Certificates and Book-Entry Company Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to Purchaser or as directed by Purchaser.

(e) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Certificates or Book-Entry Company Shares for nine (9) months after the Effective Time shall, to the extent permitted by applicable Law, be paid to Purchaser or as directed by Purchaser, and any holders of Company Certificates or Book-Entry Company Shares who have not theretofore complied with this Article II shall thereafter look only to Purchaser (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration with respect to shares of Company Capital Stock formerly represented by such Company Certificate or Book-Entry Company Share, in each case without interest thereon.

(f) None of Purchaser, Company, Surviving Corporation or the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Purchaser Capital Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares, in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Purchaser, of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, Purchaser or Surviving Corporation with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(h) Each of Purchaser and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Capital Stock or otherwise pursuant to this Agreement such amounts as Purchaser or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Purchaser or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Purchaser by any Governmental Entity on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Purchaser and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.

Section 2.3 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Instead, Purchaser will pay or cause to be paid to the holder of any shares of Company Common Stock that would, pursuant to this Article II, otherwise be entitled to receive fractional shares of Purchaser Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (x) the fraction of a share to which such holder would otherwise have been entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Purchaser Common Stock) and (y) the Measurement Price. As used in this Agreement, the term “Measurement Price” means the average of the daily high and low per share sales prices of Purchaser Common Stock on the Nasdaq Global Select Market, as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source agreed between Purchaser and Company, for the last trading day immediately prior to the Closing Date.

Section 2.4 Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Purchaser Capital Stock issuable with respect to shares of Company Capital Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Certificates or Book-Entry Company Shares until those Company Certificates or Book-Entry Company Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Purchaser Capital Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Purchaser Capital Stock with a record date on or after the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Purchaser Capital Stock with a record date on or after the Effective Time but with a payment date subsequent to surrender.

Section 2.5 Treatment of Company Warrants, Company Options and Other Equity-Based Awards of Company.

(a) The warrant issued on December 19, 2008 to the United States Department of the Treasury in connection with the issuance of the Company Series A Preferred Stock (the “Company Warrant”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase Purchaser Common Stock (the “Purchaser Warrant”) in accordance with the terms of the Company Warrant, and Purchaser will assume such warrant subject to its terms

(b) At the Effective Time, each option or similar right (each, a “Company Stock Option”) to purchase shares of Company Common Stock granted under any stock option, stock purchase or equity compensation plan, director compensation plan or other arrangement or agreement of Company (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Purchaser and converted automatically into a fully vested and exercisable option to purchase a number of shares of Purchaser Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), at a price per share of Purchaser Common Stock equal to the price per share under such Company Stock Option, divided by the Exchange Ratio (rounded up to the nearest whole cent) and on the same terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Equity Plan pursuant to which such Company Stock Option was granted and the award agreement by which it is evidenced. Notwithstanding anything to the contrary in this Section 2.5, the number of shares of Purchaser Common Stock subject to any converted Company Stock Option, and the exercise price per share of any converted Company Stock Option, shall be determined in a manner (x) that will not result in such conversion being treated as a new grant of stock options or deferred compensation under Section 409A of the Code, (y) with respect to each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, that will not result in such conversion being treated as a modification, extension or renewal of such Company Stock Option within the meaning of Section 424(h) of the Code and (z) that most closely reflects the economics of the adjustment pursuant to this Section 2.5.

(c) At the Effective Time, each restricted stock unit and each common stock equivalent unit granted under a Company Equity Plan, whether time-vesting, performance-based or in the nature of deferred compensation (each, a “Company Stock Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to receive shares of Company Common Stock and shall be converted automatically into a fully vested right to receive, on the same terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Equity Plan pursuant to which such Company Stock Unit was granted and the award agreement by which it is evidenced, a number of shares of Purchaser Common Stock equal to the number of shares of Company Common Stock underlying such Company Stock Unit immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share).

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.5. Before the Effective Time, Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Purchaser Warrant and any Company Stock Options and the conversion of any Company Stock Units assumed in accordance with this Section 2.5. At or prior to the Effective Time, Purchaser shall have filed with the SEC and caused to become effective a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Purchaser Common Stock issuable upon exercise or conversion of the Company Stock Options and Company Stock Units assumed in accordance with this Section 2.5, and to maintain the effectiveness of such registration statement for so long as any of such Company Stock Options and Company Stock Units remain outstanding.

(e) Prior to the Effective Time, Company shall deliver all required notices (which notices shall have been approved by Purchaser, in its reasonable discretion) to each holder of Company Stock Options or Company Stock Units, setting forth each holder’s or participant’s rights pursuant to the applicable Company Equity Plan and stating that such Company Stock Options or Company Stock Units, as applicable, shall be treated in the manner set forth in this Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure letter delivered by Company to Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, that disclosure in any section of the Company Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect) or (ii) as disclosed in any Company SEC Document publicly available prior to the date hereof and only as and to the extent disclosed therein, but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Company represents and warrants to Purchaser as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii) (with respect to subsidiaries of Company), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) Company has previously made available to Purchaser true and complete copies of Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither the Company nor any of its Significant Subsidiaries is in violation of any provision of the Company Charter or Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Significant Subsidiary, as applicable.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which 300,000 shares of Company Preferred Stock were designated as Company Series A Preferred Stock. As of the close of business on December 17, 2010, (i) 96,642,069 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 500,000 shares of Company Common Stock were held by Company in its treasury, (iii) 300,000 shares of Company Series A Preferred Stock were issued and outstanding, (iv) no shares of Company Preferred Stock (other than Company Series A Preferred Stock) were issued and outstanding or held by Company in its treasury, (v) 2,631,579 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrant, and (vi) 3,294,411 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Plans (of which 1,877,230 shares were subject to outstanding Company Stock Options and 1,417,181 shares were subject to outstanding Company Stock Units). All the outstanding shares of capital stock of Company are, and all shares reserved for issuance as noted in clauses (v) and (vi) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. No shares of capital stock of Company are owned by any Subsidiary of Company. Neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement, as set forth above in this Section 3.2(a), the Company Stock Options and Company Stock Units set forth in Section 3.2(b) of the Company Disclosure Letter, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Company, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Company, (B) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Company or any of its Subsidiaries or rights or interests described in clause (C) or (E) obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party or on file with Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of December 17, 2010, of all holders of (i) outstanding Company Stock Options, indicating, with respect to each Company Stock Option then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Option, the name of the plan under which such Company Stock Option was granted, the date of grant, exercise price, vesting schedule and expiration thereof, and (ii) outstanding Company Stock Units, indicating, with respect to each holder, the number of Company Stock Units held by such holder, the number of shares of Company Common Stock underlying such Company Stock Units, the name of the plan under which such Company Stock Units were granted, the date of grant, vesting schedule, expiration thereof, and identification of any such holders that are not current or former employees, directors or officers of Company (the “Company Equity Award Schedule”). Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option and within the meaning of Section 409A of the Code and associated Treasury Department guidance. Company has made available to Purchaser true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Options or Company Stock Unit grants.

(c) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of it or its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (a) each Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other Person that is not a Subsidiary but in which Company holds, directly or indirectly, a 5% or greater equity interest (each, a “Company Minority Interest Business”), and the percentage of Company’s equity interest in such Company Minority Interest Business relative to all outstanding equity interests (on a fully diluted basis). All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other equity or voting interests of each Subsidiary and each Company Minority Interest Business that are owned, directly or indirectly, by Company or a Subsidiary thereof are free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than restrictions on transfer under applicable securities Laws. Except for (x) the capital stock of, or other equity or voting interests in, its Subsidiaries and (y) its interests in the Company Minority Interest Businesses, Company does not own, directly or indirectly, any 5% or greater equity, membership interest, partnership interest, joint venture interest in any Person, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. In the case of the Company, except for its ownership of Bank Subsidiary, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Bank Subsidiary is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Dallas.

Section 3.4 Authority.

(a) Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Company Shareholder Approval (as hereinafter defined), to consummate, and cause Bank Subsidiary to consummate, the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and assuming the accuracy, as of the record date for the determination of Company shareholders entitled to vote at the Company Shareholder Meeting, of Purchaser’s representation and warranty contained in the second sentence of Section 4.18, to the adoption and approval of this Agreement by the holders of at least a two-thirds of the shares of Company Common Stock present and entitled to vote at the Company Shareholder Meeting (the “Company Shareholder Approval”), and to the filing of the Certificates of Merger with the

Mississippi Secretary of State as required by the BCA and with the Louisiana Secretary of State as required by the BCL. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Company and its shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of Company at the Company Shareholder Meeting for adoption and approval and (iv) recommending that Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) Assuming the accuracy, as of the record date for the determination of Company shareholders entitled to vote at the Company Shareholder Meeting, of Purchaser’s representation and warranty contained in the second sentence of Section 4.18, the Company Shareholder Approval is the only vote of the holders of any class or series of Company’s capital stock or other securities required in connection with the consummation of the Merger.

(d) In accordance with Section 12:131 of the BCL, no appraisal or dissenters’ rights will be available to holders of Company Common Stock in connection with the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Company do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Company with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter or Company Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Company, (ii) any Company Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound as of the date hereof or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of any self-regulatory authority applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate would not have a Company Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act, (B) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of

(i) a registration statement on Form S-4 prepared in connection with the issuance of Purchaser Common Stock in the Merger and related transactions (as amended or supplemented from time to time, the “Registration Statement”) pursuant to the Securities Act and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (ii) a proxy statement relating to the approval of this Agreement by Company’s shareholders (such proxy statement, together with the proxy statement relating to the approval of this Agreement by Purchaser’s shareholders, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) pursuant to the Exchange Act, and (iii) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (D) the filing of the Certificates of Merger and the Bank Merger Certificates, (E) filings with Nasdaq of a notification of the listing on Nasdaq of the shares of Purchaser Common Stock to be issued in the Merger and related transactions, (F) filings of applications or notices with state insurance authorities or with the United States Department of Justice, and (G) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, Company knows of no reason why all regulatory approvals from any Governmental Entities required for the consummation of the transactions contemplated by this Agreement and listed in items (A) through (F) of this Section 3.5(b) should not be obtained on a timely basis.

Section 3.6 SEC Reports; Financial Statements.

(a) Company and its Subsidiaries have filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by them under the Securities Act, under the Exchange Act or under the securities regulations of the SEC, with the SEC since December 31, 2007 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Company SEC Document has been amended by a subsequently filed Company SEC Document prior to the date hereof, in which case, as of the date of such amendment, (i) the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) Neither Company nor any of its Subsidiaries has, and since December 31, 2009, neither Company nor any of its Subsidiaries has incurred (except, in each case, as permitted by Section 5.1), any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2010 included in the Company SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since

September 30, 2010, (iii) for liabilities and obligations that are not material to Company and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Company SEC Documents.

(e) The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Company by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(f) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, Company or any of its Subsidiaries.

(g) Since December 31, 2007, (A) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any of Company’s directors or officers.

Section 3.7 Certain Information. None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the time it is first mailed to Company’s shareholders or Purchaser’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting or the Purchaser Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Company with respect to information supplied in writing by Purchaser or any of its Subsidiaries specifically for inclusion therein. The portions of the Joint Proxy Statement and the Registration Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively.

Section 3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2010, (i) Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) none of them has taken any action that would have been prohibited by Section 5.1(a),
5.1(f), 5.1(g), 5.1(h), 5.1(k), or 5.1(l) if taken after the date hereof.

(b) Since December 31, 2009, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article III or otherwise), has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Company or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, individually or in the aggregate, have not had a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 3.10 Compliance with Laws.

(a) Company and each of its Subsidiaries are and, at all times since December 31, 2007, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except where any non-compliance, individually or the aggregate, has not had a Company Material Adverse Effect. Company and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2007 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Company’s knowledge no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Company is duly registered with the Federal Reserve as a bank holding company under the BHC Act. The deposit accounts of Bank Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of Company, threatened.

(b) Since December 31, 2007, neither Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (A) asserting that Company or any of its Subsidiaries is in default under any applicable Laws or Permits, (B) threatening to revoke any Permits, (C) requiring Company or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Company’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Company Regulatory Agreement”), or (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Company, neither Company nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Company nor any of its Subsidiaries is party to or subject to any Company Regulatory Agreement.

(c) Neither Company nor any of its Subsidiaries (nor, to the knowledge of Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(d) Company and Subsidiaries have at all times complied in all material respects with any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information.

Section 3.11 Benefit Plans.

(a) All “employee benefit plans” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, under which any employee, former employee, director, officer, independent contractor or consultant of Company or its Subsidiaries has any present or future right to benefits or under which Company or its Subsidiaries has any present or future liability are referred to herein as the “Company Plans.” Each material Company Plan is identified on Section 3.11(a) of the Company Disclosure Letter.

(b) With respect to each material Company Plan, Company has furnished or made available to Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) With respect to each Company Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11, individually or in the aggregate, have not had a Company Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan or (B) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter Company is permitted to rely;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of Company, threatened relating to Company Plans, any fiduciaries thereof with respect to their duties to Company Plans or the assets of any of the trusts under any Company Plans (other than routine claims for benefits) nor, to the knowledge of Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions, and no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

(iv) to the knowledge of Company, no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability; no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code); and no “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) or failure to timely satisfy any “minimum funding standard” (within the meaning of Section 302 of ERISA or Sections 412 or 430 of the Code), in each case whether or not waived, has occurred with respect to any Company Plan.

(d) (i) Each Company Plan pursuant to which the Company or any of its Subsidiaries could incur any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any of its Subsidiaries (except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required by applicable Law) (“Retiree Medical Benefits”) is identified in Section 3.11(e) of the Company Disclosure Letter, and (ii) the provisions of each Company Plan so identified which provide Retiree Medical Benefits may be terminated at any time by the Company or its Subsidiaries without liability to the Company or its Subsidiaries.

(e) Neither Company nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, Company shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend, or terminate any of the Company Plans, or (D) result in the payment of payments which would not be deductible under Section 280G of the Code.

Section 3.12 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Company, threat thereof, by or with respect to any employees of Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Company and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except where the failure to comply therewith, individually or in the aggregate, has not had a Company Material Adverse Effect. No proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Company, threatened with respect to Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Company or any of its Subsidiaries and, to the knowledge of Company, no such investigation is in progress.

Section 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had a Company Material Adverse Effect: (i) neither Company’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2007, neither Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Company or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Company or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law; and (v) neither Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Company’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of

Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Company or its Subsidiaries have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Company or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Company or its Subsidiaries (or any other corporation merged into or consolidated with Company or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent Company SEC Documents in accordance with GAAP. None of Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is Company or any of its Subsidiaries).

(b) Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Company, threatened in writing against or with respect to Company or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) Neither Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Company is not aware of any agreement, plan, or other circumstance or reason that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither Company nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, Company shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code, (ii) give rise to an additional Tax under Section 409A of the Code, or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f) Neither Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(g) Neither Company nor any of its Affiliates has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A.

(h) Neither Company nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(i) Neither Company nor any of its Subsidiaries (A) is or has, since January 1, 2007, been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any person (other than Company and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

Section 3.15 Contracts.

(a) Section 3.15 of the Company Disclosure Letter lists each of the following types of Contracts to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Company on a Current Report on Form 8-K;

(ii) any Contract that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Purchaser or any of their Subsidiaries, including Surviving Corporation) to compete in any line of business that is material to Company or Purchaser or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right;

(iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to it or any of its Subsidiaries or any Contract which relates to a merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) any Contract relating to the borrowing of money by it or any its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation of a third party (other than deposit liabilities and FHLB borrowings, Contracts pertaining to fully-secured repurchase agreements and Contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) any Contract that involves expenditures or receipts of it or any of its Subsidiaries in excess of $1,000,000 per year (other than pursuant to Loans (as defined in Section 3.25) originated or purchased by Company and its Subsidiaries in the ordinary course of business consistent with past practice);

(vi) any Contract (other than a Company Plan) with respect to the employment or compensation of any officers or directors;

(vii) any Contract containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than Company or its Subsidiaries) that is material to the Company or its Subsidiaries; and

(viii) any Contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any third parties, or any Contract which limits payments of dividends.

Each Contract of the type described in clauses (i) through (ix) is referred to herein as a “Company Material Contract.”

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Company Material Adverse Effect; and (ii) there is no default under any Company Material Contract by Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto under any such Company Material Contract, nor has Company or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Company Material Contract, except where any such default, event or condition, or any such termination or non-renewal, individually or in the aggregate, has not had a Company Material Adverse Effect. Company has made available to Purchaser true and complete copies of all Company Material Contracts, including any amendments thereto.

Section 3.16 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All the insurance policies, binders or bonds maintained by Company or its Subsidiaries are in full force and effect, Company and its Subsidiaries are not in default thereunder and all premiums and other payments due under any such policy have been paid. No written notice of cancellation or termination has been received with respect to any such policy.

Section 3.17 Real and Personal Property.

(a) Company and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.

(b) Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens).

(c) Each of Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Company or such Subsidiary or, to the knowledge of Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Company Material Adverse Effect.

This Section 3.17 does not relate to Intellectual Property, which is the subject of Section 3.18.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Company or any of its Subsidiaries (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Company Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Company, no such action is or has been threatened with respect to any of Company Registered IP.

(b) Except as, individually or in the aggregate, has not had a Company Material Adverse Effect, Company or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by Company or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all Company Registered IP and all other Intellectual Property that is material to the businesses of Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to Company or a Subsidiary thereof pursuant to an existing license agreement and used by Company or such Subsidiary within the scope of such license.

(c) Each of Company and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of all information of Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Company, none of the activities or operations of Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any Intellectual Property of any third party and neither Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Company Material Adverse Effect. To Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries. To Company’s knowledge, no Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Company or any of its Subsidiaries.

(e) To the knowledge of Company, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Company in connection with its business, and no IT Assets that are material to the business of Company or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years. Company and its Subsidiaries take all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice.

Section 3.19 State Takeover Statutes and Takeover Provisions. Assuming the accuracy of Purchaser’s representation and warranty contained in the second sentence of Section 4.18, Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Sections 12:132 through 12:140.2 of the BCL (collectively, “Takeover Laws”), and the provisions of Article XVI of the Company Charter. Neither Company nor any of its Subsidiaries is an “interested shareholder” (within the meaning of Section 12:132(9) of the BCL) of Purchaser or the beneficial owner (directly or indirectly) of more than ten percent (10%) of the outstanding capital stock of Purchaser entitled to vote in the election of Purchaser’s directors.

Section 3.20 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Affiliates. True, correct and complete copies of all agreements with J.P. Morgan Securities LLC relating to any such fees or commissions have been furnished to Purchaser prior to the date hereof.

Section 3.21 Opinion of Financial Advisor. Company has received the opinion of J.P. Morgan Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement. As promptly as practicable following the execution of this Agreement, Company shall deliver to Purchaser a signed true and complete copy of such opinion (solely for informational purposes).

Section 3.22 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (1) officer or director of Company or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Company, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of Company, on the other hand, except those of a type available to non-affiliates of Company generally.

Section 3.23 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Company nor its Subsidiaries, nor to Company’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except for breaches that have not had a Company Material Adverse Effect.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.24 Trust Business. Each of Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations, except for instances of noncompliance that have not had a Company Material Adverse Effect.

Section 3.25 Loan Matters.

(a) (A) There are no loans and other extensions of credit (including commitments to extend credit) (“Loans”) to any directors, executive officers and principal shareholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of Company or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (B) there are no such Loans that were not originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each outstanding Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in each case under clauses (B) and (C), as have not had, individually or in the aggregate, a Company Material Adverse Effect. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects.

Section 3.26 Community Reinvestment Act Compliance. Each of Company’s Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

Section 3.27 No Additional Representations.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Company or any of its Representatives. Without limiting the generality of the foregoing, Company acknowledges that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure letter delivered by Purchaser to Company prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Purchaser’s covenants contained herein, provided, that disclosure in any section of the Purchaser Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Purchaser Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Purchaser Material Adverse Effect) or (ii) as disclosed in any Purchaser SEC Document publicly available prior to the date hereof and only as and to the extent disclosed therein, but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Purchaser SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Purchaser SEC Documents shall be deemed disclosed with respect to any Section of this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Purchaser represents and warrants to Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Purchaser and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii) (with respect to Subsidiaries of Purchaser), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Purchaser Material Adverse Effect.

(b) Purchaser has previously made available to Company true and complete copies of Purchaser’s articles of incorporation (the “Purchaser Charter”) and bylaws (the “Purchaser Bylaws”) and the articles of incorporation and bylaws of Purchaser Bank, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Purchaser nor any of its Significant Subsidiaries is in violation of any provision of the Purchaser Charter or Purchaser Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Significant Subsidiary, as applicable.

Section 4.2 Capital Stock. The authorized capital stock of Purchaser consists of 350,000,000 shares of Purchaser Common Stock and 50,000,000 shares of Purchaser Preferred Stock, of which 300,000 shares of Purchaser Preferred Stock shall, as of the Effective Time, be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A. As of the close of business on December 3, 2010, (i) 39,414,661 shares of Purchaser Common Stock (excluding treasury shares) were issued and outstanding, (ii) 2,521,960 shares of Purchaser Common Stock were held by Purchaser in its treasury, (iii) no shares of Purchaser Preferred Stock were issued and outstanding or held by Purchaser in its treasury, and (iv) 5,316,313 shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser Equity Plans (of which 678,897 shares were subject to outstanding Purchaser Stock Options and 358,020 shares were subject to outstanding Purchaser Stock Units). All the outstanding shares of capital stock of Purchaser are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. No shares of capital stock of Purchaser are owned by any Subsidiary of Purchaser. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Purchaser have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Purchaser, free and clear of all Liens other than restrictions on transfer under applicable securities Laws. Neither Purchaser nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Purchaser or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement, as set forth above in this
Section 4.2(a), the Purchaser Stock Options and Purchaser Stock Units, the Purchaser Rights Agreement and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Purchaser, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Purchaser, (B) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Purchaser or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries or rights or interests described in clause (C) or (E) obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. As of the date of this Agreement, except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party or on file with Purchaser with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Purchaser or any of its Subsidiaries. The shares of Purchaser Capital Stock to be issued in the Merger will be duly authorized by all necessary corporate action on the part of Purchaser and, when issued in accordance with the terms hereof, will be validly issued, fully paid, non-assessable and free of preemptive or similar rights.

Section 4.3 Authority.

(a) Purchaser has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Purchaser Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of at least a majority of the shares of Purchaser Common Stock present and entitled to vote at the Purchaser Shareholder Meeting (the “Purchaser Shareholder Approval”) and to the filing of the Certificate of Merger with the Mississippi Secretary of State as required by the BCA and with the Louisiana Secretary of State as required by the BCL. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Purchaser Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Purchaser and its shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommending that Purchaser’s shareholders vote in favor of approval of this Agreement (the “Purchaser Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

(c) Except for the Purchaser Shareholder Approval, no vote of the shareholders of Purchaser or the holders of any other securities of Purchaser (equity or otherwise) is required by any applicable Law, the Purchaser Charter or the Purchaser Bylaws to consummate the transactions contemplated hereby.

(d) In accordance with Section 79-4-13.02 of the BCA, no appraisal or dissenters’ rights will be available to holders of Purchaser Common Stock in connection with the Merger.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Purchaser with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Purchaser or any of its Subsidiaries under, any provision of (i) the Purchaser Charter or Purchaser Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Purchaser, (ii) any Purchaser Material Contract to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound as of the date hereof or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any Law or any rule or regulation of any self-regulatory authority applicable to Purchaser or any of its Subsidiaries or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate would not have a Purchaser Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser of this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act, (B) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of (i) the Registration Statement pursuant to the Securities Act and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (ii) the Joint Proxy Statement pursuant to the Exchange Act, and (iii) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (D) the filing of the Certificates of Merger and the Bank Merger Certificates, (E) filings with Nasdaq of a notification of the listing on Nasdaq of the shares of Purchaser Common Stock to be issued in the Merger and related transactions and (F) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. As of the date hereof, Purchaser knows of no reason why all regulatory approvals from any Governmental Entities required for the consummation of the transactions contemplated by this Agreement and listed in items (A) through (F) of this Section 4.4(b) should not be obtained on a timely basis.

Section 4.5 SEC Reports; Financial Statements.

(a) Purchaser and its Subsidiaries have filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by them under the Securities Act, under the Exchange Act or under the securities regulations of the SEC, with the SEC since December 31, 2007 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Purchaser SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Purchaser SEC Document has been amended by a subsequently filed Purchaser SEC Document prior to the date hereof, in which case, as of the date of such amendment, (i) the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) Neither Purchaser nor any of its Subsidiaries has, and since December 31, 2009, neither Purchaser nor any of its Subsidiaries has incurred (except, in each case, as permitted by Section 5.2), any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of Purchaser and its Subsidiaries as of September 30, 2010 included in the Purchaser SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) for liabilities and obligations that are not material to Purchaser and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Purchaser SEC Documents.

(e) The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Purchaser by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Purchaser SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s outside auditors and the audit committee of the Purchaser Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Purchaser’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(f) Purchaser and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, Purchaser or any of its Subsidiaries.

(g) Since December 31, 2007, (A) neither Purchaser nor any of its Subsidiaries nor, to the knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Purchaser Board or any committee thereof or to any of Purchaser’s directors or officers.

Section 4.6 Certain Information. None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the time it is first mailed to Purchaser’s shareholders or Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Purchaser

Shareholders Meeting or the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Purchaser with respect to information supplied in writing by Company or any of its Subsidiaries specifically for inclusion therein. The portions of the Joint Proxy Statement and the Registration Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively.

Section 4.7 Absence of Certain Changes or Events.

(a) Since September 30, 2010, Purchaser and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice.

(b) Since December 31, 2009, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article IV or otherwise), has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.8 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Purchaser or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, individually or in the aggregate, have not had a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had a Purchaser Material Adverse Effect.

Section 4.9 Compliance with Laws.

(a) Purchaser and each of its Subsidiaries are and, at all times since December 31, 2007, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except where any non-compliance, individually or the aggregate, has not had a Purchaser Material Adverse Effect. Purchaser and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Purchaser’s knowledge no suspension or cancellation of any such Permits is threatened, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) Purchaser is duly registered with the Federal Reserve as a bank holding company under the BHC Act and is qualified with the Federal Reserve as a financial holding company. The deposit accounts of each Purchaser Subsidiary that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of Purchaser, threatened.

(c) Since December 31, 2007, neither Purchaser nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (A) asserting that Purchaser or any of its

Subsidiaries is in default under any applicable Laws or Permits, (B) threatening to revoke any Permits, (C) requiring Purchaser or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Purchaser’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Purchaser Regulatory Agreement” ), or (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting FDIC insurance coverage. Neither Purchaser nor any of its Subsidiaries is party to or subject to any Purchaser Regulatory Agreement.

(d) Neither Purchaser nor any of its Subsidiaries (nor, to the knowledge of Purchaser, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.10 Benefit Plans.

(a) All “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA under which any employee, former employee, director, officer, independent contractor or consultant of Purchaser or its Subsidiaries has any present or future right to benefits or under which Purchaser or its Subsidiaries has any present or future liability are referred to herein as the “Purchaser Plans.” No Purchaser Plan is subject to Title IV of ERISA.

(b) With respect to each material Purchaser Plan, to the extent requested by Company, Purchaser has furnished or made available to Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) With respect to each Purchaser Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.10, individually or in the aggregate, have not had a Purchaser Material Adverse Effect:

(i) each Purchaser Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and other applicable Law, and all contributions required to be made under the terms of any Purchaser Plan have been timely made;

(ii) each Purchaser Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Purchaser, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Purchaser Plan or (B) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter Purchaser is permitted to rely; and

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Purchaser, threatened, relating to Purchaser Plans, any fiduciaries thereof with respect to their duties to Purchaser Plans or the assets of any of the trusts under any Purchaser Plans (other than routine claims for benefits) nor, to the knowledge of Purchaser, are there facts or circumstances that exist that could reasonably give rise to any such Action; and

(iv) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code).

Section 4.11 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Purchaser or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Purchaser, threat thereof, by or with respect to any employees of Purchaser or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of Purchaser, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Purchaser or any of its Subsidiaries. Neither Purchaser nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Purchaser and its subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except where the failure to comply therewith, individually or in the aggregate, has not had a Purchaser Material Adverse Effect. No proceeding asserting that Purchaser or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Purchaser or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Purchaser, threatened with respect to Purchaser or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither Purchaser nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Purchaser, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Purchaser or any of its Subsidiaries and, to the knowledge of Purchaser, no such investigation is in progress.

Section 4.12 Environmental Matters. Except as, individually or in the aggregate, has not had a Purchaser Material Adverse Effect: (i) neither Purchaser’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Purchaser or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2007, neither Purchaser nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Purchaser or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Purchaser or any of its Subsidiaries or as a result of any operations or activities of

Purchaser or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Purchaser or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Purchaser, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Purchaser or any of its Subsidiaries under any Environmental Law; and (v) neither Purchaser, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Purchaser’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.13 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to Purchaser or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Purchaser or its Subsidiaries have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Purchaser or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Purchaser or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Purchaser or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Purchaser or its Subsidiaries (or any other corporation merged into or consolidated with Purchaser or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent Purchaser SEC Documents in accordance with GAAP. None of Purchaser or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is Purchaser or any of its Subsidiaries).

(b) Purchaser and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. Purchaser and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Purchaser, threatened in writing against or with respect to Purchaser or any of its Subsidiaries with respect to any material Tax or any failure to file any Tax Return.

(d) Neither Purchaser nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Purchaser is not aware of any agreement, plan, or other circumstance or reason that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither Purchaser nor any of its Subsidiaries is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and neither the execution of this Agreement, Purchaser shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in payments under any Purchaser Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code, (ii) give rise to an additional Tax under Section 409A of the Code, or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f) Neither Purchaser nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(g) Neither Purchaser nor any of its Affiliates has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A.

(h) Neither Purchaser nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(i) Neither Purchaser nor any of its Subsidiaries (A) is or has, since January 1, 2007, been a member of an affiliated group (other than a group the common parent of which is Purchaser) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any person (other than Purchaser and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

Section 4.14 Contracts.

(a) Section 4.14 of the Purchaser Disclosure Letter lists each of the following types of Contracts to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any Contract that would be required to be filed by Purchaser as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Purchaser on a Current Report on Form 8-K;

(ii) any Contract that materially limits the ability of Purchaser or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Purchaser or any of their Subsidiaries, including Surviving Corporation) to compete in any material line of business or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of Purchaser or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Surviving Corporation) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to it or any of its Subsidiaries or any Contract which relates to a merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) any Contract relating to the borrowing of money by it or any its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation of a third party (other than deposit liabilities and FHLB borrowings, Contracts pertaining to fully-secured repurchase agreements and Contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions; and

(v) any Contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any third parties, or any Contract which limits payments of dividends.

Each Contract of the type described in clauses (i) through (v) is referred to herein as a “Purchaser Material Contract.”

(b) (i) Each Purchaser Material Contract is valid and binding on Purchaser and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Purchaser, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Purchaser Material Adverse Effect; and (ii) there is no default under any Purchaser Material Contract by Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, any other party thereto under any such Purchaser Material Contract, nor has Purchaser or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Purchaser Material Contract, except where any such default, event or condition, or any such termination or non-renewal, individually or in the aggregate, has not had a Purchaser Material Adverse Effect. Purchaser has made available to Company a true and complete copy of any Purchaser Material Contracts, including any amendments thereto, to the extent requested by Company.

Section 4.15 Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All the insurance policies, binders or bonds maintained by Purchaser or its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder and all premiums and other payments due under any such policy have been paid. No written notice of cancellation or termination has been received with respect to any such policy.

Section 4.16 Real and Personal Property.

(a) Purchaser and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.

(b) Purchaser and its Subsidiaries have good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens).

(c) Each of Purchaser and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Purchaser or such Subsidiary or, to the knowledge of Purchaser, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Purchaser Material Adverse Effect.

This Section 4.16 does not relate to Intellectual Property, which is the subject of Section 4.17.

Section 4.17 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Purchaser Material Adverse Effect, (i) all Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Purchaser or any of its Subsidiaries (collectively, “Purchaser Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of Purchaser, valid and enforceable and (ii) no Purchaser Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Purchaser, no such action is or has been threatened with respect to any of Purchaser Registered IP.

(b) Except as, individually or in the aggregate, has not had a Purchaser Material Adverse Effect, Purchaser or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by Purchaser or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all Purchaser Registered IP and all other Intellectual Property that is material to the businesses of Purchaser or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to Purchaser or a Subsidiary thereof pursuant to an existing license agreement and used by Purchaser or such Subsidiary within the scope of such license.

(c) Each of Purchaser and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of all information of Purchaser or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Purchaser, none of the activities or operations of Purchaser or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any Intellectual Property of any third party and neither Purchaser nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Purchaser Material Adverse Effect. To Purchaser’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to Purchaser or any of its Subsidiaries that is material to any of the businesses of Purchaser or any of its Subsidiaries. To Purchaser’s knowledge, no Intellectual Property owned by or exclusively licensed to Purchaser or any of its Subsidiaries that is material to any of the businesses of Purchaser or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Purchaser or any of its Subsidiaries.

(e) To the knowledge of Purchaser, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Purchaser in connection with its business, and no IT Assets that are material to the business of Purchaser or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years. Purchaser and its Subsidiaries take all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Purchaser and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice. To the knowledge of Purchaser, no person has gained unauthorized access to Purchaser’s IT Assets.

Section 4.18 State Takeover Statutes and Takeover Provisions. Purchaser has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws. Purchaser is not an “interested shareholder” (within the meaning of Section 12:132(9) of the BCL) of Company or the beneficial owner (directly or indirectly) of more than ten percent (10%) of the outstanding capital stock of Company entitled to vote in the election of Company’s directors.

Section 4.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.20 Opinion of Financial Advisor. Purchaser has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, that, as of such date, and subject to the limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Purchaser.

Section 4.21 Derivative Instruments and Transactions. All Derivative Transactions, whether entered into for Purchaser’s own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of the Purchaser or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Purchaser nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except for breaches that have not had a Purchaser Material Adverse Effect.

Section 4.22 Loan Matters.

(a) There are no Loans to any directors, executive officers and principal shareholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of Purchaser or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated, and all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Purchaser’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the agreements pursuant to which Purchaser or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 4.23 Community Reinvestment Act Compliance. Each of Purchaser’s Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Purchaser has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

Section 4.24 No Additional Representations.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither Company nor any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, Purchaser acknowledges that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Purchaser, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries, without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(b) (i) set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests, other than (A) dividends from a wholly owned Subsidiary to Company or another wholly owned Subsidiary of Company, (B) regular quarterly cash dividends on the Company Common Stock not in excess of $0.01 per share per quarter with record and payment dates consistent with past practice; provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such dividend; provided further, the declaration of the last quarterly dividend by Company prior to the Effective Time and the payment thereof shall be coordinated with Purchaser so that holders of Company Common Stock do not receive dividends on both Company Common Stock and Purchaser Common Stock received in the Merger in respect of such quarter, (C) regular quarterly cash dividends on the Company Series A Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice; provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter, or (D) required dividends on the preferred stock of its Subsidiaries the common stock of which is wholly-owned, directly or indirectly, by Company; (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or voting securities of Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or voting securities, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except in the case of clauses (ii) and (iii), for the issuance of shares of Company Common Stock upon the exercise or settlement of the Company Warrant, Company Stock Options or Company Stock Units (x) outstanding on December 17, 2010, or (y) permitted to be issued under this Section 5.1, in each case, in accordance with their terms;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof, other than the issuance of shares of Company Common Stock upon the exercise or settlement of the Company Warrant, Company Stock Options or Company Stock Units outstanding on December 17, 2010, in each case in accordance with their terms as in effect on such date or issued after such date pursuant to this Section 5.1, in each case in accordance with their terms as in effect on such date;

(d) (i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than $100,000 in annual cash compensation or (ii) grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable Law, (B) in the case of any employee with a base salary of less than $150,000 as of the date hereof, for any increases in base salary in the ordinary course of business consistent with past practice, not to exceed 5% in the case of any individual employee or 2% in the aggregate for all employees, which amount shall not exceed $2,500,000 in the aggregate for all employees on an annualized basis, (C) bonuses payable under Company Plans existing on the date hereof in the ordinary course of business consistent with past practice or (D) to satisfy contractual obligations existing as of the date hereof and set forth in the Company Disclosure Letter;

(e) enter into, establish, adopt, amend, modify or renew any Company Plan, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of Company Stock Options or other compensation or benefits payable under any Company Plans, fund or in any other way secure or fund the payment of compensation or benefits under any Company Plan, change the manner in which contributions to any Company Plan are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except as may be required by applicable Law or to satisfy contractual obligations existing as of the date hereof, including pursuant to the terms of any Company Plan set forth in Section 3.11(a) of the Company Disclosure Letter;

(f) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties, except for sales of Loans, other real estate and investment securities in the ordinary course of business consistent with past practice and pledges of assets to secure public deposits, letters of credit confirmations or issuances on its behalf. and cash management sweeps in the ordinary course of business consistent with past practice;

(g) (1) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital or (2) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned subsidiary of Company; except for (A) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (B) in a fiduciary or similar capacity in the ordinary and usual course of business consistent with past practice and (C) Loans purchased or extended in accordance herewith and purchases of investment securities for portfolio management purposes;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) other than in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, fail to renew, cancel or extend any Company Material Contract or expressly waive any material benefits under any Company Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Company Material Contract or any agreement with any broker or finder in connection with the Merger and the other transactions contemplated hereby or any lease that is not a Material Contract but calls for payments of $250,000 or more by Company or its Subsidiaries;

(j) (1) settle any Action against it, except for an Action that is settled in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $500,000 and that would not impose any material non-monetary restriction on the business of Company or its Subsidiaries or, after the Effective Time, Purchaser or its Subsidiaries or (2) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting its business or operations;

(k) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(l) settle or compromise any material liability for Taxes, amend any material Tax Return, make or change any material Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(m) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior notice to Purchaser) as may be required by applicable Law;

(n) (1) make or commit to make any new capital expenditures in excess of $15,000,000 in the aggregate (A) with respect to such expenditures or commitments that are less than $1,000,000 per project or related series of projects, without first providing notice of any such expenditures or commitments to Purchaser and (B) with respect to such expenditures or commitments that are equal to or in excess $1,000,000 per project or related series of projects, without Purchaser’s prior written consent, (2) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other Person (other than letters of credits, endorsements for collection, deposits and similar liabilities in the ordinary course of business consistent with past practice and indebtedness of Company’s Subsidiaries to the Company) or (3) enter into any securitizations of loans or create any special purpose funding or variable interest entity;

(o) enter into any new line of business or change its lending, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies in any material respect other than as required by Law or any Company Regulatory Agreement;

(p) foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws;

(q) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(r) fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement (including any action otherwise prohibited or restricted by this Section 5.1), or willfully take any action that violates a Company Regulatory Agreement; or

(s) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.2 Conduct of Business by Purchaser. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Company, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.2 of the Purchaser Disclosure Letter, Purchaser shall use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition, and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Purchaser Disclosure Letter or as specifically required by this Agreement, Purchaser shall not, and shall not permit any of its Subsidiaries, without Company’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a) except for the designation of the Purchaser Series A Preferred Stock, or to the extent required by Section 1.6, amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(b) (i) set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on any shares of Purchaser Common Stock, other than regular quarterly dividends on the Purchaser Common Stock not in excess of an amount equal to the amount paid by it during the fiscal quarter immediately preceding the date hereof and with record and payment dates consistent with prior practice; or (ii) split, combine, reclassify or otherwise amend the terms of any of the Purchaser Capital Stock;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Purchaser on a deferred basis or other rights linked to the value of shares of Purchaser Common Stock, including pursuant to Contracts as in effect on the date hereof, other than (i) the issuance of shares of Purchaser Common Stock upon the exercise or settlement of options or other equity awards under the Purchaser Plans, in each case, in accordance with their terms as in effect on such date, (ii) the grant of equity awards issued under Purchaser

Plans in the ordinary course of business consistent in all material respects with past practice, (iii) the issuance of capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities in connection with any capital raising transaction in connection with or related to the transactions contemplated by this Agreement or in connection with acquisitions of or investments in any other Person permitted by Section 5.2(d);

(d) make any material acquisition of or investment in any other Person (which would be material to Purchaser), by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital, except for acquisitions in connection with receiverships or conservatorships of FDIC-insured depository institutions;

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(f) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior notice to Company) as may be required by applicable Law;

(g) other than as required by Law, enter into any new line of business in any material respect if such action would materially delay or otherwise impair consummation of the transactions contemplated by this Agreement; or

(h) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.3 No Solicitation by Company.

(a) Company shall not and shall cause its Subsidiaries not to, and shall use and cause its Subsidiaries to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve or recommend any Company Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Company Alternative Acquisition Agreement. Company shall, and shall cause each of its Subsidiaries and the Representatives of Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Company Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) Company receives an unsolicited written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 5.3(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then Company may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and its Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Purchaser or shall be provided to Purchaser prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Purchaser) or refuse to make the Company Recommendation, or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 5.3(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Company Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a)). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section
5.3(b), make a Company Adverse Recommendation Change; provided, that Company shall not make any Company Adverse Recommendation Change in response to a Company Acquisition Proposal, unless (A) Company shall not have breached this Section 5.3 in any material respect and (B)

(i) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal is a Company Superior Proposal and such Company Superior Proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 5.3(b);

(ii) Company has given Purchaser at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the party making such Company Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Company Superior Proposal); and

(iii) prior to effecting such Company Adverse Recommendation Change, Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal.

In the event of any material change to the terms of such Company Superior Proposal, Company shall, in each case, be required to deliver to Purchaser a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 5.3 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two (2) Business Days (rather than four (4) Business Days referenced in clause (ii) above).

(c) In addition to the obligations of Company set forth in Sections 5.3(a) and (b), Company promptly (and in any event within 24 hours of receipt) shall advise Purchaser in writing in the event Company or any of its

Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Company Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, in each case together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request. Company shall keep Purchaser reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request and shall provide Purchaser with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, Company shall promptly (and in any event within 24 hours) notify Purchaser orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 5.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Nothing contained in this Section 5.3 shall prohibit Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Company Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 5.3(d) affect the obligations of Company specified in Sections 5.3(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board promptly expressly reaffirms its recommendation to its shareholders in favor of the adoption of this Agreement and the Merger.

(e) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender or exchange offer to acquire 20% or more of the voting power in Company or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving Company or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Company Common Stock or securities convertible or exchangeable for shares of Company Common Stock whether or not such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, Company or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Purchaser in response to such proposal pursuant to

Section 5.3(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.4 No Solicitation by Purchaser.

(a) Purchaser shall not and shall cause its Subsidiaries not to, and shall use and cause its Subsidiaries to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Purchaser Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Purchaser Acquisition Proposal, (ii) waive any provision of, or amend the terms of, the Purchaser Rights Agreement in respect of any Purchaser Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Purchaser Acquisition Proposal, (iv) approve or recommend any Purchaser Acquisition Proposal, or (v) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Purchaser Alternative Acquisition Agreement. Purchaser shall, and shall cause each of its Subsidiaries and the Representatives of Purchaser and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Purchaser Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Purchaser Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Purchaser Shareholder Approval, (1) Purchaser receives an unsolicited written Purchaser Acquisition Proposal that the Purchaser Board believes in good faith to be bona fide, (2) such Purchaser Acquisition Proposal was not the result of a material violation of this Section 5.4(a), (3) the Purchaser Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Purchaser Acquisition Proposal constitutes or is reasonably likely to lead to a Purchaser Superior Proposal and (4) the Purchaser Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then Purchaser may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Purchaser and its Subsidiaries to the Person making such Purchaser Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Purchaser than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Company or shall be provided to Company prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Purchaser Acquisition Proposal (and such Person’s Representatives) regarding such Purchaser Acquisition Proposal.

(b) Neither the Purchaser Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Company) or refuse to make the Purchaser Recommendations, or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Purchaser Acquisition Proposal (each such action set forth in this Section 5.4(b)(i) being referred to herein as a “Purchaser Adverse Recommendation Change”), or (ii) cause or permit Purchaser or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Purchaser Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Purchaser Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.4(a)). Notwithstanding the foregoing, at any time prior to obtaining the Purchaser Shareholder Approval, the Purchaser Board may, if the Purchaser Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Company pursuant to this

Section 5.4(b), make a Purchaser Adverse Recommendation Change; provided, that Purchaser shall not make any Purchaser Adverse Recommendation Change in response to a Purchaser Acquisition Proposal, unless (A) Purchaser shall not have breached this Section 5.4 in any material respect and (B)

(i) the Purchaser Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Purchaser Acquisition Proposal is a Purchaser Superior Proposal and such Purchaser Superior Proposal has been made and has not been withdrawn and continues to be a Purchaser Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Company pursuant to this Section 5.4(b);

(ii) Purchaser has given Company at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Purchaser Superior Proposal (including the identity of the party making such Purchaser Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Purchaser Superior Proposal); and

(iii) prior to effecting such Purchaser Adverse Recommendation Change, Purchaser has negotiated, and has caused its Representatives to negotiate, in good faith with Company during such notice period to the extent Company wishes to negotiate, to enable Company to revise the terms of this Agreement such that it would cause such Purchaser Superior Proposal to no longer constitute a Purchaser Superior Proposal.

In the event of any material change to the terms of such Purchaser Superior Proposal, Purchaser shall, in each case, be required to deliver to Company a new written notice, the notice period shall have recommenced and Purchaser shall be required to comply with its obligations under this Section 5.4 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two (2) Business Days (rather than four (4) Business Days referenced in clause (ii) above).

(c) In addition to the obligations of Purchaser set forth in Sections 5.4(a) and (b), Purchaser promptly (and in any event within 24 hours of receipt) shall advise Company in writing in the event Purchaser or any of its Subsidiaries or Representatives receives (i) any Purchaser Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Purchaser Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Purchaser Acquisition Proposal, in each case together with the material terms and conditions of such Purchaser Acquisition Proposal or request and the identity of the Person making any such Purchaser Acquisition Proposal or request. Purchaser shall keep Company reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Purchaser Acquisition Proposal or request and shall provide Company with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, Purchaser shall promptly (and in any event within 24 hours) notify Company orally and in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Purchaser Acquisition Proposal pursuant to Sections 5.4(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Nothing contained in this Section 5.4 shall prohibit Purchaser from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Purchaser Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of Purchaser if, in the good faith judgment of the Purchaser Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 5.4(d) affect the obligations of Purchaser specified in Sections 5.4(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Purchaser Adverse Recommendation Change (including for purposes of Section 7.1(d)(ii)) unless the Purchaser Board promptly expressly reaffirms the Purchaser Recommendations.

(e) For purposes of this Agreement:

(i) “Purchaser Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to a, or any, tender or exchange offer to acquire 20% or more of the voting power in Purchaser or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving Purchaser or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Purchaser Common Stock or securities convertible or exchangeable for shares of Purchaser Common Stock whether or not such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, Purchaser or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act); provided, that in no event shall any capital raise transaction in connection with the transactions contemplated by this Agreement be deemed a Purchaser Acquisition Proposal.

(ii) “Purchaser Superior Proposal” means any unsolicited bona fide written Purchaser Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Purchaser Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Purchaser from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Company in response to such proposal pursuant to Section 5.4(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.5 Preparation of Registration Statement and the Joint Proxy Statement; Shareholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Company and Purchaser shall prepare and file with the SEC the Joint Proxy Statement and Purchaser shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Each of Company and Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Company’s shareholders, and Purchaser will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Purchaser’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser shall also take any action required to be taken under any applicable state or foreign securities Laws in connection with the issuance of Purchaser Common Stock in the Merger, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Purchaser will advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Company will advise Purchaser, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to Company, Purchaser or any Subsidiary of Company or Purchaser, respectively, or any change occurs with respect to information supplied by or on behalf of Company or Purchaser, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Company or Purchaser, as applicable, shall promptly notify the other and Purchaser of such event, and Company, Purchaser and as applicable Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s shareholders and to Purchaser’s shareholders.

(b) Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the BCL, the Company Charter and the Company Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 5.3(b), Company, through the Company Board, shall take all action necessary to (x) recommend to its shareholders that they approve this Agreement, the Merger and the other transactions contemplated hereby, (y) include such recommendation in the Joint Proxy Statement and (z) solicit the Company Shareholder Approval. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.5(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve Company of such obligation. In addition to the foregoing, Company shall not submit to the vote of its shareholders any Company Acquisition Proposal in addition to or in lieu of the Merger (other than as expressly required by Section 12:138 of the BCL). If the Company Board has effected a Company Adverse Recommendation Change, then the Company Board may submit this Agreement to Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to Company’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.

(c) Purchaser shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the BCA, the Purchaser Charter and the Purchaser Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders (the “Purchaser Shareholders Meeting”) for the purpose of obtaining the Purchaser Shareholder Approval. Except in the case of a Purchaser Adverse Recommendation Change specifically permitted by Section 5.4(b), Purchaser, through the Purchaser Board, shall take all action necessary to (x) recommend to its shareholders that they adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, (y) include such recommendation in the Joint Proxy Statement and (z) solicit the Purchaser Shareholder Approval. Without limiting the generality of the foregoing, Purchaser agrees that its obligations pursuant to the first sentence of this Section 5.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Purchaser or any other Person of any Purchaser Acquisition Proposal or the occurrence of any Purchaser Adverse Recommendation Change. Notwithstanding any Purchaser Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Purchaser at the Purchaser

Shareholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve Purchaser of such obligation. In addition to the foregoing, Purchaser shall not submit to the vote of its shareholders any Purchaser Acquisition Proposal in addition to or in lieu of the Merger. If the Purchaser Board has effected a Purchaser Adverse Recommendation Change, then the Purchaser Board may submit this Agreement to Purchaser’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Purchaser Board may communicate the basis for its lack of a recommendation to Purchaser’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.

(d) Each of Company and Purchaser will use their reasonable best efforts to hold the Company Shareholders Meeting and the Purchaser Shareholders Meeting on the same date.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Law, Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall, and shall cause its Subsidiaries to, furnish promptly to Purchaser: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including Antitrust Laws. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets and statements of operations) of Company and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of Company. In addition, each party will furnish the other party with a copy of each report filed by it or any of its subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three (3) Business Days following the filing thereof. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Purchaser will furnish to Company consolidated financial statements (including balance sheets and statements of operations) of Purchaser and its Subsidiaries as of and for such month then ended. Purchaser shall provide Company such other information, and such access to its properties and personnel, as Company may reasonably request in order to confirm Purchaser’s compliance with the terms of this Agreement; provided, that neither Purchaser nor any of its Subsidiaries shall be required to disclose information where such disclosure would, in the reasonable judgment of Purchaser, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including Antitrust Laws.

(b) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Purchaser and Company, dated as of December 17, 2010 (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.6 or information provided, made available or delivered to Company or Purchaser pursuant to this Agreement (other than the Company Disclosure Letter and the Purchaser Disclosure Letter to the extent explicitly provided therein) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (including consummation of the Bank Merger simultaneously with the Effective Time), including using reasonable best efforts to resist, contest or defend any Actions (including administrative Actions) challenging the Merger or the completion of the transactions contemplated hereby, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement; provided, further, that no party shall be required to take any action pursuant this Section 5.7 if the taking of such action is reasonably likely, in Purchaser’s reasonable judgment, to result in a condition or restriction having an effect of the type referred to in Section 6.1(b)(2).

(b) The parties shall, and shall cause their respective Subsidiaries to, cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including consummation of the Merger and the Bank Merger (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each party will have the right to review in advance, and to the extent practicable each party will consult with the other party, in each case subject to applicable laws relating to the confidentiality of information, all information relating to it and any of its Subsidiaries that appear in any filing made with or written materials submitted to any Governmental Entity in connection with the Requisite Regulatory Approvals; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide Company with any information relating to or containing any confidential supervisory or regulatory examination materials or information. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Subject to applicable Law and the instructions of any Governmental Entity, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Entity with respect to such transactions; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide Company with any information relating to or containing any confidential supervisory or regulatory examination materials or information.

Section 5.8 Takeover Laws. Each of Company and Purchaser and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. Company and Purchaser shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Merger or the other transactions contemplated hereby or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Subject to Section 5.10(b), Purchaser agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of Company or any of its Subsidiaries or fiduciaries of Company or any of its Subsidiaries under Company Plans (collectively, the “Indemnified Parties”), as provided in the Company Charter or Company Bylaws and as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided, that nothing herein shall be construed to limit Surviving Corporation’s ability following the Closing to undertake any type of internal reorganization as it may deem desirable, including liquidating, merging or otherwise taking action with respect to any Subsidiary or Affiliate of Surviving Corporation.

(b) For a period of six years from and after the Effective Time, Surviving Corporation shall indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, to the fullest extent permitted by the current provisions regarding indemnification of Indemnified Parties contained in the Company Charter and the Company Bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement to the fullest extent permitted by the current provisions regarding indemnification of Indemnified Parties contained in the Company Charter and the Company Bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries, and Surviving Corporation shall also advance expenses as incurred in each case, upon receipt of an undertaking, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder. In the event any claim is asserted within such six-year period, all such rights in respect of any such claim shall continue until disposition thereof.

(c) For a period of six years after the Effective Time, Surviving Corporation shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Purchaser) for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Surviving Corporation be required to expend annually in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by Company for fiscal year 2010 for such purpose (which fiscal year 2010 premiums are hereby represented and warranted by Company to be as set forth in Section 5.10(c) of the Company Disclosure Letter, the “Insurance Amount”)) and, if Surviving Corporation is unable to maintain such policy (or substitute policy) as a result of this proviso, Surviving Corporation shall obtain as much comparable insurance as is available for a period of six years following the Effective Time by payment of such amount; provided, further, that (i) Surviving Corporation may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) Surviving Corporation may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time).

(d) In the event that Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Surviving Corporation shall cause proper provision to be made so that the successor and assign of Surviving Corporation assumes the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 5.11 Employees.

(a) All individuals employed by Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically become employees of Purchaser and its affiliates as of the Effective Time. Immediately following the Effective Time, (i) Surviving Corporation shall cause each individual employed by Company or any of its Subsidiaries as of the Closing Date who continues in the employment of Surviving Corporation or any of its affiliates (each a “Company Employee”) to (x) receive base salary or wages, as applicable, as well as eligibility to be considered for incentive compensation (including with respect to equity compensation) opportunities pursuant to employee benefit plans or arrangements maintained by Surviving Corporation or any Subsidiary of Surviving Corporation that are no less favorable than those provided to a similarly situated employee of the Surviving Corporation or Subsidiary, as applicable, who was employed by Purchaser as of the Closing Date (“Similar Purchaser Employees”) and (y) become eligible to participate in the other Purchaser Plans that are employee benefit plans (including severance plans) in which Similar Purchaser Employees are eligible to participate, and on terms no less favorable than such Similar Purchaser Employees, benefits; provided, that until at least the first anniversary of the Closing Date and, at the discretion of Purchaser, through the date that is 18 months following the Closing Date, Purchaser shall continue to maintain, and allow the Company Employees to participate in, Company’s severance plans and policies and that Company Plan that is a tax-qualified defined benefit pension plan and that is a Retiree Medical Benefits plan. Nothing contained in this Section 5.11 shall (A) be construed to create (x) any third-party beneficiary rights in any current or former employee of Company, Purchaser or their Affiliates (including any dependant or beneficiary thereof) or any Person other than the parties to this Agreement (including any participant in any Company Plan, or any dependant or beneficiary thereof) or (y) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Purchaser, Surviving Corporation or their Affiliates, or (B) except as set forth in this Section 5.11, limit the ability of Purchaser, Surviving Corporation or their Affiliates to amend, modify or terminate any Company Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(b) If requested by Purchaser after the date hereof and prior to the Closing, the Company and each of its Subsidiaries shall terminate, effective as of the Closing Date, any Company Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”), in which case the Company Employees shall, effective immediately after the Closing, be eligible to participate in a corresponding Purchaser Plan. If Company is requested by Purchaser to terminate its 401(k) Plan, Purchaser agrees to take all action necessary to cause the trustee of the corresponding Purchaser Plan to accept a direct rollover of all or a portion of a Company Employee’s distribution from Company’s 401(k) Plan, including any 401(k) Plan loans under terms and conditions established by the administrator of the corresponding Purchaser Plan.

(c) For all purposes (including but not limited to purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser (such employee benefit plans of Purchaser shall be referred to hereinafter as the “New Plans”) providing benefits to any Company Employee, each Company Employee shall be credited with his or her years of service with Company and its Affiliates and their respective predecessors to the same extent as such Company Employee was entitled to credit for such service under any applicable similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Transition Date, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service and shall not apply for purposes of retiree medical benefits or for purposes of level of benefits under defined benefit pension plans. “Transition Date” means, with respect to any Company Employee, the date Purchaser or Surviving Corporation commences providing benefits to such employee with respect to each New Plan.

(d) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Purchaser shall, or shall cause Surviving Corporation to, use commercially reasonable efforts to provide that (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans of Purchaser to the extent coverage under such New Plan is similar in type to an applicable Company employee benefit plan in which such Company Employee was participating immediately prior to the Transition Date (such plans of Company prior to the Transition Date collectively, the “Old Plans”); (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the similar plans of Company or its Affiliates in which such Company Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (C) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Purchaser shall, or shall cause Surviving Corporation to, assume and honor the obligations of Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts in accordance with their terms. Purchaser hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of such Contracts and the Company Plans. Surviving Corporation shall, after consummation of the Merger, and shall cause Purchaser Bank, after consummation of the Bank Merger, to, pay all amounts, if and when due, as provided under such Company Plans and Contracts, including as a result of a change in control of Company or termination of employment thereafter, as applicable, in accordance with their respective terms, and to honor all rights, privileges and modifications to or with respect to any such Company Plans or Contracts which become effective as a result of such change in control or termination of employment.

Section 5.12 Public Announcements. Purchaser and Company shall cooperate with respect to the issuing of any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, Company shall not issue any such press release or make any public announcement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. It is understood that Purchaser shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 5.12 shall limit Company’s (or Company Board’s) or Purchaser’s (or Purchaser Board’s) rights under Sections 5.3 or 5.4, respectively.

Section 5.13 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock (i) issuable to Company shareholders and (ii) reserved for issuance upon the exercise of Purchaser Stock Options issued in substitution of Company Stock Options, in each case, as contemplated by this Agreement, to be approved for listing on Nasdaq prior to the Closing Date.

Section 5.14 Section 16 Matters. Prior to the Effective Time, if Company provides Purchaser the Section 16 Information reasonably in advance of the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information accurate in all respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of the Company Options held by each such Company Insider. “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

Section 5.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16 Preferred Stock Held By U.S. Treasury. At the request of Purchaser, Company shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Purchaser or one of its Subsidiaries of all (or such portion as Purchaser may designate) of the issued and outstanding shares of Series A Preferred Stock and the Company Warrant from the United States Department of the Treasury or other holders thereof concurrently with or immediately after the consummation of the Merger. In furtherance of the foregoing, Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Purchaser in connection with such repurchase or redemption, including by (i) furnishing all information concerning Company and its Subsidiaries that Purchaser or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such purchase on Purchaser or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Purchaser deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Company, Purchaser and such holder) to effect the repurchase or redemption of such shares as Purchaser may reasonably request (provided that neither Company nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger). Prior to and at the Closing, Purchaser shall take such actions as may be required for Closing in connection with the Company Series A Preferred Stock.

Section 5.17 Plan of Reorganization.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section

1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Company and Purchaser shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Purchaser nor any Affiliate knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Company does not know of any reason (i) why it would not be able to deliver to counsel to Company and counsel to Purchaser, at the date of the legal opinions referred to in Sections 6.2(d) and 6.3(d), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Purchaser and counsel to Company to deliver the legal opinions contemplated by
Sections 6.2(d) and 6.3(d), respectively, and Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to Company would not be able to deliver the opinion required by Section 6.3(d). Company will deliver such certificates to counsel to Company and counsel to Purchaser.

(c) As of the date hereof, Purchaser does not know of any reason (i) why it would not be able to deliver to counsel to Purchaser and counsel to Company, at the date of the legal opinions referred to in Section 6.2(d) and 6.3(d), certificates substantially in compliance with the IRS Guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to Purchaser and counsel to Company to deliver the legal opinions contemplated by Sections 6.2(d) and 6.3(d), respectively, and Purchaser hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to Purchaser would not be able to deliver the opinion required by Section 6.2(d). Purchaser will deliver such certificates to counsel to Purchaser and counsel to Company.

Section 5.18 Operating Functions. Company and Bank Subsidiary shall cooperate with Purchaser and Purchaser Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Purchaser Bank (including the former operations of Bank Subsidiary) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Purchaser may decide. Company shall take any action Purchaser may reasonably request prior to the Effective Time to facilitate the combination of the operations of Bank Subsidiary with Purchaser Bank. Without limiting the foregoing, Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Company and Purchaser shall meet from time to time as Company or Purchaser may reasonably request, to review the financial and operational affairs of Company and Bank Subsidiary, and Company shall give due consideration to Purchaser’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Purchaser nor Purchaser Bank shall under any circumstance be permitted to exercise control of Company, Bank Subsidiary or any of Company’s other Subsidiaries prior to the Effective Time, (ii) neither Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (iii) neither Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.19 Shareholder Litigation. Company shall give Purchaser the opportunity to participate in the defense or settlement of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger and the Bank Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. Each of the Company Shareholder Approval and the Purchaser Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. (1) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (2) there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to restrict or burden Purchaser (i) in connection with the transactions contemplated hereby or (ii) with respect to the business or operations of Purchaser or any of its Subsidiaries, in any manner in the case of either (i) or (ii) that would have a Purchaser Material Adverse Effect (after giving effect to the Merger and measured on a scale relative to Company).

(c) No Injunctions or Legal Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Merger and the Bank Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 3.2(a) and 3.8(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Sections 3.2(a) and 3.8(b)) which, individually or in the aggregate, have not had a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Sections 3.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Purchaser shall have received a certificate signed on behalf of Company by an executive officer of Company certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Tax Opinion. Purchaser shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

Section 6.3 Conditions to the Obligations of Company. The obligation of Company to effect the Merger and the Bank Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in (i) this Agreement (other than the representations and warranties set forth in Section 4.2(a) and Section 4.7(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Section 4.2(a) and Section 4.7(b)) which, individually or in the aggregate, have not had a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Purchaser Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.7(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Company shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d) Tax Opinion. Company shall have received a written opinion from Alston & Bird LLP, counsel to Company, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser, Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.3(d) shall not be waivable after receipt of the Company Shareholder Approval, unless further approval of the shareholders of Company is obtained with appropriate disclosure.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Company and/or the shareholders of Purchaser (except as otherwise specified in this Section 7.1):

(a) by mutual written consent of Purchaser and Company;

(b) by either Purchaser or Company:

(i) if the Merger shall not have been consummated on or before September 30, 2011 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(iv) if the Purchaser Shareholder Approval shall not have been obtained at the Purchaser Shareholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(v) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger or the Bank Merger by final, nonappealable action of such Governmental Entity;

(c) by Purchaser:

(i) if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Company of such breach or failure; or

(ii) if, prior to receipt of the Company Shareholder Approval, Company or the Company Board (or any committee thereof) has (A) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, (C) materially breached the terms of Section 5.3 in any respect adverse to Purchaser, or (D) materially breached its obligations under Section 5.5 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 5.5; or

(iii) if Company or the Company Board has, in response to the commencement (other than by Purchaser or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock, recommended that the shareholders of Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(d) by Company:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Purchaser of such breach or failure; or

(ii) if, prior to receipt of the Purchaser Shareholder Approval, Purchaser or the Purchaser Board (or any committee thereof) has (A) effected a Purchaser Adverse Recommendation Change or approved, adopted, endorsed or recommended any Purchaser Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of Purchaser, (C) materially breached the terms of Section 5.4 in any respect adverse to Company, (D) materially breached its obligations under Section 5.5 by failing to call, give notice of, convene and hold the Purchaser Shareholders Meeting in accordance with Section 5.5; or

(iii) if Purchaser or the Purchaser Board has, in response to the commencement (other than by Company or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Purchaser Common Stock, recommended that the shareholders of Purchaser tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or Company, except that the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any Intentional Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Purchaser and Company.

(b) In the event that:

(i) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of Company or Company Board and (B) this Agreement is thereafter terminated by Company or Purchaser pursuant to Section 7.1(b)(i) (if the Company Shareholder Approval has not theretofore been obtained after the Registration Statement shall have been declared effective) or Section 7.1.(b)(iii) or by Purchaser pursuant to Section 7.1(c)(i), then if within 12 months after such termination Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then Company shall pay the Company Termination Fee on the date of such execution or consummation; or

(ii) this Agreement is terminated by Purchaser pursuant to Section 7.1(c)(ii) or 7.1(c)(iii),

then, in any such event, Company shall pay to Purchaser a termination fee of $50,000,000.00 (the “Company Termination Fee”), it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

(c) In the event that:

(i) (A) a Purchaser Acquisition Proposal (whether or not conditional) or intention to make a Purchaser Acquisition Proposal (whether or not conditional) shall have been made directly to Purchaser’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of Purchaser or the Purchaser Board and (B) this Agreement is thereafter terminated by Company or Purchaser pursuant to Section 7.1(b)(i) (if the Purchaser Shareholder Approval has not theretofore been obtained after the Registration Statement shall have been declared effective) or Section 7.1(b)(iv) or by Company pursuant to Section 7.1(d)(i), then if within 12 months after such termination Purchaser or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Purchaser Acquisition Proposal (which, in each case, need not be the same Purchaser Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then Purchaser shall pay the Purchaser Termination Fee on the date of such execution or consummation; or

(ii) this Agreement is terminated by Company pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii),

then Purchaser shall pay to Company a termination fee of $50,000,000.00 (the “Purchaser Termination Fee”), it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

(d) For purposes of this Section 7.3:

(i) “Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references in Section 5.3(e)(i) to “20%” shall be replaced by “50%”; and

(ii) “Purchaser Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.4(e)(i) except that references in Section 5.4(e)(i) to “20%” shall be replaced by “50%”.

(e) Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Purchaser (i) at the time or times provided in Section 7.3(b)(i), in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i) and (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii).

(f) Payment of the Purchaser Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company (i) at the time or times provided in Section 7.3(c)(i), in the case of a Purchaser Termination Fee payable pursuant to Section 7.3(c)(i) and (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Company pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii).

(g) Each of Company and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either Company or Purchaser fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 7.3, the non-paying party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the date of termination of this Agreement at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval and the Purchaser Shareholder Approval have been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their express terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Purchaser or Surviving Corporation, to:
Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi 39502
Attention: Joy Lambert Phillips, EVP & General Counsel
Facsimile: (228) 563-5759

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Nicholas G. Demmo
Facsimile: (212) 403-2381

(ii)	if to Company, to:

Whitney Holding Corporation
Suite 626 Whitney Building
228 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: Joseph S. Schwertz, Jr.
Facsimile: (504) 619-4155

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30324
Attention: Randolph A. Moore III
David E. Brown, Jr.
Facsimile: (404) 253-8340

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Orleans, Louisiana or Gulfport, Mississippi are authorized by Law or executive order to be closed.

(d) “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Company Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Company or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof generally affecting banks, bank holding companies or financial holding companies, (4) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement, (5) any actions expressly required by this Agreement or that are taken with the prior informed written consent of Purchaser in contemplation of the transactions contemplated hereby, (6) the consummation of, or any failure to consummate, any proposed loan or asset sales, (7) any failure by Company to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of Company’s capital stock, (8) the downgrade in rating of any debt or debt securities of Company or any of its Subsidiaries, and (9) any legal claims asserted or other Actions initiated by any holder of shares of Company Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on Company and its Subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies; and provided further that, with respect to clauses (7) and (8), the facts and circumstances giving rise to such failure, decrease, change or downgrade that are not otherwise excluded from the definition of a Company Material Adverse Effect pursuant to other clauses of the definition may be taken into account in determining whether there has been a Company Material Adverse Effect.

(e) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments to any of the forgoing).

(f) “control” (including the terms “controlled, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(g) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(h) “FDIC” means the Federal Deposit Insurance Corporation.

(i) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(j) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(k) “Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(l) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names); (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technologies, trade secrets, works of authorship and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(m) “IRS” means the Internal Revenue Service.

(n) “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

(o) “knowledge” of any party means the actual knowledge after due inquiry of such party’s chief executive officer, president, chief financial officer, chief credit officer or general counsel.

(p) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, arbitration award, agency requirement, decree or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(q) “Nasdaq” means the Nasdaq Stock Market, Inc. and the Nasdaq Global Select Market, as applicable.

(r) “PBGC” means the Pension Benefit Guaranty Corporation.

(s) “Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Company or such Subsidiary consistent with past practice or (iii) restrictions on transfers under applicable securities laws.

(t) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(u) “Purchaser Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of Purchaser to consummate, or prevents or materially delays, the Purchaser Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Purchaser Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Company or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof generally affecting banks, bank holding companies or financial holding companies, (4) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement, (5) any actions expressly required by this Agreement or that are taken with the prior informed written consent of Company in contemplation of the transactions contemplated hereby, (6) any failure by Purchaser to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of Purchaser’s capital stock, (7) the downgrade in rating of any debt or debt securities of Purchaser or any of its Subsidiaries and (8) any legal claims asserted or other Actions initiated by any holder of shares of Purchaser Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on Purchaser and its Subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies; and provided further that, with respect to clauses (6) and (7), the facts and circumstances giving rise to such failure, decrease, change or downgrade that are not otherwise excluded from the definition of a Purchaser Material Adverse Effect pursuant to the other clauses thereof may be taken into account in determining whether there has been a Purchaser Material Adverse Effect.

(v) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of such Person.

(w) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(x) “SEC” means the Securities and Exchange Commission and rules and regulations thereof.

(y) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(z) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(aa) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(bb) “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity, (B) an amount described in clause (A) for which a Person is liable as a result of being a member of an Affiliated, consolidated, combined or unitary group, and (C) an amount for which a Person is liable as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B).

(cc) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

Section 8.4 Interpretation. In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Articles, Sections or Exhibits are to the Preamble to, a Recital, Article or Section of, or Exhibit to, this Agreement;

(2) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Exhibits to it, taken as a whole;

(3) to the “transactions contemplated by this Agreement” (or similar phrases) includes the transactions provided for in this Agreement, including the Merger and the Bank Merger;

(4) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(5) to any statute includes any regulation or rule promulgated thereunder;

(6) to any Governmental Entity include any successor to that Governmental Entity; and

(7) to the date of this Agreement or the date hereof are to December 21, 2010.

The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party. The mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Purchaser Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.10 shall be enforceable by each Indemnified Party described therein.

Section 8.7 Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware (provided that the BCL and the BCA, including the provisions governing the fiduciary duties of directors, shall govern as applicable). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.2.

Section 8.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.13 Facsimile Signature. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HANCOCK HOLDING COMPANY

By:	/s/ Carl J. Chaney
Name: Carl J. Chaney
Title: Chief Executive Officer and President

WHITNEY HOLDING CORPORATION

By:	/s/ John C. Hope, III
Name: John C. Hope, III
Title: Chairman of the Board and Chief Executive Officer

[Signature Page to Merger Agreement]

Appendix B

December 21, 2010

The Board of Directors

Whitney Holding Corporation

228 Saint Charles Avenue

New Orleans, LA 70130

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value (the “Company Common Stock”), of Whitney Holding Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Hancock Holding Company (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) between the Company and the Acquiror, the Company will merge with and into the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned or held by the Company or Acquiror at the Effective Time (as defined in the Agreement) (other than shares held in trust accounts or otherwise held in a bona fide fiduciary or agency capacity that are beneficially owned by third parties and shares held, directly or indirectly, by the Company or Acquiror and acquired upon exercise of rights in respect of debt arrangements previously made in good faith and in effect prior to the date of the Agreement), will be converted into the right to receive (i) consideration per share equal to 0.4180 shares (the “Stock Consideration”) of the Acquiror’s common stock, par value $3.33 per share (the “Acquiror Common Stock”) and (ii) with respect to each holder of a fractional interest in shares of Company Common Stock, an amount in cash in the manner set forth in the Agreement (together with the Stock Consideration, the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated December 21, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts relating to the Company prepared by the management of the Company and I/B/E/S estimates relating to the Acquiror, as well as financial analyses and forecasts provided by management of the Company and the Acquiror relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and its affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner to the Company with respect to the Company’s $230 million common equity offering in October 2009. During the two years preceding the date of this letter, neither we nor our affiliates have had any significant financial advisory or other significant commercial or investment banking relationships with the Acquiror or its affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

Appendix C

1585 Broadway

New York, NY 10036

December 21, 2010

Board of Directors

Hancock Holding Company

2510 14th Street

Gulfport, MS 39501

Members of the Board:

We understand that Whitney Holding Corporation (the “Company”), and Hancock Holding Company (the “Buyer”), propose to enter into an Agreement and Plan of Merger dated December 21, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into the Buyer. Pursuant to the Merger, the Buyer will become the surviving corporation, and each outstanding share of common stock, no par value (the “Company Common Stock”) of the Company, other than shares held in treasury or owned by the Buyer will be converted into 0.418 shares (the “Exchange Ratio”) of common stock, par value $3.33 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio to be paid pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the management of the Buyer;

4)	Discussed certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

6)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, consolidated capitalization and financial ratios;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

C-1

10)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of the Buyer of: (i) the timing and risks associated with the integration of the Company and the Buyer; (ii) their ability to retain key employees of the Company and the Buyer, respectively and (iii) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at the Company, nor have we examined any individual loan credit files of the Company or been requested to conduct such a review. We have relied upon, without independent verification, the assessment by the management of the Buyer of the estimated loan losses of the Company.

We have acted as financial advisor to Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities

C-2

underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer or the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Grant Gregory
Grant Gregory Managing Director

C-3